Exhibit 2.1

EXECUTION VERSION

Dated July 2, 2026

Unit Purchase Agreement

by and among

High Point UAS, LLC,

Highlander Partners Defense, LLC,

DZYNE Management Holdings, LLC,

High Flight Corporation,

Ondas Inc.

and

Highlander Partners Defense, LLC, in its capacity as the Sellers Representative

i

EXHIBITS

Exhibit A – Accredited Investor Questionnaire

Exhibit B – Escrow Agreement

Exhibit C – Registration Rights and Lock-Up Agreement

Exhibit D – Restrictive Covenant Agreements

Exhibit E – HP Restrictive Covenant Agreement

Exhibit F – RWI Policy

ANNEXES

Annex A – Specified Accounting Principles

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is dated as of July 2, 2026, by and among High Point UAS, LLC, a Delaware limited liability company (the “Company”), Highlander Partners Defense, LLC, a Delaware limited liability company (“Highlander”), Dzyne Management Holdings, LLC, a Delaware limited liability company (“Dzyne Management”), and High Flight Corporation, a Delaware corporation (“High Flight”, and collectively with Highlander and Dzyne Management, the “Sellers”), Ondas Inc., a Nevada corporation (“Purchaser”), and Highlander Partners Defense, LLC, in its capacity as the Sellers Representative (the “Sellers Representative”). Each Seller, the Company, the Purchaser, the Sellers Representative may be referenced herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sellers currently own all of the issued and outstanding membership interests of the Company (the “Units”);

WHEREAS, as a material inducement to the Purchaser to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement by the Parties, (i) certain specified individuals are executing and delivering to the Purchaser the Restrictive Covenant Agreements and the Employment Agreements and (ii) Highlander Partners, L.P. is executing and delivering to the Purchaser the HP Restrictive Covenant Agreement;

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Units, free and clear of all Encumbrances, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, it is the intention of the Parties that, upon consummation of the purchase and sale of the Units pursuant to the terms and subject to the conditions set forth in this Agreement, the Purchaser shall own all of the Units.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company, the Sellers, the Purchaser and the Sellers Representative hereby agree as follows:

ARTICLE I

Definitions

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Access Principles” has the meaning set forth in Section 6.7.

“Accredited Investor Questionnaire” means the Accredited Investor Questionnaire, attached hereto as Exhibit A, completed and delivered by each of the Sellers on or prior to the date of this Agreement.

“Action” means any claim, demand, notice, inspection, indictment, examination, charge, petition, action, suit, audit, assessment, arbitration, inquiry, proceeding, investigation or litigation (whether civil, criminal or administrative, at law or in equity) by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, solely for purposes of Section 4.19, an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of capital stock or other equity interest of such Person, (b) any officer, director, limited or general partner, executor, trustee, beneficiary, spouse, parent, sibling, child or lineal descendant of such Person or (c) any trust for the benefit of any individual described in clauses (a) and (b) above.

“Aggregate Closing Cash Payment” means $200,000,000.00, as adjusted pursuant to Section 2.6(b).

“Aggregate Closing Immediate Shares” means 39,999,998 Immediate Shares.

“Aggregate Deferred Locked-Up Shares” means 44,999,998 Locked-Up Shares (proportionately adjusted for any stock split, reverse stock split, stock dividend, stock combination, recapitalization, reclassification, subdivision, combination, exchange of shares, or other similar change in the capital structure of the Purchaser).

“Agreement” has the meaning set forth in the Preamble.

“AI Laws” has the meaning set forth in Section 4.12(g).

“Ancillary Agreements” means the Restrictive Covenant Agreements, the HP Restrictive Covenant Agreement, the Accredited Investor Questionnaire, the Registration Rights and Lock-Up Agreement, the Employment Agreements, the Escrow Agreement and any other consent, certificate or other instrument executed or delivered in connection herewith.

“Anti-Corruption Laws” means anti-bribery and anti-corruption Laws applicable to the Sellers, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other applicable anti-bribery or anti-corruption Law of similar effect, including the UK Bribery Act and Laws implementing the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions.

“Assets” means all assets and properties, whether tangible or intangible, of the Company and its Subsidiaries.

“Backstop Account” has the meaning set forth in Section 8.9(a).

“Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Business Intellectual Property” means all Intellectual Property owned, licensed, used, or held for use by the Company or its Subsidiaries for the benefit of, or in connection with, the businesses of the Company or its Subsidiaries as currently conducted.

“Cap” means $35,000,000.

“Cash” means with respect to the Company and its Subsidiaries, without duplication, cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents calculated in accordance with GAAP, net of any cash that is not immediately and freely usable by the Company because it is subject to legal or contractual restrictions on use or transfer (including restrictions under letters of credit, escrows, or deposits held as security for obligations under leases or in respect of employee benefits). For the avoidance of doubt, Cash will be calculated with regard to deposits in transit but net of outstanding checks. Notwithstanding anything to the contrary herein, Cash shall not include any amounts deposited with or received by the Company or any of its Subsidiaries after Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Cash Amount Increase” has the meaning set forth in Section 2.7(d)(ii).

“Cash Amount Reduction” has the meaning set forth in Section 2.7(d)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Claim Certificate” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” has the meaning set forth in Section 2.7(a).

“Closing Net Working Capital” has the meaning set forth in Section 2.7(a).

“Closing Pro Rata Portion” shall mean as to (a) Highlander, 80.81285%, (b) High Flight, 18.27991% and (c) DZYNE Management, 0.90724%.

“Closing Re-Audit Costs” has the meaning set forth in Section 2.7(a).

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Closing Working Capital Adjustment” has the meaning set forth in Section 2.7(a).

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company” has the meaning set forth in the Preamble.

“Company Intellectual Property” means all Intellectual Property owned by the Company or its Subsidiaries.

“Company IP Agreements” means all Contracts pursuant to which the Company or one of its Subsidiaries grants or receives any rights in or to any Intellectual Property.

“Company’s Knowledge”, “Knowledge of the Company” or similar terms used in this Agreement mean the actual knowledge of Matthew McCue, George Schwartz, Yun Kim, Ryan Holcomb, Ed Smetak, Collin Green and Christopher McRorie, after reasonable due inquiry of such Persons’ direct reports responsible for the subject matter of the relevant representation and warranty.

“Company Products and Services” means all proprietary products and services, including software products and services (including software as a service), of the Company and its Subsidiaries that are currently or at any time in the past three years have been offered, licensed out, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or its Subsidiaries.

“Company Transaction Expenses” means all costs, fees and expenses incurred or to be incurred by the Company and its Subsidiaries prior to and through the Closing in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing or any alternative liquidity event considered with respect to the Company or its Subsidiaries, including, in each case, (a) out-of-pocket costs, fees, commissions and disbursements of financial advisors, attorneys, fiduciaries, accountants and other advisors and service providers, (b) severance payments to directors, officers and employees, sale bonuses, retention payments and any other change-of-control or similar payments (including the amounts payable in connection with the Unit Appreciation Awards) payable as a result of or in connection with the transactions contemplated by this Agreement (including the related Incremental Employer Payroll Taxes), (c) any payment obligations of the Company or its Subsidiaries to any Seller or any of its Affiliates in respect of advisory, management or monitoring fees, and (d) 50% of all costs, fees and expenses incurred with respect to (i) the Tail Policies, (ii) any Conveyance Taxes, (iii) the Escrow Agreement, and (iv) the Regulatory Filings Fees. Company Transaction Expenses shall exclude any costs and expenses incurred with respect to (A) Re-Audit Costs and (B) the RWI Policy.

“Confidential Material” means any confidential information, in whatever form or medium, concerning the business or affairs of the Company and its Subsidiaries.

“Consideration” has the meaning set forth in Section 2.2.

“Consideration Allocation” has the meaning set forth in Section 2.14.

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contracts” means any agreement, contract, instrument, commitment, lease, guaranty, indenture, license, or other arrangement or understanding (and all amendments, side letters, modifications and supplements thereto), excluding any Plan, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contracts, credit arrangement or otherwise.

“Conveyance Taxes” means sales, use, transfer, stamp, stock transfer and similar Taxes.

“Current Assets” means, as of any specified time or date, the sum of the Company’s and its Subsidiaries’ consolidated current assets, as determined and calculated in accordance with the Specified Accounting Principles.

“Current Liabilities” means, as of any specified time or date, the sum of the Company’s and its Subsidiaries’ consolidated current liabilities, as determined and calculated in accordance with the Specified Accounting Principles.

“Current Resale Shelf Registration Statement” means the Purchaser’s automatic shelf registration statement on Form S-3 filed by the Purchaser with the SEC on September 9, 2025 (File No. 333-290121), including the prospectus, amendments and supplements (including each Prospectus Supplement) to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), or any replacement thereof (including, for the elimination of doubt, any replacement registration statement filed in accordance with the Registration Rights and Lock-Up Agreement).

“Data Protection Requirements” means: (i) each Law relating to the collection, disposal, transfer, import, export, storage, disclosure, processing and use of Personal Information or confidential information of the Company and its Subsidiaries; (ii) industry self-regulatory principles and each Law relating to direct marketing, online behavioral advertising, e-mails, text messages, and telemarketing that are applicable to the Company; (iii) privacy policies, programs, or related notices, and any contractual obligations, concerning the collection, dissemination, storage, protection or use of Personal Information; and (iv) obligations imposed by, and any contractual obligation relating to, the Payment Card Industry Data Security Standards.

“DCSA” has the meaning set forth in Section 6.11(a).

“DDTC” means the Directorate of Defense Trade Controls in the Bureau of Political-Military Affairs at the U.S. Department of State.

“Deferred Locked-Up Shares Delivery Date” has the meaning set forth in Section 2.9.

“Employment Agreements” means the Employment Agreements, each dated as of the date hereof, by and among the Purchaser and the individuals listed on Section 2.4 of the Seller Disclosure Schedule which shall be effective subject to and upon the Closing.

“Encumbrance” means any liens, security interests, options, rights of first refusal, pledges, proxy agreements, adverse claims, easements, mortgages and other possessory interests, conditional sale or title retention agreements, assessments, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.

“Environmental Law” means any federal, state, local or foreign statute, law (including common law), ordinance, regulation, rule, code, order, consent decree or judgment, now in effect, relating to pollution, protection of the environment, human health, safety, or natural resources, or the manufacture, use, transportation, treatment, storage, disposal, release or threatened release of, or exposure to, Hazardous Materials.

“Environmental Permits” means any Permit or identification number required under or issued pursuant to any Environmental Law.

“Equity Backstop Period” has the meaning set forth in Section 8.9(a).

“ERISA” has the meaning set forth in Section 4.14(a).

“Escrow Accounts” has the meaning set forth in Section 2.8.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the escrow agreement, to be entered into at the Closing, by and among the Purchaser, the Sellers Representative and the Escrow Agent, attached hereto as Exhibit B.

“Escrow Amount” means $12,000,000, which is an amount equal to the Purchase Price Escrow Amount plus the Indemnity Escrow Amount.

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.6(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Re-Audit Costs” has the meaning set forth in Section 2.6(a).

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.6(a).

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Executive Order” means Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

“FCL” has the meaning set forth in Section 6.11(a).

“Final Resolution” means, with respect to Matter 1, Matter 2, Matter 3 or Matter 4, the earliest to occur of: (a) a final, non-appealable judgment, order, or decree entered by a court of competent jurisdiction (including any judgment entered upon the expiration of any applicable period for filing an appeal or motion for rehearing without any such appeal or motion having been filed); (b) a final award or decision rendered by an arbitral tribunal in a binding arbitration proceeding that is no longer subject to challenge, vacatur, or modification; (c) a binding settlement agreement executed by all parties to the dispute, together with any releases or dismissals required thereunder; (d) a voluntary dismissal with prejudice of all claims and counterclaims in the proceeding; or (e) any other final and binding disposition of the matter that, by its terms or by operation of law, conclusively resolves the rights and obligations of the parties with respect thereto and is not subject to further appeal, review, or reconsideration.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Flow-Through Tax Return” means any Tax Return with respect to federal, state, or local Income Taxes filed by or on behalf of the Company or any of its Subsidiaries for any Tax period during which the Company or such Subsidiary, as applicable, is or was treated as a partnership or as an entity disregarded as separate from its owner for income Tax purposes under the Code and applicable Treasury Regulations (or under any analogous provision of state or local Tax Law), including (a) any IRS Form 1065 (U.S. Return of Partnership Income) or comparable state or local income Tax Return, (b) any amended Tax Return relating to any such Tax Return described in this definition, and (c) any such Tax Return filed for a Tax period that includes or ends on the Closing Date. For the avoidance of doubt, the term “Flow-Through Tax Return” shall include any schedules, statements, or attachments required to be filed with or as part of any such Tax Return, including any Schedules K-1 furnished to the partners or members of the Company or any of its Subsidiaries.

“Fraud” means an actual and intentional fraud committed by a Person in the making of the representations and warranties in this Agreement or any Ancillary Agreement with the intent to deceive and mislead another Person; provided, that, such actual and intentional fraud shall only be deemed to exist if such person had actual knowledge (as opposed to any claim based on constructive knowledge, negligent or reckless misrepresentation or similar theory) of the inaccuracy of the representations or warranties when the related representations or warranties were made.

“Fund Expenses” has the meaning set forth in Section 2.13(g).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governing Documents” means, in each case, as amended, modified, or other supplemented, (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, and (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, self-regulatory authority, agency, bureau, board, department or commission or any court, tribunal, or judicial or arbitral body (public or private) and any subdivision or other instrumentality thereof, including the IRS.

“Government Contract” means any Contract including an individual task order, delivery order, purchase order, blanket purchase agreement, other transaction agreement, grant, cooperative agreement, or financial assistance agreement between the Company or any of its Subsidiaries and any Governmental Authority, as well as any subcontract, sub-agreement, teaming agreement, joint venture, consortium agreement, basic ordering agreement, pricing agreement, letter contract or other arrangement by which (i) the Company or any of its Subsidiaries has agreed to provide goods or services to a prime contractor, to the Governmental Authority or to a higher-tier subcontractor or sub-performer or (ii) a subcontractor or sub-performer, vendor or other affiliate has agreed to provide goods or services to the Company or any of its Subsidiaries, where, in either event, such goods or services ultimately will benefit or be used by the Governmental Authority.

“Governmental Order” means any decision, ruling, settlement, order, writ, judgment, injunction, decree, stipulation, verdict, determination or award entered, issued or made by or with any Governmental Authority.

“Hazardous Material” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, medical waste, asbestos-containing materials or polychlorinated biphenyls or (b) any chemical, material or substance defined as hazardous, toxic, a contaminant or a pollutant or otherwise regulated under any Environmental Law.

“HP Aerotechnologies” means High Point Aerotechnologies, Inc., a Delaware corporation.

“HP Restrictive Covenant Agreement” means the HP Restrictive Covenant Agreement, dated as of the date hereof, by and among the Purchaser and Highlander Partners, L.P., attached hereto as Exhibit E.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all rules and regulations promulgated thereunder.

“Immediate Shares” means the shares of Purchaser Common Stock that are not subject to restrictions on transfer pursuant to the Registration Rights and Lock-Up Agreement.

“Income Taxes” means (a) any federal, state, local, or non-U.S. Tax that is, in whole or in part, based on or measured by reference to income, profits or gains and any business franchise or similar Tax (including any Taxes imposed on the Company as a result of an election to have the Company pay Income Taxes under the pass through entity Tax rules of any state or local jurisdiction), and (b) withholding Taxes measured with reference to or as a substitute for any Tax described in clause (a) above; provided that for the avoidance of doubt, “Income Taxes” shall not include any sales or use Taxes or any employment or payroll withholding Taxes.

“Incremental Employer Payroll Taxes” means, with respect to any compensatory payment described in clause (b) of the definition of Company Transaction Expenses, an amount equal to (a) the employer portion of any Medicare or other similar Taxes required to be paid with respect to such payment, plus (b) the employer portion of any social security or other similar Taxes required to be paid with respect to such payment to the extent that the employer’s share of social security or other similar Taxes required to be paid with respect to the recipient of such payment in the year that includes the Closing Date exceeds the aggregate amount of social security or other similar Taxes that would otherwise have been due with respect to such recipient had the relevant payment not been made. For the avoidance of doubt, the amount described in clause (b) shall be zero with respect to any Person whose total compensation during the year in which the Closing occurs (assuming such recipient remained employed by the Company and its Subsidiaries for the entire year) is anticipated to be in excess of the social security wage base for the year in which the Closing occurs.

“Incremental Pro Rata Portion” shall mean as to (a) Highlander, 78.86904%, (b) High Flight, 17.84022% and (c) DZYNE Management, 3.29074%.

“Indebtedness” means with respect to the Company and its Subsidiaries, without duplication: (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred purchase price for property or services (other than trade payables incurred in the Ordinary Course of Business taken into account in Estimated Net Working Capital and Closing Net Working Capital), including all seller notes and “earn out” payments, whether or not matured (but excluding the earn-out which is the subject of Matter 1), (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by an Encumbrance on assets or properties, (e) deferred revenue to the extent cash has been collected from a customer with respect to such deferred revenue, customer deposits or obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (f) any liability in respect of banker’s acceptances or letters of credit (to the extent drawn), (g) any obligations under any interest rate, currency or other hedging agreement, (h) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases (excluding operating leases), (i) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (j) the Unpaid Income Tax Amount, (k) unfunded or underfunded liabilities for pension plans, (l) amounts owed to Affiliates, other than amounts owed to any individual who is both an employee, officer or consultant of the Company or any of its Subsidiaries and an Affiliate (other than individuals associated with or providing services to Highlander Partners, L.P.), solely to the extent that such amounts relate to compensation payable to such individual in their capacity as an employee, officer or consultant in the Ordinary Course of Business, and (m) direct or indirect guarantees or other contingent liabilities with respect to any indebtedness, obligation, claim or liability of any other person of a type described in clauses (a) through (k) above, and (n) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (m) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Party” has the meaning set forth in Section 8.2.

“Indemnifying Party” has the meaning set forth in Section 8.2.

“Indemnity Escrow Account” has the meaning set forth in Section 2.8.

“Indemnity Escrow Amount” means an amount equal to $10,000,000, which is the sum of the Matter 1 Indemnity Escrow Amount, the Matter 2 Indemnity Escrow Amount, the Matter 3 Indemnity Escrow Amount and the Matter 4 Indemnity Escrow Amount.

“Indemnity Escrow Funds” means, at any given time after the Closing, the funds remaining in the Indemnity Escrow Account, including any amount of interest earned thereon.

“Indemnity Shortfall” has the meaning set forth in Section 8.3(b).

“Independent Accounting Firm” has the meaning set forth in Section 2.7(b)(ii).

“Information Security and Data Privacy Laws” has the meaning set forth in Section 4.12.

“Initial Cash Amount” has the meaning set forth in Section 2.6(b).

“Intellectual Property” means any and all domestic and foreign intellectual property and industrial property rights recognized under applicable Law, whether arising under United States Laws or otherwise, including: (a) patents and patent applications, together with all renewals, continuations, continuations-in-part, divisions, extensions and reissues related to the foregoing, (b) trademarks, service marks, trade names, trade dress, Internet domain name registrations, and brand names, slogans, logos, corporate names, and all other indicia of origin protected by an intellectual property right, together with the goodwill associated therewith, (c) copyrights in works of authorship, designs, patterns, advertising and promotional materials, software, computer programs and computer code (whether in source code or object code), websites, and website content, moral rights and similar rights of authors therein, and mask work rights, (d) confidential and proprietary information, trade secrets, discoveries, inventions (whether or not patentable), invention disclosures, research and development information, technology, processes, formulae, methods, procedures, techniques, algorithms, data (including Personal Information), databases and know-how that are subject to trade secret protection (collectively, “Trade Secrets”), (e) rights of publicity and rights of privacy, and (f) registrations, issuances, and applications for registration.

“Intended Tax Treatment” has the meaning set forth in Section 2.14.

“Interim Financial Statements” has the meaning set forth in Section 4.5.

“International Trade Laws” means any export control (including the International Traffic in Arms Regulations (“ITAR”)), import and customs, and anti-boycott laws and regulations imposed, administered or enforced by (i) the U.S. government, including the U.S. Department of Commerce, the U.S. Department of State and U.S. Customs and Border Protection; or (ii) any other relevant Governmental Authority with jurisdiction over any Party hereto.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” has the meaning set forth in Section 4.11.

“Law” means any U.S. or Non-U.S. federal, national, state, international or multinational, provincial, municipal, local or similar statute, law, ordinance, regulation, rule, act, code, Governmental Order, regulatory or industry standard, self-regulatory principle, requirement or rule of law.

“Leased Real Property” means the real property leased by the Company or its Subsidiaries, together with, to the extent leased by the Company or its Subsidiaries, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, and equipment of the Company or its Subsidiaries permanently attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all Indebtedness, Taxes, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable.

“Locked-Up Shares” means the shares of Purchaser Common Stock that are subject to restrictions on transfer pursuant to the Registration Rights and Lock-Up Agreement.

“Loss” or “Losses” means losses, damages, Liabilities, Taxes, costs, awards, settlements, fines, penalties, interest and expenses (including reasonable and documented fees and disbursements of accountants and legal advisors (including first party fees) and amounts paid in connection with any defense and cost of investigation and enforcement of indemnification rights under this Agreement).

“Material Adverse Effect” means event, circumstance, development, state of facts, occurrence, change or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect has occurred: (a) changes in general local, domestic, foreign, or international economic conditions, including changes in interest rates, currency exchange rates or general market conditions, (b) changes affecting generally the industries, markets or geographies in which the Company and its Subsidiaries operate, (c), acts of war, sabotage or terrorism, military actions or the escalation thereof (d) natural disasters, earthquakes, hurricanes, tsunamis, floods, fires, storms, typhoons, lightning, hail storms, blizzards, tornadoes, droughts, cyclones, arctic frosts, mudslides, wildfires, including severe weather resulting in the freezing of lakes and other waterways or bodies of water, manmade disasters and acts of God, (e) the failure of the Company to meet any projections (provided that this clause (e) shall not prevent a determination that any event, circumstance, development, state of facts, occurrence, change or effect underlying such failure constitutes a Material Adverse Effect), (f) the announcement of this Agreement (including the fact that the prospective owner of the Company is the Purchaser) or the pendency of the transactions contemplated thereby, (g) the effect of any changes or proposed changes in GAAP or applicable Law or (h) the effect of any action or any omission to act taken by the Purchaser with respect to the transactions contemplated hereby or with respect to the Company; except in the case of clauses (a)-(d) above, to the extent any such circumstance, event, fact, state of facts, condition, development, change or effect has a disproportionate effect on the business of the Company and its Subsidiaries relative to the other businesses in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.16(i).

“Matter 1” means the matter described on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 1”.

“Matter 2” means the matter described on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 2”.

“Matter 3” means the matter described on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 3”.

“Matter 4” means the matter described on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 4”.

“Matter 1 Indemnity Escrow Amount” means the amount set forth on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 1”.

“Matter 1 Release Date” has the meaning set forth in Section 8.7(b).

“Matter 2 Indemnity Escrow Amount” means the amount set forth on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 2”.

“Matter 2 Release Date” has the meaning set forth in Section 8.7(c).

“Matter 3 Indemnity Escrow Amount” means the amount set forth on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 3”.

“Matter 3 Release Date” has the meaning set forth in Section 8.7(d).

“Matter 4 Indemnity Escrow Amount” means the amount set forth on Section 8.2 of the Seller Disclosure Schedule under the heading “Matter 4”.

“Matter 4 Release Date” has the meaning set forth in Section 8.7(e).

“Minimum Equity Threshold” has the meaning set forth in Section 8.9(a).

“Nasdaq” means the Nasdaq Stock Market.

“Net Working Capital” means, with respect to the Company and its Subsidiaries on a consolidated basis: (a) Current Assets, less, (b) Current Liabilities, calculated in accordance with the Specified Accounting Principles.

“New Plans” has the meaning set forth in Section 6.8(a).

“NISPOM Rule” has the meaning set forth in Section 6.11(a).

“Non-Accredited Seller” means those Sellers who the Purchaser reasonably believes do not meet the definition of “accredited investor” set forth in Rule 501 of the Regulation D under the Securities Act based on such Seller’s completed Accredited Investor Questionnaire.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.

“Party” has the meaning set forth in the Preamble.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).

“Patriot Act Related Laws” means those Laws, regulations, orders, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) require identification and documentation of the parties with whom a financial institution conducts business, or (c) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), and Laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

“Pay-Off Letter” has the meaning set forth in Section 2.4(b).

“Permits” means any approvals, authorizations, licenses, permits, certificates of authority, qualifications, rights, enrollments, legal status, Governmental Orders, Contracts, accreditations, franchises, consents and other approvals that have been issued or granted by a Governmental Authority.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or its Subsidiaries, as the case may be, not yet due or delinquent, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present value, use or occupancy of the Assets, (d) Encumbrances securing rental payments under finance lease agreements which do not have a material effect on the property to which they relate, (e) Encumbrances on real property (including easements, covenants, rights of way and similar restrictions) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, in each case, that do not, individually or in the aggregate materially interfere with the current uses, occupancy or value of such real property, (f) Encumbrances described on Section 1.1 of the Seller Disclosure Schedule, (g) Encumbrances created by or upon the express request or with the express consent of the Purchaser, (h) non-exclusive licenses of Intellectual Property rights entered into in the Ordinary Course of Business in connection with commercialization of goods and services not interfering materially with the ordinary conduct of the business of the Company and its Subsidiaries or detracting materially from the use, value or marketability of title of the assets subject thereto; and (j) statutory Encumbrances of landlords incurred in the Ordinary Course of Business for amounts not yet due and payable.

“Person” means any individual, partnership, limited partnership, limited liability partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, group or Governmental Authority.

“Personal Information” means any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual, household, or device associated with such individual or household, including name, address, telephone number, email address, username and password, photograph, government-issued identifier, persistent device identifier, biometric information, or any other data used or intended to be used to identify an individual.

“Plans” has the meaning set forth in Section 4.14(a).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pro Rata Portions” means the Closing Pro Rata Portion or the Incremental Pro Rata Portion, as applicable.

“Prospectus Supplement” means a prospectus supplement filed pursuant to Rule 424(b)(7) under the Securities Act to the Current Resale Shelf Registration Statement providing for the resale registration of the Purchaser Common Stock.

“Protected Seller Communications” has the meaning set forth in Section 9.11(b).

“Purchase Price Escrow Account” has the meaning set forth in Section 2.8.

“Purchase Price Escrow Amount” means $2,000,000.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Common Stock” means the common stock, $0.0001 par value per share, of the Purchaser.

“Purchaser Disclosure Schedule” means the Purchaser Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Purchaser to the Sellers in connection with this Agreement.

“Purchaser Prepared Tax Return” has the meaning set forth in Section 7.1(b).

“Purchaser Released Parties” has the meaning set forth in Section 6.3(a).

“Purchaser SEC Reports” shall mean all documents and other materials filed or furnished by Purchaser with the SEC since January 1, 2024.

“Purchaser’s Knowledge”, “Knowledge of Purchaser” or similar terms used in this Agreement mean the actual knowledge of Eric Brock and Neil Laird.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Re-Audit Costs” means all reasonable and documented out-of-pocket costs and expenses paid in cash by the Sellers, the Company or any of its Subsidiaries prior to the Closing in connection with any re-audit of its financial statements in accordance with U.S. Generally Accepted Auditing Standards at the request of the Purchaser, including the fees and disbursements of valuation experts and the Company’s independent auditors in connection therewith. For the avoidance of doubt, Re-Audit Costs shall be excluded from the calculation of Net Working Capital under this Agreement.

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Company and its Subsidiaries together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registration Rights and Lock-Up Agreement” means the registration rights and lock-up agreement, by and among the Purchaser and the Sellers attached hereto as Exhibit C.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Regulatory Approvals” has the meaning set forth in Section 4.8(d).

“Regulatory Filing Fees” means the filing fees under the HSR Act in connection with the transactions contemplated by this Agreement.

“Remedial Action” means all action to (a) clean up, remove, treat or handle Hazardous Materials in the environment; (b) restore or reclaim the environment or natural resources; (c) prevent the release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (d) perform remedial investigations, feasibility studies, corrective actions, closures and post remedial or post closure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Representative” means, with respect to any Person, any director, officer or employee of such Person and any agent, consultant, legal, accounting, financial or other advisor or other representative authorized by such Person to represent or act on behalf of such Person.

“Restrictive Covenant Agreements” means the Restrictive Covenant Agreements, each dated as of the date hereof, by and among the Purchaser and the individuals listed on Section 2.4 of the Seller Disclosure Schedule, attached hereto as Exhibit D.

“RWI Policy” means a Representations and Warranties Insurance Policy to be provided by Sands Point Risk Agency, LLC on the date hereof (as it may be amended, modified or otherwise supplemented from time to time).

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002.

“Sanctioned Jurisdiction” shall mean, at any time, a country, territory, or geographic region which is the target of any comprehensive, country-wide or territory-wide Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea, Kherson, Zaporizhzhia, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person: (a) listed on any Sanctions List or otherwise the subject or target of Sanctions; (b) located in, resident in, or organized under the Laws of, a Sanctioned Jurisdiction; (c) the government of a Sanctioned Jurisdiction or Venezuela, or (d) an agency or instrumentality of, or is directly or indirectly owned or otherwise controlled by, a person referred to in clauses (a) through (c) above.

“Sanctions” shall mean any economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions, and anti-terrorism laws imposed, administered, enacted, and/or enforced from time to time by a Sanctions Authority.

“Sanctions Authority” shall mean the government of the United States of America or any subdivision thereof (including OFAC, U.S. Department of State, or through any existing or future executive order), the European Union, the United Kingdom, or any other Governmental Authority with jurisdiction over the Company or its Subsidiaries.

“Sanctions List” shall mean any list of persons that are the subject or target of Sanctions including, the list of Specially Designated Nationals and Blocked persons, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC, or any similar Sanctions-related list maintained by the government of the United States or any Sanctions Authority.

“SEC” means the Securities and Exchange Commission.

“Section 280G” means Section 280G of the Code and the related regulations.

“Section 280G Payments” means, with respect to any Person, any payments and/or benefits that may separately or in the aggregate constitute “excess parachute payments” within the meaning of Section 280G of the Code and the applicable rulings and final regulations promulgated thereunder.

“Section 280G Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any 280G Payments and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of HP Aerotechnologies in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Seller Released Party” has the meaning set forth in Section 6.3(b).

“Sellers Representative” has the meaning set forth in the Preamble.

“Sellers Representative Expense Fund” has the meaning set forth in Section 2.13(g).

“Seller’s Knowledge”, “Knowledge of the Sellers” or similar terms used in this Agreement mean the actual knowledge of Jeff Hull and Christopher McRorie with respect to Highlander and Dzyne Management and Matthew McCue with respect to High Flight, after reasonable due inquiry of such Persons’ direct reports responsible for the subject matter of the relevant representation and warranty.

“Specified Accounting Principles” shall mean the accounting methods, policies, principles, practices, procedures, classifications set forth on Annex A.

“Straddle Period” means the portion of any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subrogation Waiver Provision” has the meaning set forth in Section 6.7.

“Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Target Working Capital” means $31,827,000.

“Tail Policies” has the meaning set forth in Section 6.5.

“Tax” or “Taxes” means any and all taxes of any kind, assessments, charges, duties, tariffs, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (including escheat or unclaimed property, whether or not described as a tax and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to such items, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

“Tax Matter” has the meaning set forth in Section 7.3.

“Tax Returns” means any and all returns, statements, reports and forms (including elections, declarations, amendments, disclosures, estimates, schedules, information returns or attachments thereto) with respect to Taxes.

“Units” has the meaning set forth in the Recitals.

“Unpaid Income Tax Amount” means an amount (which amount may not be less than zero) equal to the unpaid Income Taxes of the Company and each of its Subsidiaries for any Pre-Closing Period for which a Tax Return is not yet due (taking into account extensions) or has not been filed (or for which Income Tax Returns have been filed but the Taxes reported as due thereon have not yet been paid in full) as of the Closing Date, which amount shall (i) be calculated in accordance with past practice of the Company to the extent permitted by applicable Law and each of its Subsidiaries and only for such jurisdictions that the Company or a Subsidiary is currently filing in (or has increased activity in the jurisdiction since the last filed Tax Return requiring filing in such jurisdiction), (ii) be separately calculated with respect to the Company and each of its Subsidiaries (except to the extent applicable entities file such Income Tax Return on a combined basis) and each applicable jurisdiction, (iii) be determined after giving effect to any estimated Income Tax payments made by the Company or any of its Subsidiaries solely to the extent such estimated Taxes are available to actually reduce the specific unpaid Income Tax liabilities as a matter of applicable Law based on a “more likely than not” (or higher) standard of comfort, and determined taking into account all transaction Tax deductions, Tax refund receivables for Income Taxes previously paid, and Tax credits to the extent available to offset the specific Income Tax (it being understood that the amount of any available refund in Singapore shall not be taken into account in such determination), (iv) in the case of any Straddle Period, be calculated in accordance with Section 7.1(b) (v) include any and all Taxes for which the Company or a Subsidiary would be liable as a result of an inclusion under Section 951 or 951A of the Code (or any similar provision of state or local Law) if the taxable year of each “foreign corporation” owned, directly or indirectly, by the Company and its Subsidiaries closed on the Closing Date, (vi) include any unpaid Income Taxes resulting from an adjustment that is required or that was made under Section 481 of the Code as a result of a change in the method of accounting occurring prior to the Closing, (vii) exclude any liabilities, accruals or reserves for contingent Taxes or uncertain Tax positions, and (viii) exclude any deferred Income Tax liabilities and assets, in each case, established to reflect timing differences between book and Tax income.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder, and any similar foreign, state or local Law.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement;

(c) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa;

(i) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(j) references to a Person are also to its successors and permitted assigns;

(k) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(l) the phrases “delivered” or “made available” to Purchaser or its legal counsel, when used in this Agreement, shall mean that the information or material has been posted to the online data room utilized for the transactions contemplated hereby at least two Business Days prior to the Closing Date;

(m) terms used herein that are not defined herein but are defined in GAAP have the meanings ascribed to them therein;

(n) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively;

(o) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof;

(p) the word “day” means calendar day unless Business Day is expressly specified;

(q) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

(r) references to any statute or applicable Law shall be deemed to refer to such statute or Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder;

(s) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; and

(t) if any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

ARTICLE II

Purchase and Sale

Section 2.1 Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller hereby sells, assigns, transfers and delivers to the Purchaser each of their Units, and the Purchaser hereby purchases such Units, in each case, free and clear of all Encumbrances and together with all accrued rights and benefits attached thereto.

Section 2.2 Consideration. Subject to the adjustments set forth in Section 2.6 and Section 2.7, the aggregate consideration for the Units shall be the Aggregate Closing Cash Payment (which shall be subject to the adjustments set forth in Section 2.6 and Section 2.7), the Aggregate Closing Immediate Shares and the Aggregate Deferred Locked-Up Shares (collectively, the “Consideration”). The Consideration shall be allocated among the Sellers in accordance with their respective Pro Rata Portions.

Section 2.3 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Units contemplated by this Agreement shall take place at 10:00 a.m. Eastern Time on the date hereof remotely by exchange of documents and signatures (the “Closing”). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”.

Section 2.4 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser the following:

(a) a certificate of the Secretary or an Assistant Secretary of the Company certifying that the following are true, correct and complete and attaching a copy thereof: (i) the resolutions duly adopted by the Company’s board of managers authorizing the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, (ii) the certificate of formation (or equivalent) of the Company as in effect immediately prior to Closing; and (iii) a certificate of good standing with respect to the Company issued by the responsible Governmental Authority of the jurisdiction of its formation dated as of no more than five days prior to the Closing Date;

(b) pay-off letters, in form and substance reasonably satisfactory to the Purchaser, duly executed by each holder of Indebtedness of the Company and its Subsidiaries then outstanding, which shall include evidence that all Encumbrances on the Assets arising under such Indebtedness have been released upon payment in full of all outstanding amounts thereunder (the “Pay-Off Letters”);

(c) resignations effective as of the Closing, duly executed by each officer, manager and director of the Company and its Subsidiaries as previously requested by the Purchaser;

(d) an IRS Form W-9 from each Seller;

(e) the Escrow Agreement, duly executed by the Sellers Representative and the Escrow Agent;

(f) documentation evidencing, to the reasonable satisfaction of the Purchaser, the termination of the Affiliate Contracts;

(g) documentation evidencing, to the reasonable satisfaction of the Purchaser, that all consents, assignments, approvals, authorizations, orders, actions, filings or notifications identified on Section 4.4 of the Seller Disclosure Schedule have been made or been obtained;

(h) Accredited Investor Questionnaires, duly executed by each of the Sellers;

(i) the Registration Rights and Lock-Up Agreement, duly executed by each Seller;

(j) the HP Restrictive Covenant Agreement, duly executed by Highlander Partners, L.P.;

(k) the Restrictive Covenant Agreements, duly executed by the Persons listed on Section 2.4 of the Seller Disclosure Schedule;

(l) the Employment Agreements, duly executed by the individuals listed on Section 2.4 of the Seller Disclosure Schedule; and

(m) evidence that (i) HP Aerotechnologies has (A) obtained an executed Section 280G Waiver from each Person who is a “disqualified individual” within the meaning of Section 280G and who might otherwise receive or have the right to receive a Section 280G Payment unless approval of such Section 280G Payment by the shareholders of the Company is obtained, (B) provided the shareholders of HP Aerotechnologies with adequate disclosure, within the meaning of Section 280G(b)(5)(B)(ii) of the Code, of all material facts concerning the Section 280G Payments, and (C) obtained approval of such Section 280G Payments, in a manner which satisfies the requirements of Section 280G, to the extent failure to obtain such approval would be reasonably expected, based on all facts known to HP Aerotechnologies as of the date hereof, to result in a failure of such Section 280G Payments to be fully tax deductible by HP Aerotechnologies and (ii) a vote of the shareholders of HP Aerotechnologies was solicited with respect to each Person who has executed a Section 280G Waiver and that either (A) the requisite shareholder approval was obtained with respect to each Person who has executed a Section 280G Waiver, or (B) the requisite shareholder approval was not obtained and, as a consequence, the Section 280G Payments have not been made to any Person who has executed a Section 280G Waiver.

Section 2.5 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered the following:

(a) to each Seller, such Seller’s respective Closing Pro Rata Portion of the Aggregate Closing Cash Payment by wire transfer in immediately available funds to the account of such Seller notified to the Purchaser in writing at least two Business Days prior to the Closing;

(b) to each Seller, that number of Immediate Shares equal to such Seller’s respective Closing Pro Rata Portion of the Aggregate Closing Immediate Shares;

(c) the amounts necessary to repay, on behalf of the Company and its Subsidiaries, the Indebtedness outstanding as of the Closing, by wire transfer to the holder(s) thereof, in accordance with the Pay-Off Letters;

(d) the amounts necessary to pay, on behalf of the Company and its Subsidiaries, the Company Transaction Expenses described in clause (a) of such term, by wire transfer to the payees thereof;

(e) to the Company or its Subsidiaries, any amounts due to employees, officers and directors of the Company and its Subsidiaries constituting Company Transaction Expenses (subject to applicable employer and employee Taxes and withholdings on amounts payable to any such individual) for payment to the applicable recipient through payroll on the next regularly scheduled payroll date that is no sooner than three Business Days after the Closing Date;

(f) to the Escrow Agent, the Escrow Amount, in accordance with the terms of Section 2.8; and

(g) to the Sellers, the Escrow Agreement, duly executed by the Purchaser.

Section 2.6 Closing Adjustments.

(a) The Sellers have delivered to the Purchaser at least three Business Days, and no more than five Business Days, prior to the Closing Date, a written statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith estimates of (i) the amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”), (ii) the amount of Company Transaction Expenses as of the Closing (the “Estimated Company Transaction Expenses”), (iii) the amount of Cash as of 11:59 p.m. Eastern Time on the Closing Date (the “Estimated Cash”), (iv) the amount of the Net Working Capital as of 11:59 p.m. Eastern Time on the Closing Date (the “Estimated Net Working Capital”), calculated in accordance with the Specified Accounting Principles, (v) an amount equal to such Estimated Net Working Capital minus the Target Working Capital (which may be expressed as a negative number) (the “Estimated Working Capital Adjustment”) and (vi) the Re-Audit Costs through the Closing Date (the “Estimated Re-Audit Costs”), along with reasonable supporting detail.

(b) The Aggregate Closing Cash Payment payable to the Sellers at the Closing pursuant to Section 2.5(a) shall be: (i) decreased by the Estimated Indebtedness, (ii) decreased by the Estimated Company Transaction Expenses, (iii) increased or decreased, as applicable, by the Estimated Working Capital Adjustment, (iv) increased by the Estimated Cash, (v) decreased by the Escrow Amount, (vi) decreased by the Sellers Representative Expense Fund and (vii) increased by the Estimated Re-Audit Costs. The result of such adjustment to the Aggregate Closing Cash Payment shall be referred to herein as the “Initial Cash Amount”.

Section 2.7 Post-Closing Adjustment of Initial Cash Amount. The Initial Cash Amount shall be subject to adjustment after the Closing as specified in this Section 2.7.

(a) As promptly as practicable, but in any event within 90 days following the Closing, the Purchaser shall deliver to the Sellers Representative a written statement (the “Closing Statement”) setting forth for the Company (i) the amount of Indebtedness as of the Closing (the “Closing Indebtedness”), (ii) the amount of Company Transaction Expenses as of the Closing (the “Closing Company Transaction Expenses”), (iii) the amount of Cash as of 11:59 p.m. Eastern Time on the Closing Date (the “Closing Cash”), (iv) the amount of the Net Working Capital as of 11:59 p.m. Eastern Time on the Closing (the “Closing Net Working Capital”), calculated in accordance with the Specified Accounting Principles, (v) the amount equal to such Closing Net Working Capital minus the Target Working Capital (which may be expressed as a negative number) (the “Closing Working Capital Adjustment”) and (vi) the amount of Re-Audit Costs paid by the Company and its Subsidiaries as of the Closing (the “Closing Re-Audit Costs”). The Closing Statement shall quantify in reasonable detail the items constituting such Closing Indebtedness, Closing Company Transaction Expenses, Closing Net Working Capital and Closing Re-Audit Costs, in each case calculated in accordance with the terms of this Agreement and shall be accompanied by reasonable supporting calculations. The Purchaser shall, upon reasonable advance notice and during normal business hours, provide the Sellers Representative and its Representatives with reasonable access (subject to execution of customary access letters if requested) to (A) the books of account, work papers and back-up materials used in preparing the Closing Statement, (B) to the extent that any of the relevant books of account and other records used to determine the calculations set forth in the Closing Statement are books of account or other records of the Purchaser, to the relevant portions of the books of account and other records of the Purchaser and (C) the personnel and relevant Representatives of the Purchaser and the Company, in each case, to allow the Sellers Representative to evaluate the Closing Statement.

(b) (i) Subject to clause (ii) of this Section 2.7(b), the Closing Statement delivered by the Purchaser to the Sellers Representative shall be final, conclusive and binding on the Parties.

(ii) The Sellers Representative may dispute any amounts reflected on the Closing Statement; provided, however, that the Sellers Representative shall have notified the Purchaser in writing of each disputed item within 45 days of the Purchaser’s delivery of the Closing Statement; provided, further, that any items not disputed by the Sellers Representative shall be deemed to have been accepted by the Sellers Representative and shall be final, conclusive and binding on the Parties. In the event of such a dispute, the Sellers Representative and the Purchaser shall attempt to reconcile their differences, and any resolution by them in writing as to any disputed amounts shall be final, conclusive and binding on the Parties. Any communications among the Sellers Representative, the Sellers and the Purchaser shall be subject to Federal Rule of Evidence 408 and any applicable state law analogue as settlement communications. If the Sellers Representative and the Purchaser are unable to reach a resolution with such effect within 15 Business Days after the receipt by the Purchaser of the Sellers Representative’s written notice of dispute, the Sellers Representative and the Purchaser shall submit the items remaining in dispute for resolution to a nationally recognized accounting firm mutually selected by the Purchaser and the Sellers Representative (the “Independent Accounting Firm”), which shall, within 20 Business Days after such submission, determine and report to the Sellers Representative and the Purchaser upon such remaining disputed items, and such report shall be final, conclusive and binding on the Sellers and the Purchaser (absent manifest error or fraud); provided, that the Independent Accounting Firm’s determination of any disputed amounts shall not be less than the lesser of the amount claimed by either the Sellers Representative and the Purchaser and no greater than the greater of the amount claimed by either the Sellers Representative and the Purchaser. The Sellers Representative shall pay that fraction of the fees and disbursements of the Independent Accounting Firm equal to (1) the absolute value of the difference between the Sellers Representative’s aggregate position with respect to the disputed amounts and the Independent Accounting Firm’s final determination with respect to such disputed amounts over (2) the absolute value of the difference between the Sellers Representative’s aggregate position with respect to the disputed amounts and the Purchaser’s aggregate position with respect to such disputed amounts, and the Purchaser shall be responsible for the remainder of such fees and disbursements. The Independent Accounting Firm shall act as an expert and not an arbitrator. No Party shall have any ex parte communication with the Independent Accounting Firm regarding the subject matter of this Agreement.

(c) The Closing Indebtedness, the Closing Company Transaction Expenses, the Closing Cash, the Closing Net Working Capital, the Closing Working Capital Adjustment and the Closing Re-Audit Costs shall be deemed final for the purposes of this Section 2.7 upon the earliest of (i) the failure of the Sellers Representative to notify the Purchaser in writing of a dispute within 45 days of the Purchaser’s delivery of the Closing Statement; (ii) the resolution of all disputes, pursuant to Section 2.7, by the Sellers Representative and the Purchaser; or (iii) the resolution of all disputes, pursuant to Section 2.7(b)(ii), by the Independent Accounting Firm. Within three Business Days of the Closing Indebtedness, the Closing Company Transaction Expenses, the Closing Cash, the Closing Net Working Capital, the Closing Working Capital Adjustment and the Closing Re-Audit Costs being deemed final, the Initial Cash Amount shall be recalculated in accordance with Section 2.6(b) using such finally determined amounts (the result of such recalculation, the “Final Cash Amount”).

(d) Following the final determination of the Final Cash Amount in accordance with this Agreement:

(i) if the Initial Cash Amount exceeds the Final Cash Amount (a “Cash Amount Reduction”), then within three Business Days following the determination thereof, the Sellers Representative and the Purchaser shall jointly instruct the Escrow Agent to pay the amount of the Cash Amount Reduction, plus the amount of any interest accrued on the absolute value of the Cash Amount Reduction, from the Purchase Price Escrow Account to the Purchaser by wire transfer in immediately available funds, and if (x) the Cash Amount Reduction is less than the Purchase Price Escrow Amount, the Sellers Representative and the Purchaser shall jointly instruct the Escrow Agent to pay to each Seller such Seller’s respective Incremental Pro Rata Portion of the amount by which the Purchase Price Escrow Amount exceeds the Cash Amount Reduction, or (y) the Cash Amount Reduction is greater than the Purchase Price Escrow Amount (the “Adjustment Shortfall”), at Sellers Representative’s election, notwithstanding anything to the contrary in this Agreement, either (A) each Seller shall and shall cause its Affiliates to deliver to the Purchaser a cash amount by wire transfer in immediately available funds to an account designated by the Purchaser equal to such Seller’s respective Incremental Pro Rata Portion of the Adjustment Shortfall or (B)(1) each Seller shall and shall cause its Affiliates to deliver to the Purchaser and forfeit for no consideration that number of Locked-Up Shares or (2) each Seller shall and shall cause its Affiliates to forfeit for no consideration its right to receive that number of Deferred Locked-Up Shares yet to be issued pursuant to Section 2.9, in each case having an aggregate value equal to such Seller’s respective Incremental Pro Rata Portion of the Adjustment Shortfall, with the number of such Locked-Up Shares or Deferred Locked-Up Shares determined by dividing (1) such Seller’s respective Incremental Pro Rata Portion of the Adjustment Shortfall by (2) the closing price per share of the Purchaser Common Stock as reported on Bloomberg on the day prior to the Closing; or

(ii) if the Final Cash Amount exceeds the Initial Cash Amount (a “Cash Amount Increase”), then within three Business Days following the determination thereof, the Purchaser shall pay, or cause to be paid, to each Seller such Seller’s respective Incremental Pro Rata Portion of the amount of the Cash Amount Increase by wire transfer in immediately available funds, and the Sellers Representative and the Purchaser shall jointly instruct the Escrow Agent to pay to each Seller such Seller’s respective Incremental Pro Rata Portion of the Purchase Price Escrow Amount, plus the amount of such Seller’s respective Incremental Pro Rata Portion of any interest accrued on the Purchase Price Escrow Amount.

Section 2.8 Escrow. At the Closing, the Purchaser shall deliver to the Escrow Agent the Escrow Amount, consisting of the Purchase Price Escrow Amount and the Indemnity Escrow Amount, to serve as collateral for indemnification and payment obligations of the Sellers under this Agreement. The Purchase Price Escrow Amount and Indemnity Escrow Amount shall be held in separate escrow accounts (the “Purchase Price Escrow Account” and “Indemnity Escrow Account”, and collectively, the “Escrow Accounts”) pursuant to the terms and conditions of the Escrow Agreement. Any interest, income or profits on the Purchase Price Escrow Amount or the Indemnity Escrow Amount shall remain in the respective Escrow Account and become part of the Purchase Price Escrow Amount or the Indemnity Escrow Amount, as the case may be. For the avoidance of doubt, the Escrow Amount will be deemed a reduction from the Initial Cash Amount otherwise payable to the Sellers at the Closing.

Section 2.9 Deferred Locked-Up Shares. Purchaser shall deliver or cause to be delivered to each Seller such Seller’s respective Incremental Pro Rata Portion of the Aggregate Deferred Locked-Up Shares in a single tranche on January 4, 2027 (the “Deferred Locked-Up Shares Delivery Date”).

Section 2.10 Share Delivery.

(a) Any Immediate Shares or Locked-Up Shares to be delivered to the Sellers by the Purchaser pursuant to this Agreement shall be issued to the Sellers by Broadridge Corporate Issuer Solutions, LLC.

(b) Notwithstanding any other provision in this Agreement, (i) the aggregate amount of Immediate Shares and Locked-Up Shares (the “Aggregate Payment Shares”) to be issued in connection with this Agreement shall not exceed 19.99% of the outstanding Purchaser Common Stock on the date hereof and any portion of the Aggregate Payment Shares exceeding 19.99% shall instead be paid in the form of cash in the amount equal to the value of the Aggregate Payment Shares that would have otherwise been issued as consideration hereunder, (ii) any amount of the Immediate Shares or Locked-Up Shares to which any Non-Accredited Seller is entitled may instead, at Purchaser’s election, be paid in the form of cash in the amount equal to the value of the Immediate Shares or Locked-Up Shares, as applicable, that would have otherwise been issued as consideration hereunder to such Non-Accredited Seller and (iii) no fraction of a share of Purchaser Common Stock shall be issued in connection with the transactions contemplated hereunder, and there shall not be any cash payments made under this Agreement in lieu of fractional shares; the aggregate number of shares of Purchaser Common Stock issuable hereunder shall be rounded down to the nearest whole share after aggregating all fractional Aggregate Payment Shares payable to each Seller on the Closing Date or the Deferred Locked-Up Shares Delivery Date .

(c) Each certificate (or book entry) issued in respect of Immediate Shares and Locked-Up Shares shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Immediate Shares and the Locked-Up Shares.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S COMPANY’S PRINCIPAL PLACE OF BUSINESS.

Section 2.11 Tax Treatment of Payments. Any payment made with respect to adjustments made pursuant to Section 2.6 and Section 2.7 shall be deemed to be, and each of Sellers and the Purchaser shall treat such payments as an adjustment to the Consideration for federal, state, local and foreign Income Tax purposes.

Section 2.12 Withholding Rights. The Purchaser and the Company shall be entitled to deduct and withhold from consideration otherwise payable to any Person pursuant to this ARTICLE II, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, however, that, except in the case of compensatory payments processed through payroll or a failure to deliver IRS Form W-9, the Purchaser must give a Person three days’ notice prior to any withholding and shall reasonably cooperate with such Person to obtain any documentation that will reduce or eliminate any such withholding. If the Purchaser or the Company, as the case may be, made such deduction and withholding, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Units of the Company in respect of which the Purchaser or the Company, as the case may be, made such deduction and withholding.

Section 2.13 The Sellers Representative.

(a) Each Seller hereby irrevocably appoints the Sellers Representative as the sole representative of the Sellers to act as the true and lawful representative, agent, proxy and attorney-in-fact on behalf of the Sellers regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the adjustments of the Consideration under this ARTICLE II; (ii) taking any and all actions that may be necessary or desirable, as determined by the Sellers Representative, in its sole discretion, in connection with this Agreement including, executing and delivering any agreements, amendments, modifications, waivers, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement and the other Ancillary Documents contemplated hereby (other than with respect to the Registration Rights and Lock-Up Agreements and the Accredited Investor Questionnaires, which shall be executed and completed by the Persons party thereto); (iii) giving and receiving notices and other communications relating to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by each Seller individually), (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification hereunder and under any of the Ancillary Agreements and engaging attorneys, accountants, financial and other advisors, paying agents, disbursing agents and other persons necessary or appropriate in the judgment of the Sellers Representative for the accomplishment of the foregoing; (v) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (other than with respect to the Registration Rights and Lock-Up Agreements and the Accredited Investor Questionnaires, which will be executed and completed by the Persons party thereto); and (vi) granting any consent or approval on behalf of the Sellers under this Agreement or the Ancillary Agreement.

(b) The Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers Representative in connection with this Agreement and the Ancillary Agreements, including the receipt of notices and exercise of any rights with respect to obligations under this Agreement, the modification and amendment of the terms of such agreement, the waiver of conditions, the resolution of disputes or uncertainties arising hereunder, the execution and delivery of documents and the payments of amounts due.

(c) All actions, decisions and instructions of the Sellers Representative shall be conclusive and binding upon each Seller, and no Seller shall have any cause of action against the Sellers Representative for any action taken, decision made or instruction given by the Sellers Representative under this Agreement or the Ancillary Agreements, except for fraud or willful breach of this Agreement on the part of the Sellers Representative.

(d) The provisions of this Section 2.13 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement.

(e) The provisions of this Section 2.13 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Seller, and any references in this Agreement to a Seller or the Seller shall mean and include the successors to the Sellers’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f) At the Closing, the Purchaser shall deposit, or cause to be deposited, in an account designated by the Sellers Representative, an amount equal to $1,000,000, or such other amount that the Sellers Representative communicates to the Purchaser at least five Business Days prior to the Closing (the “Sellers Representative Expense Fund”) to be held in trust to (i) cover and reimburse any charges, fees, costs, liabilities and expenses incurred by the Sellers Representative for its obligations in connection with this Agreement and the transactions contemplated hereby and (ii) cover any losses, charges, Taxes, fees, claims, damages, Liabilities, costs, expenses, judgments, fines and other amounts incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby. The Sellers Representative Expense Fund (and earnings thereon, if any) may be applied as the Sellers Representative, in its sole discretion, determines to be appropriate to defray, offset, or pay (A) any charges, fees, costs, liabilities or expenses that the Sellers Representative incurred in connection with this Agreement or the transactions contemplated by this Agreement and (B) any losses, charges, Taxes, fees claims, damages, Liabilities, costs, expenses, judgments, fines or other amounts incurred by the Sellers in connection with this Agreement or the transactions contemplated hereby (collectively, the “Fund Expenses”). The balance of the Sellers Representative Expense Fund held pursuant to this (f), if any, and any income earned thereon, shall, at the sole discretion of the Sellers Representative and at such time to be determined in the sole discretion of the Sellers Representative, be distributed, as applicable, to the Sellers.

(g) As between the Sellers and the Sellers Representative, the Sellers Representative shall not be liable for any act done or omitted hereunder as Sellers Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Sellers Representative shall be indemnified and held harmless and reimbursed by the Sellers against any loss, liability or expense incurred without bad faith, gross negligence or willful misconduct on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of its duties hereunder and in connection with any Fund Expenses, at the election of the Sellers Representative, at any time (i) from the Sellers Representative Expense Fund, to the extent any funds remain in such fund and (ii) following exhaustion of the Sellers Representative Expense Fund, from the Sellers based on each Seller’s respective Incremental Pro Rata Portion; provided, however, that no Seller shall be liable to the Sellers Representative for any amount in excess of the applicable portion of the Consideration actually paid to such Seller.

Section 2.14 Intended Tax Treatment; Consideration Allocation. The Parties acknowledge that the transactions effected pursuant to this Agreement with respect to the purchase and sale of the Units is intended to be treated for U.S. federal Income Tax purposes and any relevant state or local Income Tax purposes pursuant to Rev. Rul. 99-6 as follows: (i) with respect to the Sellers, as the purchase and sale of partnership interests in the Company pursuant to a transaction governed by Section 741 of the Code; and (ii) with respect to the Purchaser, the purchase of the assets of the Company (the “Intended Tax Treatment”). The Parties agree to allocate the Consideration attributable to the Units (together with assumed Liabilities and other amounts included in the purchase price for Income Tax purposes) among the assets of the Company and its Subsidiaries for purposes of determining the basis of each asset after the Closing Date. Such allocation shall be consistent with Section 751(b) of the Code, Section 755(b) of the Code, Section 1060 of the Code, and consistent with the principles set forth on Section 2.14 of the Seller Disclosure Schedule (the “Consideration Allocation”). No later than 30 days after the determination of the Final Cash Amount pursuant to Section 2.7, the Purchaser shall provide to the Sellers Representative the Consideration Allocation, for Sellers Representative’s review and comment. If within 30 days after the delivery of the Consideration Allocation, the Sellers Representative notifies the Purchaser in writing that the Sellers Representative objects to the allocation set forth in the Consideration Allocation, the Purchaser and the Sellers Representative shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that the Purchaser and the Sellers Representative are unable to resolve such dispute within such 20-day period, then the Purchaser and the Sellers Representative shall refer the matter to the Independent Accounting Firm in accordance with the procedural principles set forth in Section 2.7(b). The Consideration Allocation, as finally determined shall be binding on all Parties for all Tax purposes. Purchaser and the Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Sellers or Purchaser may reasonably request to prepare such draft Consideration Allocation. The Parties covenant and agree that (i) none of the Parties shall, or shall cause or permit its Affiliates to, take any Tax position (whether in audits, Tax Returns (including IRS Form 8308 for the taxable year that includes the Closing Date and IRS Form 8594 to the extent applicable) or otherwise) or communicate (whether written or unwritten) with any Governmental Authority that is inconsistent with such final Consideration Allocation or the Intended Tax Treatment unless otherwise required by applicable Law and (ii) the Parties shall use commercially reasonable efforts to promptly advise each other regarding the existence of any Tax Proceedings related to such final Consideration Allocation or the Intended Tax Treatment. The principles of this Section 2.14 shall apply to any adjustment to the Consideration.

ARTICLE III

Representations and Warranties

of the Sellers as to Themselves

Except as set forth in the Seller Disclosure Schedule, each Seller hereby represents and warrants, severally and not jointly, to the Purchaser as follows:

Section 3.1 Organization, Authority and Qualification of the Sellers. Such Seller is a corporation or limited liability company, duly organized, validly existing and in good standing under the Laws of the state of its jurisdiction and has all necessary power and authority to (i) enter into this Agreement and the Ancillary Agreements to which it is a party, and carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (ii) own, operate or lease its assets and properties now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of such Seller, and no other action on the part of such Seller or its equityholders is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which such Seller is a Party or the consummation by such Seller of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which such Seller is a Party has been duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser and any other party thereto), this Agreement and each such Ancillary Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles (collectively, “Enforceability Exceptions”).

Section 3.2 Ownership and Transfer of Units. Each Seller is the record and beneficial owner of the Units owned by such Seller in the Company as set forth on Section 4.2(a) of the Seller Disclosure Schedule, free and clear of any and all Encumbrances, other than any restrictions on sales of securities under applicable securities Laws. Such Seller has the power and authority to sell, transfer, assign and deliver its Units as provided in this Agreement, and such delivery will convey to the Purchaser good, valid and marketable title to such Units, free and clear of any and all Encumbrances, other than any restrictions on sales of securities under applicable securities Laws. Such Seller has acquired its Units in compliance with applicable Law. There is no outstanding Contract with any Person to purchase, redeem or otherwise acquire any outstanding equity interests of the Company or any of its Subsidiaries.

Section 3.3 No Conflict. Assuming that all filings and notifications listed in Section 4.4 of the Seller Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement by such Seller and the consummation of the transaction contemplated hereby does not and will not (a) violate, conflict with or result in the breach of the Governing Documents of such Seller, (b) conflict with or violate any Law or Governmental Order applicable to such Seller or (c) except as set forth in Section 3.3 of the Seller Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any Encumbrance or rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Contract to which such Seller is a party or by which such Seller or its properties or assets may be bound except, in the case of clauses (b) and (c) only, as would not reasonably be expected to (i) have a material adverse effect on the ability of any Seller to perform its obligations under this Agreement or (ii) otherwise materially prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 3.4 Litigation. There are no Actions pending or, to the Knowledge of the Sellers, threatened against such Seller or any of its respective properties, assets or rights, which are material to, or that would reasonably be expected to be material to the Company and its Subsidiaries. There are no Actions pending or, to the Knowledge of Sellers, threatened against such Seller or the Units before or by any Governmental Authority or that questions or challenges the validity of this Agreement or any Ancillary Agreement, or such Seller’s execution, delivery or performance of this Agreement or any Ancillary Agreement. There is no Action pending or, to the Knowledge of Sellers, threatened against such Seller seeking to enjoin, challenge or prevent the transactions contemplated hereby. There is no Action pending or, to the Knowledge of Sellers, threatened against any Seller that would be reasonably be expected to (i) have a material adverse effect on the ability of any Seller to perform its obligations under this Agreement or (ii) otherwise materially prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 3.5 Brokers. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement. All fees, commissions or like payments to any Person listed on Section 3.5 of the Seller Disclosure Schedule shall be paid at Closing, and following the Closing, neither Purchaser nor any of its Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 3.5 of the Seller Disclosure Schedule.

ARTICLE IV

Representations and Warranties

of the Sellers as to the Company and its Subsidiaries

Except as set forth in the Seller Disclosure Schedule, the Sellers hereby represent and warrant, severally and jointly, to the Purchaser as follows:

Section 4.1 Organization, Authority and Qualification of the Company and its Subsidiaries.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to (i) enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (ii) own, operate or lease the Assets and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed, qualified or in good standing would not be material to the Company and its Subsidiaries. True and correct copies of the Governing Documents of the Company have been made available to the Purchaser. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Company, and no other action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements to which the Company is a Party or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

(b) Section 4.1(b) of the Seller Disclosure Schedule contains a true and correct list, with respect to each Subsidiary of the Company, of such Subsidiary’s name, type of entity, the jurisdiction and date of its incorporation or organization, the number and class of its issued and outstanding shares, membership interests or other equity interests, and the current ownership of such shares, membership interests or other equity interests. Each Subsidiary of the Company: (i) is a limited liability company, corporation or other entity as set forth in Section 4.1(b) of the Seller Disclosure Schedule, duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it has been and is currently conducted and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not be material to the Company and its Subsidiaries. True and correct copies of the Governing Documents of the Company’s Subsidiaries have been made available to the Purchaser.

(c) Except as set forth in Section 4.1(c) of the Seller Disclosure Schedule, other than the Company’s Subsidiaries, there are no other corporations, partnerships, joint ventures or other entities in which the Company or its Subsidiaries owns, of record or beneficially, any direct or indirect equity or voting interest.

Section 4.2 Capitalization; Ownership of Units.

(a) The issued and outstanding Units of the Company consist of 328,038.48 Series A Units and 11,162.20 Series B Units. Section 4.2(a) of the Seller Disclosure Schedule sets forth a true and correct list of the names of the record and beneficial holders of all such Units, including the number and class of Units held by such holders. The Units have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive rights or other similar rights. Except for the Units, no other equity interests of the Company are issued, reserved for issuance or outstanding. The Company is not a party to any outstanding or authorized option, warrant, right (including any preemptive right), subscription, claim of any character, agreement, obligation, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the equity or voting interests in the Company or its Subsidiaries, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, equity or voting interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in the Company. Except as set forth in Section 4.1Section 4.1(b) of the Seller Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in the Company.

(b) All issued and outstanding shares, membership interests or other equity or voting interests of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of, any preemptive rights. Except for the shares or membership interests of the Company’s Subsidiaries owned by the Company as set forth on Section 4.1(b) of the Seller Disclosure Schedule, no shares, membership interests or other equity or voting interests of the Subsidiaries of the Company are issued, reserved for issuance or outstanding. No Subsidiary of the Company is party to any outstanding option, warrant, call, subscription, or other right (including any preemptive right), agreement or commitment relating to the equity or voting interests in, the Company or its Subsidiaries, pursuant to which a Subsidiary of the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, equity or voting interests in the Subsidiaries of the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interests in the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Seller Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity or voting interests in the Subsidiaries of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of any Subsidiary of the Company on any matter. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interests in the Subsidiaries of the Company.

Section 4.3 No Conflict. Assuming that all filings and notifications listed in Section 4.4 of the Seller Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of the Governing Documents of the Company or its Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Company or its Subsidiaries or the Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require a consent or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Material Contract, Plan or Permit, to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or their respective properties or assets may be bound, or result in the creation of any Encumbrance upon any of the Assets, except, in the case of clauses (b) and (c) only, as would not be material to the Company and its Subsidiaries.

Section 4.4 Governmental Authority Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as described in Section 4.4 of the Seller Disclosure Schedule.

Section 4.5 Financial Information; No Undisclosed Liabilities.

(a) True and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries for the fiscal years ended as of December 31, 2025 (the “Balance Sheet Date”) and December 31, 2024 and the related consolidated statements of operations, changes in members’ equity and cash flows of the Company and its Subsidiaries (collectively, the “Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related unaudited consolidated statements of operations and cash flows of the Company and its Subsidiaries, for the four-month period ended April 30, 2026 (the “Interim Financial Statements”), have been delivered by the Sellers to the Purchaser and are attached hereto in Section 4.5(a) of the Seller Disclosure Schedule. The Company and its Subsidiaries do not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

(b) The Financial Statements and the Interim Financial Statements (i) were prepared from the books of account and other financial records of the Company and its Subsidiaries, (ii) present fairly in all material respects the consolidated financial condition, revenue and expenses, members’ equity (with respect to only the Financial Statements) and cash flows of the Company and its Subsidiaries as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company and its Subsidiaries, except, in the case of the Interim Financial Statements, subject to normal recurring year-end adjustments (none of which will be material).

(c) The Company and its Subsidiaries maintain (i) books and records reflecting their assets and liabilities that are accurate in all material respects and (ii) systems of internal accounting controls sufficient to provide reasonable assurances, in all material respects, that: (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit the preparation of the Financial Statements in conformity with GAAP and maintain accountability for assets, (C) access to the properties and assets of the Company and its Subsidiaries is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2023, there has been no change in the Company’s or its Subsidiaries’ accounting policies or methods of making accounting estimates or changes in estimates that are material to the Financial Statements, except as may be required under applicable Law.

(d) All Receivables that are reflected in the most recent Financial Statements are valid obligations which arose in the Ordinary Course of Business involving sales actually made or services actually rendered by the Company and its Subsidiaries in the Ordinary Course of Business. To the knowledge of the Sellers, none of the Receivables are subject to any valid counterclaim or set-off of an amount in excess of $250,000. The Company’s reserves for accounts receivable have been determined in accordance with GAAP and such reserves are adequate in all material respects.

(e) All accounts payable of the Company and its Subsidiaries reflected on the most recent Financial Statements or arising after the date thereof are the result of bona fide transactions effected in the Ordinary Course of Business and have been paid or are not yet due and payable.

(f) There are no material Liabilities of the Company or its Subsidiaries, whether primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise, other than Liabilities (i) reflected or reserved against on the Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the Ordinary Course of Business; provided that no such Liability relates to or arises out of a breach of, noncompliance with, or default under, any Contract, Plan or Law or relates to any Action, or (iii) set forth in Section 4.5(f) of the Seller Disclosure Schedule.

Section 4.6 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Section 4.6 of the Seller Disclosure Schedule, (i) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects, (ii) there has not occurred any Material Adverse Effect and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) none of the Company or its Subsidiaries has taken any of the following actions:

(a) amended or authorized the amendment of its Governing Documents;

(b) authorized for issuance, issued, sold or delivered (A) any equity or voting interest in the Company or its Subsidiaries or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any (1) equity or voting interest in the Company or its Subsidiaries or (2) securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any equity or voting interest in the Company or its Subsidiaries including rights, warrants or options;

(c) declared, paid or set aside any dividend or made any distribution (other than dividends or distributions by the Subsidiaries of the Company to the Company) with respect to, or split, combined, redeemed, reclassified, purchased or otherwise acquired directly, or indirectly, any equity or voting interest in the Company or its Subsidiaries, or made any other change in the capital structure of the Company or its Subsidiaries;

(d) established, adopted, entered into, materially amended or terminated any Plan;

(e) acquired any business, line of business or Person by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(f) formed any Subsidiaries;

(g) wrote off as uncollectible any notes or accounts receivable, except write offs in the Ordinary Course of Business charged to applicable reserves;

(h) (A) made a change in its financial or Income Tax accounting principles, methods, policies or practices, (B) prepared, filed or amended any Tax Return in a manner inconsistent with past practice, (C) made, changed or revoked any material Tax election (including any election to have the Company pay Income Taxes under the pass through entity Tax rules of any state or local jurisdiction) , (D) requested any ruling or similar guidance from any Governmental Authority in respect of Taxes, (E) settled or compromised any material Tax claim, audit, assessment or Liability, (F) entered into any “closing agreement” as described in Section 7121 of the Code (or any analogous or similar provision of Law) with any Governmental Authority, (G) surrendered any claim for a refund of Taxes, or (H) waived or extended any statute of limitations in respect of Taxes or period within which an assessment or reassessment of Taxes may be issued;

(i) made any loans, advances or capital contributions to, or investments in, any other Person other than loans, advances or capital contributions by the Company to its Subsidiaries;

(j) (A) materially increased or decreased or made a commitment to materially increase or decrease the amount of any wages, base compensation, fees, retention payment, change-in-control payment, commissions, bonus, incentive compensation, perquisites, paid time off, vacation, salary, severance or other compensation or remuneration to any employee or independent contractor of the Company or any of its Subsidiaries (except for base salary or base wage increases in the ordinary course of business with respect to employees who are not officers, managers, or directors), (B) paid or made a commitment to pay, any bonus, other incentive compensation (except for commissions paid in the Ordinary Course of Business), change-in-control payment, severance payment, or retention payment, to any employee of the Company or any of its Subsidiaries, or (C) terminated, furloughed, or materially reduced the duties or compensation of any officer, executive, or employee with annual base compensation in excess of $200,000 or instituted a “plant closing” or “mass layoff” under the WARN Act or a mass layoff, relocation, or termination under the Cal-WARN Act;

(k) assumed, incurred or guaranteed any Indebtedness, other than any borrowings under any existing credit facility made available to the Purchaser, or modified the terms of any existing Indebtedness;

(l) cancelled any Indebtedness or waived, discharged, paid or satisfied any claims or rights of substantial value, liabilities, Encumbrances or other obligations including any write-off or compromise of any accounts receivable, other than the repayment of debt obligations in the Ordinary Course of Business or intercompany amounts;

(m) mortgaged, pledged or subjected to Encumbrances any Business Intellectual Property, or mortgaged, pledged or subjected to Encumbrances, other than Permitted Encumbrances, any other material Assets;

(n) sold, transferred, leased, licensed, abandoned, allowed to lapse or otherwise disposed of any material Assets, including any material Business Intellectual Property;

(o) made any capital expenditure or committed to make any capital expenditure which exceeded $250,000 individually or $1,500,000 in the aggregate;

(p) accelerated any payments from customers or deferred any payments to vendors in anticipation of the transactions contemplated hereby;

(q) adopted, approved or implemented a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(r) disclosed any material trade secrets to any Person (other than in the Ordinary Course of Business to a Person bound by reasonably adequate confidentiality obligations);

(s) paid, discharged, settled or satisfied any material Action;

(t) made any material capital investment in, or any material loan to, any other Person;

(u) permitted material damage, destruction or loss to material properties or assets owned, leased or used in an adverse manner or in a manner which would materially affect the operations or business of the Company or any of its Subsidiaries;

(v) negotiated, modified, extended, terminated, or entered into any collective bargaining agreement or recognized any labor union, labor organization, works council, or group of employees as the collective bargaining representative for any employees; or

(w) committed or agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.7 Litigation; Orders.

(a) Except as set forth in Section 4.7(a) of the Seller Disclosure Schedule, there are no, and since January 1, 2023 there have been no, material Actions pending or, to the Knowledge of the Company, threatened against or affecting the Company, its Subsidiaries or any of their businesses, Assets, officers, directors, managers, equityholders, employees or service providers in their capacities as such before any Governmental Authority. There are no material amounts owing or due by the Company or its Subsidiaries in connection with any Action, Governmental Order, settlement, resolution or similar agreements.

(b) Except as set forth in Section 4.7(b) of the Seller Disclosure Schedule, there is, and since January 1, 2023 there has been, no material Governmental Order outstanding against or affecting the Company, its Subsidiaries or any of their businesses, Assets, officers, directors, managers, equityholders, employees or service providers in their capacities as such. Neither the Company nor any of its Subsidiaries is in default under or in breach of any Governmental Order.

Section 4.8 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.8(a) of the Seller Disclosure Schedule, since January 1, 2023, the Company and its Subsidiaries have each conducted and continue to conduct in all material respects their businesses in accordance with all Laws and Governmental Orders applicable to the Company, its Subsidiaries or any of their businesses or the Assets and neither the Company nor its Subsidiaries is currently, or since January 1, 2023, has been in material violation of any such Law or Governmental Order. Since January 1, 2023, neither the Company nor its Subsidiaries has received any written notice of or been charged with the violation (or alleged violation) of any Law or Governmental Order.

(b) The Company and its Subsidiaries currently have all material Permits that are required for the sale of Company Products and Services and for the operation of the business of the Company and its Subsidiaries as presently conducted, and neither the Company nor any of its Subsidiaries is in material default or violation (and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any term, condition or provision of any Permit. All of the Permits have been duly and validly issued and are in full force and effect. Except as listed on Section 4.8(b) of the Seller Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of the Permits and holds all right, title and interest in and to all such Permits. The Company and its Subsidiaries have not granted any third party any right or license to use, access or reference any of the Permits, including any of the know-how contained in any of the Permits or rights (including any regulatory exclusivities) associated with such Permits. Neither the Company nor any of its Subsidiaries has received written notice that any material Permit has been, will or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no material Action is pending or, to the Knowledge of the Company, threatened against it with respect to any such Permit.

(c) Each of the Company Products and Services manufactured by or on behalf of the Company or any of its Subsidiaries has been manufactured in accordance with (i) the product registration applicable to such product, (ii) the specifications under which the product is normally and has normally been manufactured, and (iii) without limiting the generality of this Section 4.8, the provisions of all applicable Laws.

(d) The Company and its Subsidiaries have obtained all material registrations, waivers or submissions required for the sale of Company Products and Services and all amendments and supplements thereto, and all other material Permits required by any Governmental Authority to conduct the business as it is currently conducted (the “Regulatory Approvals”). All of the Regulatory Approvals have been duly and validly issued and are in full force and effect, and the Company and its Subsidiaries are in compliance in all material respects with each such Regulatory Approval held by or issued to it. Except as listed on Section 4.8(d) of the Seller Disclosure Schedule, the Company or one of its Subsidiaries is the sole and exclusive owner of the Regulatory Approvals and holds all right, title and interest in and to all such Regulatory Approvals. The Company and its Subsidiaries have not granted any third party any right or license to use, access or reference any of the Regulatory Approvals, including any of the know-how contained in any of the Regulatory Approvals or rights (including any regulatory exclusivities) associated with each such Regulatory Approvals.

(e) There is no Action pending or, to the Company’s Knowledge, threatened seeking the recall of any of the Company Products and Services or the revocation or suspension of any material Regulatory Approval. In addition, (i) to the Company’s Knowledge, all Laws applicable to the preparation and submission of the Regulatory Approvals to the relevant regulatory authorities have been complied with in all material respects and (ii) to the Company’s Knowledge, the Company and its Subsidiaries have filed with the relevant regulatory authorities all required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals in all material respects.

(f) To the Company’s Knowledge, there exist no set of facts: (i) which could furnish a basis for the recall, withdrawal or suspension of any product registration, product license, manufacturing license, wholesale dealers license, waiver, export license or other license, or Consent of any Governmental Authority with respect to the Company or its Subsidiaries or any of the Company Products and Services; or (ii) which could furnish a basis for the recall, withdrawal or suspension of any of the Company Products and Services from the market, the termination or suspension of any testing of any of the Company Products and Services, or the change in marketing classification of any of the Company Products and Services.

(g) Except as set forth in Section 4.8(g) of the Seller Disclosure Schedule, all Company Products and Services which have been sold through the Company and its Subsidiaries have been merchantable and free from material defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Section 4.8(g) of the Seller Disclosure Schedule hereto, the Company and its Subsidiaries have not received any material claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Company Products and Services that remain outstanding.

(h) The Company and its Subsidiaries are and have been in compliance in all material respects with all Laws requiring the maintenance or submission of reports or records under requirements administered by any Governmental Authority. To the Company’s Knowledge, the Company and its Subsidiaries, or any of their respective employees or agents, has not made a materially untrue or fraudulent statement to any applicable Governmental Authorities, or in any records and documentation prepared or maintained to comply with the applicable Laws, or failed to disclose a material fact required to be disclosed to any Governmental Authorities.

(i) Neither the Company, its Subsidiaries nor the Sellers have been convicted of any crime or engaged in any conduct that could result or resulted in debarment, exclusion or disqualification by any Governmental Authority and there are no Actions pending or, to the Knowledge of the Company, threatened that might reasonably be expected to result in criminal or civil Liability or debarment, exclusion or disqualification by any Governmental Authority. The Company and its Subsidiaries have not received written notice of or been subject to any other enforcement action involving any Governmental Authorities, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter, and none of the foregoing are pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

Section 4.9 Environmental Matters. Except as disclosed in Section 4.9 of the Seller Disclosure Schedule, (a) the Company and its Subsidiaries are and have been for the past three years in material compliance with all applicable Environmental Laws and have obtained and are and have been for the past three years in material compliance with all Environmental Permits, (b) there are no material claims or Actions pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened in writing, against the Company or its Subsidiaries, (c) the Company and its Subsidiaries have not assumed, either contractually or by operation of law, the Liability of any other Person under any Environmental Law, (d) the Company and its Subsidiaries have not undertaken or completed any Remedial Action related to any release or disposal of Hazardous Materials at any site, location or operation, pursuant to the order of any Governmental Authority, (e) there are no underground or above ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property owned, leased, occupied, used or operated by the Company or its Subsidiaries, (f) to Company’s Knowledge, there are no facts, circumstances or conditions relating to the past or present business or operations of the Company or its Subsidiaries, or any of their respective predecessors (including the disposal of any wastes, Hazardous Materials or other substances), or to any Real Property at any time owned, leased or operated by the Company or its Subsidiaries, that could reasonably be expected to give rise to any material claim, proceeding or action, or to any Liability, under any Environmental Law, and (g) no consents, approvals, authorizations or filings under any Environmental Law (including any so-called “transaction-triggered” requirements) are required in connection with the consummation of the transactions contemplated by this Agreement. No Real Property at any time owned, leased or operated by the Company or its Subsidiaries is or has been listed or, to the Company’s Knowledge, is proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and, to the Company’s Knowledge, no condition at such properties exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list. Neither the Company nor any of its Subsidiaries has, in the past three years, received any reports, studies, analyses, tests, or monitoring indicating the presence of any Hazardous Materials in, on, or under any real property or facility owned, leased or operated by the Company or its Subsidiaries, or indicating any non-compliance with Environmental Law in any material respect, by the Company or any of its Subsidiaries, or any other Person for whose conduct any of them is or may be held responsible.

Section 4.10 Intellectual Property.

(a) Section 4.10(a) of the Seller Disclosure Schedule sets forth a true and complete list of the following included in the Company Intellectual Property: all patents and patent applications, registered trademarks and service marks, trademark and service mark applications, material unregistered trademarks and service marks, Internet domain name registrations, and registered copyrights, and material computer programs distributed or remotely provided for access and use by, the customers of the Company and its Subsidiaries, and provides the relevant asset title, owner, jurisdiction, registration or application number, and issuance or filing date of any such patent, registration, or application. The Company Intellectual Property listed on Section 4.10(a) of the Seller Disclosure Schedule is subsisting, owned exclusively by the Company and its Subsidiaries (except for third party software included in such material computer programs), free and clear of any Encumbrances. Any registration, issuance, or application of Company Intellectual Property listed on Section 4.10(a) of the Seller Disclosure Schedule has been duly registered in, filed in or issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office, a duly accredited and appropriate Internet domain name registrar, or the appropriate offices in the various states of the U.S. and the appropriate offices of other jurisdictions (foreign and domestic), as applicable. Each such registration, application, and issuance has not expired or been terminated, cancelled, or abandoned and all filing, renewal and maintenance fees necessary to maintain such registration, application, or issuance has been duly paid as of the Closing Date. Except as set forth on Section 4.10(a) of the Seller Disclosure Schedule, (a) no Seller or third party (including any present or former employee or contractor) has any ownership rights or exclusive license in any Company Intellectual Property; (b) no Seller is a party to any Company IP Agreement; and (c) all Company Intellectual Property is fully transferable, alienable or licensable, subject to applicable law, by the Company or its Subsidiaries on the Closing Date.

(b) Section 4.10(b) of the Seller Disclosure Schedule sets forth a true and complete list of all written Company IP Agreements, excluding, for the purposes of scheduling only (i) any Company IP Agreement granting non-exclusive rights under a standardized user agreement a form of which has been provided to Purchaser, (ii) any Government Contract, (iii) any Company IP Agreement granting non-exclusive rights incidental to the making, use, sale, or provision of any product or service, (iv) any confidentiality or non-disclosure agreement, (v) any agreement with employees, and (vi) commercially available, off-the-shelf non-customized software licenses. The Company or one of its Subsidiaries owns, free and clear of all Encumbrances, the Company Intellectual Property and has the right to use, pursuant to a Company IP Agreement, other Business Intellectual Property.

(c) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property and Trade Secrets included in other Business Intellectual Property in accordance with the written Contract under which such Trade Secret is disclosed to the Company and its Subsidiaries, and to ensure that all use by or disclosure to, any Person of such Trade Secrets has been pursuant to the terms of a written confidentiality agreement of the Company or its Subsidiaries with, or under a legal duty of confidentiality of, such Person.

(d) To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries, including the manufacture, use, sale or rendering of any product or service by the Company or its Subsidiaries, does not infringe, violate, misuse, or misappropriate the Intellectual Property rights of any Person. Except as set forth in Section 4.10(d)(i) of the Seller Disclosure Schedule, neither the Company nor its Subsidiaries has asserted any written claim or initiated any Action alleging that any Person is engaging in any activity that infringes, misappropriates, misuses or otherwise violates any Business Intellectual Property. Except as set forth in Section 4.10(d)(ii) of the Seller Disclosure Schedule, no Action has been initiated or threatened (nor has any notice or threat or offer to license been submitted) in writing against the Company and its Subsidiaries (i) challenging the validity, enforceability, or the Company’s or its Subsidiaries’ exclusive ownership or rights to the Company Intellectual Property, or rights to use the Business Intellectual Property, or (ii) alleging that the use of any Business Intellectual Property by, or the conduct of the business of, the Company or its Subsidiaries infringes, misappropriates, misuses or otherwise violates the Intellectual Property of any third party.

Section 4.11 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, data processing, information technology and/or software systems and any other networks or systems and related services that are used by the Company and its Subsidiaries in the conduct of its business, including all software, hardware, networks, communications facilities, platforms middleware, servers, workstations, routers, hubs, internet websites, mobile applications, data, databases, programs, source code and object code, and user manuals related to any of the foregoing, and in the custody or control of the Company and its Subsidiaries (collectively, the “IT Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past 12 months that have caused any material unplanned disruption or interruption materially affecting the use of any such IT Systems by the Company and its Subsidiaries. The Company and its Subsidiaries are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Company’s and its Subsidiaries’ business. The IT Systems are, to the Company’s Knowledge, (i) free from all material defects in design, workmanship and materials, and (ii) sufficient for the needs of the Company and its Subsidiaries to conduct its business as currently conducted, including the performance of all computing, information technology and data processing operations necessary for the operation of the Company’s and its Subsidiaries’ business as currently conducted. All IT Systems, other than software that is duly and validly licensed to the Company and its Subsidiaries pursuant to a valid and enforceable Contract, are operated by and are under the control of the Company and its Subsidiaries.

Section 4.12 Information Security and Data Privacy.

(a) The Company and its Subsidiaries are, and have been for the past three years in compliance, in all material respects, with the following Laws, to the extent applicable to the Company and its Subsidiaries and solely to the extent related to the collection, use, disclosure, and protection of personal data: (i) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (iii) the Privacy Act of 1974, as amended; (iv) the Right to Financial Privacy Act of 1978, as amended; (v) the Privacy Protection Act of 1980, as amended; (vi) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (vii) the Video Privacy Protection Act (VPPA) of 1988, as amended; (viii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (ix) the Telecommunications Act of 1996, as amended; (x) HIPAA; (xi) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (xii) the Financial Modernization Act (Graham-Leach-Bliley Act (GLBA)) of 2000, as amended; (xiii) state Laws governing the use of electronic communications, e.g., email, text messaging, telephone, paging and faxing; (xiv) state Laws governing the use of information collected online, state and international Laws relating to the processing of Personal Information, state Laws requiring privacy disclosures to consumers, state data breach notification Laws, state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any state Laws regarding the safeguarding of data, including encryption; and (xv) any relevant Federal or state guidelines or recommended best practices for information security and data privacy, including the National Institute of Standards and Technology (NIST) Framework for Improving Critical Infrastructure Cybersecurity (Cybersecurity Framework) and Federal Trade Commission (FTC) privacy guidelines (collectively, “Information Security and Data Privacy Laws”).

(b) The Company and its Subsidiaries have a privacy policy regarding the collection, use and disclosure of Personal Information in connection with the operation of the business and is and has been in material compliance with such privacy policy for the past three years. None of the Company’s or its Subsidiaries’ public-facing and/or employee-facing privacy statements or disclosures have been or are knowingly misleading or deceptive. The transactions contemplated by this Agreement will not result in a material breach or violation of any privacy statements, other consumer-facing disclosures, or Information Security and Data Privacy Laws. The Company and its Subsidiaries are not subject to any obligation that would prevent Seller, Purchaser, or any of their Affiliates from using any data or Personal Information in a manner consistent with any Data Protection Requirement, other Law, or industry standards regarding the collection, retention, use, or disclosure of such information. To the extent that data of any individual is held or controlled by the Company or its Subsidiaries based on such individual’s consent, the consent obtained and maintained by the Company or its Subsidiaries meets all legal and contractual obligations such that, after the consummation of the transactions contemplated by this Agreement, the individuals’ consent is legally valid with regard to Purchaser and any of its Affiliates.

(c) There are no pending or, to the Company’s Knowledge, threatened Actions against the Company or its Subsidiaries that allege either (i) a material security breach of any information security, including a network intrusion, incident involving Personal Information, or data breach of the Company’s or its Subsidiaries’ computer or other electronic systems; or (ii) a material violation of any person’s privacy, personal or confidential rights under the Company’s and its Subsidiaries’ information security or data privacy practices or any Information Security and Data Privacy Laws.

(d) To the Company’s Knowledge, there has been no material breach of the computer or other electronic systems of the Company and its Subsidiaries or failure to securely maintain any Personal Information or confidential data, including any unauthorized access to, acquisition of, disclosure of, or loss of data possessed or controlled by the Company or its Subsidiaries, including through any of their third-party vendors and the Company and its Subsidiaries have not received any written notices or complaints from any Person with respect thereto.

(e) The Company and its Subsidiaries have established and implemented commercially reasonable physical, technical, and administrative measures designed to protect the confidentiality, integrity and security of the IT Systems, and Personal Information and confidential information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse and the Company and its Subsidiaries are in compliance with and abides by policies, programs and procedures adopted by the Company and its Subsidiaries.

(f) Neither (i) the execution, delivery, or performance of this Agreement and the Ancillary Agreements by the Company, (ii) the consummation of any of the transactions contemplated hereby or thereby, or (iii) the Company’s and its Subsidiaries’ possession or use of the Personal Information or any data or information in the Company’s or its Subsidiaries’ possession, will result in any material breach or violation of any internal privacy policy of the Company or its Subsidiaries or contract or agreement pertaining to the collection, use, disclosure, or protection of Personal Information. Upon the Closing, the Company and its Subsidiaries will continue to have the right to use such Personal Information on identical terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing.

(g) With the exception of anything pertaining to any third-party artificial intelligence models, (i) the Company and its Subsidiaries have developed, deployed, and used artificial intelligence systems, tools, models, and applications (collectively, “AI Systems”) in compliance in all material respects with all applicable federal, state, local, or foreign laws, regulations, rules, orders, directives, other legal requirements, or regulatory guidance specifically governing the development, deployment, or use of artificial intelligence, including those which are currently effective and will become effective and enforceable (collectively, “AI Laws”); (ii) the Company and its Subsidiaries have implemented and maintain appropriate policies, procedures, governance frameworks, risk assessments, technical safeguards, and organizational measures with respect to the development, deployment, and use of AI Systems, including but not limited to measures to ensure transparency, explainability, fairness, non-discrimination, data quality, accuracy, security, human oversight, and accountability; (iii) the Company and its Subsidiaries have performed all required assessments under applicable AI Laws and/or Information Security and Data Privacy Laws; (iv) the Company and its Subsidiaries have obtained all necessary consents, authorizations, and rights required under applicable AI Laws and Information Security and Data Privacy Laws for the collection, use, processing, storage, transfer, and disclosure of any data used in connection with AI Systems, including personal data, sensitive personal data, and training data; (v) to the Knowledge of the Company, no AI System developed, deployed, or used by the Company or its Subsidiaries has produced outputs or results that violate any applicable AI Laws or Information Security or Data Privacy Laws, or that have resulted in material harm, discrimination, bias, or adverse action against any individual or entity; (vi) the Company and its Subsidiaries have not received any written notice, complaint, claim, or inquiry from any Governmental Authority, regulatory body or third party alleging that any AI System or the Company’s and its Subsidiaries’ development, deployment, or use of AI Systems violates or may violate any applicable AI Laws or Information Security or Data Privacy Laws, and there are no such actions pending or threatened.

Section 4.13 Real Property.

(a) The Company and its Subsidiaries do not, and have never, owned any Real Property.

(b) Section 4.13(b) of the Seller Disclosure Schedule lists (i) the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property and (ii) the leases in effect relating to the Leased Real Property (and the Company has delivered to the Purchaser, true and complete copies of the same). Other than as set forth on Section 4.13(b) of the Seller Disclosure Schedule, there has not been any sublease or assignment entered into by the Company or its Subsidiaries in respect of the leases relating to the Leased Real Property. Either the Company or its Subsidiaries has a valid leasehold interest in each Leased Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company or its Subsidiaries is in peaceable possession of all Leased Real Property and is not in default under any lease relating thereto and there exists no default or event, occurrence, condition or act in respect of or on the part of the Company or its Subsidiaries which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under any such lease, other than any such default or event of default which has not had and would not reasonably be expected to be material to the Company and its Subsidiaries.

Section 4.14 Employee Benefit Matters.

(a) Section 4.14(a) of the Seller Disclosure Schedule is an accurate and complete list of each material Plan. For purposes of this Agreement, “Plan” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA and whether written or unwritten, and all bonus, profit-sharing, savings, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, health, medical, dental, life insurance, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental unemployment or retirement, salary or benefits continuation or fringe benefit or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or its Subsidiaries is a party, with respect to which the Company or its Subsidiaries has any obligation or Liability (contingent or otherwise) or which are maintained, contributed to or sponsored by the Company or its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or its Subsidiaries. With respect to such Plan, the Company has made available to the Purchaser true and complete copies of (i) each such Plan and any amendments thereto, (ii) all current summary plan descriptions and any summaries of material modification, (iii) all current trust agreements, declarations of trust and other documents establishing funding arrangements (and all amendments thereto and the latest financial statements thereof), (iv) the annual report on IRS Form 5500-series, including any attachments thereto, for the last plan year, (v) the most recent determination letter and/or opinion letter, (vi) any material nonroutine communications received from or sent to any Governmental Authority for the past three years and (vii) the Forms 1094-Cs filed for the last three years.

(b) Each Plan has been established, maintained, administered and operated in accordance with its terms and the requirements of all applicable Laws (including ERISA, the Code, and the Patient Protection and Affordable Care Act of 2010, as amended) in all material respects. All Plan contributions and distributions have been timely made in accordance with the Plan terms and all applicable Laws and amounts that are not yet due have been properly accrued or adequately reserved in accordance with the Plan terms and applicable Laws. No material Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than routine claims for benefits in the Ordinary Course of Business).

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has a current favorable determination letter (or advisory or opinion letter) from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Plan.

(d) Neither the Company nor its Subsidiaries has filed, or is considering filing, an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program with respect to any Plan.

(e) Neither the Company nor any of its Affiliates, nor any Person that would be treated together with the Company or any of its Affiliates as a single employer within the meaning of Section 414 of the Code, maintains or contributes to, or has any obligation to contribute to (or borne any liability with respect to) any (i) “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f) No Plan provides for post-employment or retiree health, life, or other welfare benefits, except as required by COBRA (or similar state law).

(g) Each Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in material compliance with Section 409A of the Code.

(h) Neither the Company nor its Subsidiaries has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any individual for any Taxes imposed under Code Section 409A or Code Section 4999.

(i) Neither the Company nor its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Plan that could reasonably be expected to result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code, in each case that would be a material liability of the Company or its Subsidiaries.

(j) Except as provided in Section 4.14(j) of the Seller Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will or may (i) result in any payment, “parachute payment” (as such term is defined in Section 280G), (ii) entitle any employee or former employee or director of the Company or its Subsidiaries to severance, bonus, retirement or job security or similar-type benefit, (iii) increase any benefits or accelerate the payment, vesting or funding of any benefits to any employee or former employee or director of the Company or its Subsidiaries, (iv) limit or restrict the right of the Company or its Subsidiaries to merge, amend or terminate any Plan without liability to the Company or its Subsidiaries or any successors thereto (other than normal course administrative termination costs), or (v) cause the Company or its Subsidiaries to transfer or set aside any assets to fund any benefits under any Plan.

(k) The Company and its Subsidiaries have classified, in all material respects, all individuals who perform services for them correctly under each Plan, ERISA, the Code and all applicable Laws as common law employees, independent contractors or leased employee.

(l) HP Aerotechnologies has (i) obtained an executed Section 280G Waiver from each Person who is a “disqualified individual” within the meaning of Section 280G and who might otherwise receive or have the right to receive a Section 280G Payment unless approval of such Section 280G Payment by the shareholders of HP Aerotechnologies is obtained, (ii) provided the shareholders of HP Aerotechnologies with adequate disclosure, within the meaning of Section 280G(b)(5)(B)(ii) of the Code, of all material facts concerning the Section 280G Payments, and (iii) obtained approval of such Section 280G Payments, in a manner which satisfies the requirements of Section 280G, to the extent failure to obtain such approval would be reasonably expected, based on all facts known to HP Aerotechnologies as of the date hereof, to result in a failure of such Section 280G Payments to be fully tax deductible by HP Aerotechnologies.

(m) HP Aerotechnologies has provided drafts of the shareholder approval materials and Section 280G Waivers to the Purchaser and the Purchaser’s advisors for their review and approval and HP Aerotechnologies has delivered to the Purchaser evidence that a vote of the shareholders of HP Aerotechnologies was solicited in accordance with Section 4.14(l) with respect to each Person who has executed a Section 280G Waiver and that either (i) the requisite shareholder approval was obtained with respect to each Person who has executed a Section 280G Waiver, or (ii) the requisite shareholder approval was not obtained and, as a consequence, the Section 280G Payments have not been made to any Person who has executed a Section 280G Waiver.

Section 4.15 Taxes. Except as set forth in Section 4.15 of the Seller Disclosure Schedule:

(a) all income and other material Tax Returns required to have been filed by or with respect to the income, assets or operations of the Company or its Subsidiaries have been timely filed with the appropriate Taxing authorities (taking into account any extension of time to file granted or obtained). Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all material liability for Taxes of the Company and its Subsidiaries covered thereby;

(b) all income and other material Taxes and Tax liabilities due and payable by or with respect to the income, assets or operations of the Company and its Subsidiaries (whether or not required to be shown on any Tax Return) have been timely paid in full. All income and other material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements or the Interim Financial Statements have been accrued and adequately disclosed on the Financial Statements or the Interim Financial Statements, as applicable, and (ii) for periods not covered by the Financial Statements or the Interim Financial Statements have been accrued on the books and records of the Company and its Subsidiaries in accordance with GAAP;

(c) neither the Company nor its Subsidiaries has been or is currently the subject of an audit or other examination of Taxes by the Tax authorities of any nation, state or locality (and no such audit is pending or contemplated) nor has a Governmental Authority notified the Company or its Subsidiaries in writing regarding any issue which could reasonably be expected to affect the Tax liability of the Company or its Subsidiaries;

(d) neither the Sellers nor the Company nor its Subsidiaries (A) has entered into an agreement or waiver, or requested to enter into an agreement or waiver, extending any statute of limitations relating to the payment or collection of Taxes of the Company or its Subsidiaries or (B) is presently contesting the Tax liability of the Company or its Subsidiaries before any court, tribunal or agency;

(e) for the past three years, neither the Company nor its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes (other than a group of which the Company and/or its Subsidiaries are the only members);

(f) all material Taxes that the Company and/or its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

(g) no written claim has ever been made by any Taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may by subject to taxation by that jurisdiction;

(h) there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company, its Subsidiaries or any predecessor or Affiliate thereof and any other party (including the Sellers and any predecessors or Affiliates thereof) under which the Purchaser, the Company or its Subsidiaries could be liable for any Taxes or other claims of any party;

(i) the Company and its Subsidiaries have filed all required returns and other reports related to escheat or unclaimed property and neither the Company nor its Subsidiaries has any material Liability under Laws governing escheat and/or unclaimed property; neither the Company nor its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a Taxable period ending on or prior to the Closing Date; (iii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) on or before the Closing Date;

(j) no Seller is a “foreign person” within the meaning of Section 1445 of the Code;

(k) during the five-year period ending on the date of this Agreement, neither the Company nor its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(l) neither the Company nor any of its Subsidiaries is and has ever been within the last five years, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code;

(m) neither the Company nor its Subsidiaries has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(n) the Company at all times since its formation has been classified for U.S. federal Income Tax purposes as a partnership (and not as a “publicly traded partnership” or association taxable as a corporation);the Company has not elected to pay Income Taxes under the pass through entity Tax rules of any state or local jurisdiction or is filing composite Tax Returns. The Company has no liability for nonresident withholding with respect to any of its equityholders (direct or indirect);

(o) neither the Company nor any Subsidiary has ever had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country) or has had an office or fixed place of business, in a country other than the country of its formation, or a country in which it has or is currently filing Income Tax Returns;

(p) neither the Company nor any Subsidiary has ever been a partner, member, owner or beneficiary of any entity that has been a “controlled foreign corporation” (within the meaning of Section 857 of the Code), a “passive foreign investment company” (within the meaning of Section 1297 of the Code), a partnership, joint venture or a trust for Tax purposes;

(q) the Company uses the accrual method of accounting for U.S. federal Income Tax purposes; and

(r) there are no Tax liens on any assets of the Company or its Subsidiaries (other than Permitted Encumbrances).

Section 4.16 Material Contracts. Section 4.16(a) of the Seller Disclosure Schedule lists each of the following Contracts to which the Company or its Subsidiaries are a party, or by which they or their assets or properties are bound (such Contracts, together with the Company IP Agreements, leases relating to the Leased Real Property and all Government Contracts, being the “Material Contracts”):

(i) all Contracts (A) for the employment or engagement of any officer, director, employee, or other Person on a full-time, part-time or consulting basis requiring annual payments in excess of $200,000 (other than any offer letter for at-will employment under which the applicable Company or its Subsidiaries has no continuing obligation or Liability upon termination beyond the payment of accrued compensation and benefits and are terminable without prior notice) or (B) requiring severance payments, retention payments or payments upon a change-in-control;

(ii) each collective bargaining agreement and any other similar Contracts with any labor union, labor council, or other employee representative of a group of employees relating to wages, hours, benefits or other terms and conditions of employment;

(iii) all Contracts relating to Indebtedness involving amounts in excess of $500,000, other than Contracts relating solely to Indebtedness of the type described in clause (e) or (j) of the definition of Indebtedness;

(iv) all Contracts that limit or purport to limit the ability of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, in each case that are material to the business of the Company and its Subsidiaries;

(v) all Company IP Agreements, excluding: (i) any commercially available off-the-shelf non-customized software license involving annual or aggregate payment of less than $250,000, (ii) any Government Contract, (iii) any Contract with an employee of the Company or any of its Subsidiaries, (iv) any Contract including the grant of any license or other right to Intellectual Property incidental to any sale or other transaction for any product or service, (v) all standard customer Contracts used by the Company or any of its Subsidiaries, a sample of which has been made available to the Purchaser, and (vi) any non-disclosure or confidentiality Contracts;

(vi) all active Contracts, other than Government Contracts, pursuant to which any customer has paid more than $1,000,000 to the Company or its Subsidiaries (other than any ancillary documents such as ordering documents or statements of work entered into in the Ordinary Course of Business that are substantially similar to the standard form of ordering documents and statements of work used by such customer that have been previously made available to the Purchaser);

(vii) all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services (other than purchase orders for inventory or supplies in the Ordinary Course of Business) in excess of $1,000,000 individually, or $5,000,000 in the aggregate;

(viii) all partnership, joint venture, strategic alliance, stockholders’, co-marketing, co-promotion, joint development, limited liability company or similar Contracts;

(ix) all settlement, resolution and similar Contracts involving payments after the Closing or any injunctive or similar equitable obligations on the Company or its Subsidiaries;

(x) all Contracts that relate to any sale or acquisition of assets, securities, merger or similar business combination (including letters of intent, but excluding sales or acquisitions of inventory in the Ordinary Course of Business), whether or not enforceable, under which the Company or its Subsidiaries has continuing obligations or rights;

(xi) all Contracts for management services, financial advisory or similar arrangements;

(xii) all leases for personal property requiring annual payments in excess of $500,000;

(xiii) all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company or its Subsidiaries (other than those that will be terminated at or prior to the Closing); and

(xiv) all commitments to enter into any of the foregoing.

(b) Except as disclosed in Section 4.16(b) of the Seller Disclosure Schedule, each Material Contract (i) is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect and (ii) shall not be subject to termination by any party thereto in accordance with the terms thereof due to the consummation of the transactions contemplated by this Agreement. Except as disclosed in Section 4.16(b) of the Seller Disclosure Schedule, there exists no default or event of default, nor any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which has not had and would not reasonably be expected to be material to the Company and its Subsidiaries. The Company has delivered or made available to the Purchaser or its legal counsel true and complete copies, including all amendments, of each Material Contract.

Section 4.17 Labor Matters.

(a) Section 4.17(a)(i) of the Seller Disclosure Schedule sets forth a list of all employees of the Company and its Subsidiaries as of the date hereof, and sets forth for each such individual the following: (A) employee identification number; (B) employing entity; (C) title or position; (D) full-time, part time or temporary status; (E) hire date, (F) current annualized salary or hourly base compensation rate; (G) eligibility for commission, bonus or other incentive-based compensation; (H) active or inactive status (including type of leave, if any); and (I) designation as either exempt or non-exempt from the overtime pay requirements of the federal Fair Labor Standards Act and applicable state Laws. Section 4.17(a)(ii) of the Seller Disclosure Schedule sets forth a list of all individual independent contractors engaged by the Company or its Subsidiaries as of the date hereof, including for each such individual the following: (A) name; (B) description of independent contractor services; (C) engaging entity; (D) city, state, and country of work location; (E) engagement date; and (F) contract fee rate.

(b) Except as set forth in Section 4.17(b) of the Seller Disclosure Schedule, neither the Company nor its Subsidiaries is a party to, bound by, subject to, negotiating or required to negotiate any collective bargaining agreement or similar agreement with any labor union or other labor organization, and there is no pending or threatened demand for recognition or certification and no representation or certification proceedings or petitions relating to the Company or its Subsidiaries. There are no pending or threatened, and during the past three years there have not been any, strikes, lockouts, union organization activities (including but not limited to union organization campaigns or requests for representation), pickets, slowdowns, work stoppages, material grievances or collective labor disputes relating to the Company or its Subsidiaries. The Company and its Subsidiaries are not engaged in and, have not engaged in, any unfair labor practice.

(c) The Company and its Subsidiaries are not currently conducting and, during the past three years have not conducted, their operations in material violation of any Law applicable to the Company or its Subsidiaries relating to labor or employment relations or practices (including, but not limited to, terms and conditions of employment, management labor relations, wage and hour issues, data privacy and data protection, immigration, occupational safety and health, background checks, drug testing, fair labor standards, equal employment opportunities, pay equity, discrimination, harassment, retaliation, family and medical leave, leaves of absence, sick, vacation and other paid time off, unemployment insurance, reasonable accommodation, disability rights or benefits, meal and rest periods, minimum wage, overtime compensation, child labor, worker adjustment and retraining notification, workers’ compensation insurance, uniformed services employment and reemployment, whistleblowers, and tax withholding), nor have any such violations been alleged in writing. There is no pending or threatened, in writing, material charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of the Company or any of its Subsidiaries.

(d) None of the current officers, executives or other key employees of the Company or its Subsidiaries has notified the Company or its Subsidiaries, in writing, that he or she is terminating or intends to terminate his or her employment with the Company or such Subsidiaries prior to, upon or within 12 months following the Closing Date. To the Company’s Knowledge, no officer, executive or other key employee of the Company or its Subsidiaries is party to any confidentiality, non-competition, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or its Subsidiaries or the ability of the Company and/or its Subsidiaries to conduct its or their business. All payments due from the Company or its Subsidiaries or for which any reasonable claim may be made against the Company or its Subsidiaries on account of wages, bonuses and paid time off have been paid or accrued as a liability on the books of the Company or its Subsidiaries.

(e) The Company and its Subsidiaries are in compliance, and have been in compliance, with all applicable Laws with respect to the classification of their respective employees as exempt or non-exempt from overtime pay and the classification of their respective individual independent contractors as independent contractors rather than employees, except for such failure to comply as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or its Subsidiaries.

(f) All employees of the Company and its Subsidiaries are residing and/or working in the United States in compliance with all applicable Laws relating to immigration and naturalization. During the past three years, to the Company’s Knowledge, no Action has been filed against the Company or any employees of the Company that: (i) alleges any failure so to comply with federal immigration Laws; or (ii) seeks removal, exclusion or other restrictions on (A) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (B) the continued ability of the Company to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. The Company and its Subsidiaries maintain adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. The Company and its Subsidiaries maintain current files containing proof of eligibility to work in the United States for all current and former employees of the Company and its Subsidiaries to the extent required by applicable Law.

Section 4.18 Brokers. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement. All fees, commissions or like payments to any Person listed on Section 4.18 of the Seller Disclosure Schedule shall be paid at Closing, and following the Closing, neither Purchaser nor any of its Affiliates will have any obligation of any kind with respect to the matters or agreements listed on Section 4.18 of the Seller Disclosure Schedule.

Section 4.19 Affiliated Transactions. Except (a) as set forth on Section 4.19 of the Seller Disclosure Schedule or (b) any Contracts solely between the Company and any of its Subsidiaries, (i) there are no Contracts, Liabilities or other business arrangements or transactions between the Company or any of its Subsidiaries, on the one hand, and any Seller or any of its respective Affiliates (other than Company or any of its Subsidiaries), on the other hand (“Affiliate Contracts”) and (ii) no Seller, nor any of its respective Affiliates (other than any member of the Company or its Subsidiaries) nor any director, officer, manager or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any individual in such Person’s immediate family, possesses, directly or indirectly, any material financial interest in, or holds a position as a director, officer, manager or employee of, any Person which is a material client, supplier, customer, or competitor of the Company or any of its Subsidiaries. Ownership of securities of a company whose securities are registered under the Exchange Act of five percent (5%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.19.

Section 4.20 Title to Assets. The Company or its Subsidiaries has good and valid title or, in the case of leased Assets, a valid leasehold interest, free and clear of all Encumbrances, except for Permitted Encumbrances, to all of the material Assets reflected in the Financial Statements or thereafter acquired since the Balance Sheet Date. The Company or one of its Subsidiaries owns all the material Assets, and the Company and its Subsidiaries own or have the right to use all of the material assets or properties necessary for the conduct of their businesses as currently conducted. Except as has not had or would not reasonably be expected to be material to the Company and its Subsidiaries, all of the Assets used in the business of the Company and its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and are adequate for the purposes for which they are presently being used. None of the Sellers possesses, or has the right to use, any material assets or properties owned, licensed, used, held for use or leased by the Company or its Subsidiaries. The Assets, together with all Leased Real Property, and all other assets and rights (including rights under Contracts) of the Company and its Subsidiaries, are sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted.

Section 4.21 Insurance. Section 4.21 of the Seller Disclosure Schedule contains a list of all policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance (including bond and surety arrangement and including self-insurance) held by, or for the benefit of, the Company or its Subsidiaries (the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to the Purchaser. Except as set forth in Section 4.21 of the Seller Disclosure Schedule, (a) none of the Company or its Subsidiaries has received any written notice from any insurer under any such Insurance Policies, canceling or materially adversely amending any such policy or denying coverage thereunder, (b) all premiums on such Insurance Policies due and payable as of the date hereof have been paid and (c) all such Insurance Policies are valid, enforceable and binding and remain in full force and effect. An accurate and complete list of all pending claims and the claims history of the Company and its Subsidiaries for the past three years (including with respect to insurance obtained but not currently maintained) has been made available to the Purchaser. The Insurance Policies under which the Company or any of its Subsidiaries is the primary named insured provide coverages as required by applicable Governmental Authority, Law and any Contract to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties is bound. None of the insurance carriers have indicated to the Company or any of its Subsidiaries an intention to increase any insurance premiums (including, without limitation, workers’ compensation premiums) other than in the Ordinary Course of Business, or that any insurance required to be listed on Section 4.21 of the Seller Disclosure Letter will not be available in the future on substantially the same terms as currently in effect. There is no claim by the Company or any of its Subsidiaries pending under any Insurance Policy that has been denied or disputed by the insurer, or in respect of which there is an outstanding reservation of rights, except as would not be material to Company or any of its Subsidiaries (taken as a whole).

Section 4.22 Customers and Vendors. Section 4.22(a) of the Seller Disclosure Schedule sets forth (i) a list of the top 10 customers of the Company and its Subsidiaries (as measured by net revenues for the twelve month period ended December 31, 2025) and (ii) a list of the top 10 suppliers of the Company and its Subsidiaries (by volume of purchases for the twelve month period ended December 31, 2025). Except as set forth in Section 4.22(b) of the Seller Disclosure Schedule, the Company has not received notice from any such top customer or vendor to the effect that any such top customer or vendor has or is planning to cancel or terminate, or otherwise materially and negatively alter its relationship with the Company or its Subsidiaries or has or is planning to otherwise change the pricing terms of its business with the Company or its Subsidiaries.

Section 4.23 Inventory. All of the inventory of the Company and its Subsidiaries consists of a quantity and quality usable and saleable in the Ordinary Course of Business, are owned free and clear of any Encumbrances, is not obsolete, defective or damaged in any material respect, is merchantable and fit for its intended use, subject only to the reserves for inventory write-down included in Net Working Capital.

Section 4.24 Government Contracts.

(a) Each active Government Contract to which the Company or any of its Subsidiaries is a party, and to which any customer has funded more than $1,000,000 to the Company or its Subsidiaries, is listed on Section 4.24(a) of the Seller Disclosure Schedule and identified by (i) contract name, (ii) customer, (iii) customer’s contract or order number, (iv) date of award, (v) period of performance, (vi) the Company’s internal project code number (if applicable), (vii) contract type (e.g., firm fixed price, cost reimbursable, time and material), and (viii) contract revenue from inception through May 31, 2026 (true and complete copies of which, including all material modifications and amendments thereto, have been delivered by the Company to Purchaser).

(b) Section 4.24(b) of the Seller Disclosure Schedule lists and identifies each outstanding bid, proposal, offer or quotation made by the Company or any of its Subsidiaries or by a contractor team or joint venture in which the Company or its Subsidiaries is participating (each, a “Bid”) that, if accepted, would lead to a Government Contract, identified by (i) the Person to whom such Bid was made, (ii) the date submitted, (iii) the subject matter of such Bid, (iv) the anticipated award date, (v) the estimated period of performance, and (vi) the estimated value based upon such Bid.

(c) The Government Contracts were entered into in the Ordinary Course of Business. The Company and its Subsidiaries have no Government Contract for which the most recent estimated total costs of completing, as estimated in good faith by the Company, indicates that such Government Contract will be completed at a loss (i.e., the Company’s total cost of performance as reasonably calculated by the Company exceeding the total payments by the customer). Listed on Section 4.24(c) of the Seller Disclosure Schedule is each Government Contract under which the Company or any of its Subsidiaries currently is experiencing, in any material respect, any cost, schedule, technical or quality problems.

(d) The Company and its Subsidiaries are in compliance in all material respects with all applicable statutory and regulatory requirements pertaining to the Government Contracts and to each of the Company’s and its Subsidiaries’ Bids, including the Truth in Negotiations Act, the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (the “FAR”), the FAR cost principles, and the Cost Accounting Standards.

(e) Except as set forth on Section 4.24(e) of the Seller Disclosure Schedule, (i) the Company and its Subsidiaries have complied in all material respects with the terms and conditions of its Government Contracts, whether incorporated expressly, by reference, or by operation of Law; (ii) the Company’s and its Subsidiaries’ cost accounting, purchasing, inventory, and quality control systems are in material compliance with all applicable government procurement statutes and regulations and with the requirements of its Government Contracts (or any of them); (iii) the cost accounting practices that the Company and its Subsidiaries are using to estimate and record costs in connection with the submission of Bids and performance of each Government Contract are in material compliance with applicable Law, including, to the extent applicable, the FAR Cost Principles (48 C.F.R. Part 31) and Cost Accounting Standards (48 C.F.R. Ch. 99), and have been properly disclosed to the U.S. government (if required to be disclosed by applicable Laws); (iv) the Company and its Subsidiaries are in material compliance with all applicable Laws with respect to the possession and maintenance of all government-furnished property (as defined in the FAR); and (v) to the Knowledge of the Company, no facts, events, or other circumstances exist that violate the covenant against contingent fees under any Government Contract or 10 U.S.C. § 2306, 41 U.S.C. § 3901 or FAR 52.203-5.

(f) All facts set forth in or acknowledged by any representations, certifications, or disclosure statements made or submitted by or on behalf of the Company and its Subsidiaries in connection with any Government Contract or Bid, including but not limited to certified cost or pricing data, were current, accurate, and complete in all material respects as of the date of their submission. The Company and its Subsidiaries have complied in all material respects with all applicable representations, certifications, and disclosure requirements under their Government Contracts.

(g) The Company and its Subsidiaries have developed and implemented a government contracts compliance program that includes corporate policies and procedures designed to ensure material compliance with applicable U.S. government procurement statutes, regulations and contract requirements. To the Knowledge of the Company, no facts exist that could reasonably be expected to give rise to Liability to the Company and its Subsidiaries under the False Claims Act. The Company and its Subsidiaries have not made any payment, directly or indirectly, to any Person in violation of applicable Laws, including the Procurement Integrity Act (41 U.S.C. §§ 2102-2107) and other Laws relating to gratuities, kickbacks, lobbying expenditures, political contributions, and contingent fee payments. The Company’s and its Subsidiaries’ “ethics compliance” policy describing how its employees are required to conduct themselves and perform work under Government Contracts has been made available to the Purchaser. To the Knowledge of the Company, the Company and its Subsidiaries have complied in all material respects with all import, export, ITAR, and related requirements. No “foreign person” (as defined in 31 C.F.R. § 800.224) owns, controls, or holds any direct or indirect interest equity or voting interest in the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, and, to the Knowledge of the Company, employees, agents, distributors, consultants, or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly during the last five years violated any applicable International Trade Laws. The Company and its Subsidiaries have implemented and maintained internal control systems and policies reasonably designed to detect and prevent violations of International Trade Laws. Through the date hereof, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, the Knowledge of the Company, any other Persons acting for or on behalf of the Company or any of its Subsidiaries received notice of investigation or a notice alleging any violation of any International Trade Laws. There are not now and have not been in the last five years any proceedings, investigations, or voluntary or involuntary disclosures by or before any Governmental Authority involving any of the foregoing relating to International Trade Laws, nor is such a proceeding, investigation, or disclosure pending or threatened. The Company has, or has applied for, all, registrations, certifications, filings, permits or licenses (including any DDTC licenses) required for all Company operations (collectively “Trade Licenses”), or any non-U.S. equivalents of these requirements. To the Company’s knowledge, (i) all such issued Trade Licenses are valid and in full force and effect and (ii) there is no formal proceeding pending by, nor has the Company or any Subsidiary received a written notice from, any governmental or regulatory authority seeking or threatening to, modify, suspend, revoke, withdraw, terminate or otherwise limit any such Trade License. No “foreign person” (as defined in 31 C.F.R. 800.224) owns, controls, or holds any direct or indirect interest equity or voting interest in the Company or any of its Subsidiaries.

(i) Except as described on Section 4.24(i) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not undergone, nor are undergoing, any audit, review, inspection, investigation, survey or examination of records relating to any of its Government Contracts (where such activity is either outside the Ordinary Course of Business or would reasonably be expected to result in a Liability). No audit, review, inspection, investigation, survey or examination of records described on Section 4.24(i) of the Seller Disclosure Schedule has revealed any fact, occurrence, or practice that, to the Knowledge of the Company, could reasonably be expected to materially affect the assets or business of the Company and its Subsidiaries or their continued eligibility to receive and perform Government Contracts.

(j) Except as described on Section 4.24(j) of the Seller Disclosure Schedule, in connection with its Government Contracts, there are no adverse or negative past performance evaluations or ratings of any nature by the U.S. government or, to the Knowledge of the Company, any facts that would reasonably be expected to result in any adverse or negative past performance evaluation or rating by the Government, and that could reasonably be expected to adversely affect the evaluation of any of the Company’s or its Subsidiaries’ (or its or their successors’) bids or proposals for future Government Contracts.

(k) Except as described on Section 4.24(k) of the Seller Disclosure Schedule, there are no outstanding material claims or disputes against the Company or any of its Subsidiaries relating to any Government Contract that have been communicated to the Company or its Subsidiaries, nor, to the Knowledge of the Company, any facts or allegations that would reasonably be expected to give rise to such a claim or dispute in the future.

(l) The Company and its Subsidiaries have not been, and are currently not under or identified in any administrative, civil or criminal investigation or indictment disclosed to the Company or any of it its Subsidiaries involving alleged false statements, false claims or other misconduct relating to any Government Contract or Bids, and to the Knowledge of the Company, there is no reasonable basis for any such investigation or indictment. The Company and its Subsidiaries have not been, and currently are not, a party to any administrative, civil or criminal litigation involving alleged false statements, false claims, or other misconduct relating to any Government Contract, and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding nor is any such litigation threatened or contemplated.

(m) Except as described on Section 4.24(m) of the Seller Disclosure Schedule, neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set-off, or attempted to withhold (other than the hold-backs pursuant to Contracts in the Ordinary Course of Business) or set-off, material amounts of money otherwise acknowledged to be due to the Company or any of its Subsidiaries under a Government Contract.

(n) Except as set forth on Section 4.24(n)(i) of the Seller Disclosure Schedule, neither the U.S. government nor any prime contractor or higher-tier subcontractor under a Government Contract nor any other Person has notified the Company or any of its Subsidiaries of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision, or specification except where such violation or breach would reasonably be expected to be immaterial. The Company and its Subsidiaries have not received any show cause, cure, deficiency, default, or similar notice relating to any Government Contract. Neither the Company nor any of its Subsidiaries nor any director, officer, employee, consultant, or Affiliate of the Company or its Subsidiaries has been or is currently suspended, debarred or proposed for suspension or debarment from government contracting, and no facts exist which could reasonably cause or give rise to such suspension or debarment or proposed suspension or debarment. Neither the Company nor any of its Subsidiaries have been otherwise excluded from participating in all or certain government contracting opportunities, and no facts exist which could reasonably cause or give rise to such an exclusion. No determination of non-responsibility has ever been issued against the Company or any of its Subsidiaries with respect to any Bid. Except as set forth on Section 4.24(n)(ii) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not received any notice in writing terminating or indicating an intent to terminate any Government Contract for default or convenience, nor has any Government Contract to which the Company or any of its Subsidiaries is or was a party been terminated for default or convenience, and to the Knowledge of the Company, there is no reasonable basis for any termination for default.

(o) Except as set forth on Section 4.24(o) of the Seller Disclosure Schedule:

(i) Neither the Company nor any of its Subsidiaries is a party, nor has it been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Governmental Authority under such task order or delivery order, are not or were not materially within the scope of the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued; and

(ii) there has been no allegation, charge, finding, investigation or report conducted or prepared internally by the Company or any of its Subsidiaries or externally on behalf of the Company or any of its Subsidiaries, to the effect that the Company or any of its Subsidiaries has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (o)(i) above.

(p) The Company and its Subsidiaries have not made any assignment of any Government Contract or of any right, title, or interest in or to any Government Contract to any Person. The Company and its Subsidiaries have not entered into any financing arrangements with respect to the performance of any Government Contract except as such arrangement complies with all applicable Laws, including the Anti-Assignment Act and its implementing regulations and Government Contract clauses.

(q) The Company, its Subsidiaries and its and their respective employees hold such security clearances as are required to perform Government Contracts of the type currently being performed by the Company or any of its Subsidiaries. The Company and its Subsidiaries are in material compliance with all applicable requirements under each of its Government Contracts relating to the safeguarding of and access to classified information and all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, 32 C.F.R Part 117. Except to the extent prohibited by applicable Laws, Section 4.24(q) of the Seller Disclosure Schedule sets forth all facility security clearances held by the Company. To the Knowledge of the Company, there is no existing information, fact, condition or circumstance that would cause the Company or any of its Subsidiaries to lose its facility security clearances.

(r) Except as set forth in Section 4.24(r) of the Seller Disclosure Schedule, the Company has not received formal notice or informal communication from the U.S. government, any prime contractor or higher-tier subcontractor under a Government Contract, or any other Person regarding violations or potential violations of Government Contract terms or applicable Laws relating to sensitive information handling, including but not limited to unauthorized releases or disclosures of classified information, controlled unclassified information, or government program information.

(s) Except as set forth Section 4.24(s) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not had access to non-public information or provided systems engineering, technical direction, consultation, technical evaluation, source selection services, or services of any type, or prepared specifications or statements of work, or engaged in any other conduct, that creates an actual or potential organizational conflict of interest for the Company or any of its Subsidiaries with respect to those Government Contracts to which the Company or any of its Subsidiaries is a party. The Company and its Subsidiaries have developed and implemented procedures designed to identify potential organizational conflicts of interest, which have been described to Purchaser.

(t) With respect to each multiple award schedule Government Contract, Section 4.24(t) of the Seller Disclosure Schedule identifies the basis of award customer (or category of customers) and the Governmental Authority’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by the General Services Administration and the Company or any of its Subsidiaries at time of award or pricing of such Government Contract. Section 4.24(t) of the Seller Disclosure Schedule sets forth a description of the processes that the Company or any of its Subsidiaries has implemented to track sales to the basis of award customer (or category of customer) to assure compliance with the Price Reductions clause in each multiple award schedule Government Contract. The Company and its Subsidiaries have complied with the notice and pricing requirements of the Price Reduction clause in each multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by the U.S. Government for a refund based upon the Company or its Subsidiaries’ failure to comply with the Price Reductions clause. The Company and its Subsidiaries have filed all reports related to, and paid all industrial funding fees required to be paid by them under, any multiple award schedule Government Contract. A complete and accurate copy of the report of each such audit has been made available to the Purchaser.

(u) Except as set forth on Section 4.24(u) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not been awarded any prime contract by any Governmental Authority with a term that expires after the Closing Date under which the Company or any of its Subsidiaries certified or represented that the Company or such Subsidiary was a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 4.24(u) of the Seller Disclosure Schedule, the Company and its Subsidiaries have not certified or represented in writing to any prime contractor or any higher-tier subcontractor that the Company or any of its Subsidiaries is a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law. Except as set forth on Section 4.24(u) of the Seller Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries have been identified or otherwise included in any subcontracting plan or similar plan as a small business, veteran-owned small business, HUBZone small business, small disadvantaged business, service disabled veteran owned business, 8(a) certified business, or a women-owned small business under the Small Business Act, as amended, or any other similar federal, state or local Law by any prime contractor providing services to any Government Authority. With respect to Government Contracts, the Company’s and its Subsidiaries’ status as a large business will not legally preclude the award of any subsequent task orders or options; provided, that the customer thereunder may, in its discretion, cease to award subsequent task orders and options as a result of the Company’s and its Subsidiaries’ status as a large business. Except as set forth on Section 4.24(u) of the Seller Disclosure Schedule, none of the Company’s or its Subsidiaries’ current Government Contracts qualify as small business set-asides, HUB Zone small business set asides, veteran-owned small business set asides, service disabled veteran owned set asides, small disadvantaged set asides or any other similar federal, state or local government set aside, nor did the Company or any of its Subsidiaries certify itself as such.

Section 4.25 Certain Business Practices; Sanctions.

(a) None of (a) the Company or any of its Subsidiaries or any of their directors or officers or, to the Company’s Knowledge, agent or employee of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries has directly or indirectly during the past five years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of the Company and its Subsidiaries, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment under any applicable Anti-Corruption Law relating to anti-corruption, bribery, or similar matters, or (iv) otherwise participated in illegal activities.

(b) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agents, distributors, consultants, or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly during the past five years (or since April 24, 2019 with respect to Sanctions) violated any applicable Patriot Act Related Laws or Sanctions. The Company and its Subsidiaries have implemented and maintained internal control systems and policies reasonably designed to detect and prevent violations of applicable Patriot Act Related Laws and Sanctions.

(c) Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agents, distributors, consultants, or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has been since April 24, 2019 or currently is (i) a Sanctioned Person, (ii) operating, located, organized, conducting business, or participating in any direct or indirect transaction in, with, or involving any Sanctioned Jurisdiction or with, involving, or benefitting any Sanctioned Person, or (iii) otherwise in violation of applicable Sanctions.

(d) Through the date hereof, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, nor, to the Knowledge of the Company, any agents, distributors, consultants, or other Persons acting for or on behalf of the Company or any of its Subsidiaries, has received written notice of investigation or a written notice alleging any violation of any Patriot Act Related Laws or Sanctions. There are not now and have not been in the past five years (or since April 24, 2019 with respect to Sanctions) any proceedings, investigations, or voluntary or involuntary disclosures by or before any Governmental Authority involving any of the foregoing relating to Patriot Act Related Laws or Sanctions, nor is such a proceeding, investigation, or disclosure pending or threatened.

Section 4.26 No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE III and this ARTICLE IV or in the Ancillary Agreements, neither the Sellers nor any of their respective equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to such Seller, the Company, its Subsidiaries or any of their respective assets or Liabilities or with respect to any other information provided, or made available, to the Purchaser or any of its Affiliates or Representatives in connection with the transactions contemplated hereby and thereby. Without limiting any of the representations and warranties expressly made by the Sellers in ARTICLE III and this ARTICLE IV or in the Ancillary Agreements, neither the Sellers nor any other Person will have any Liability or other obligation to the Purchaser, its Affiliates or Representatives or any Person resulting from the Purchaser’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to the Purchaser, its Affiliates or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations, due diligence discussions or otherwise in connection with the transactions contemplated by this Agreement and each of the Sellers and their respective Affiliates disclaims any and all other representations and warranties, whether express or implied, except in the case of Fraud. Each Seller acknowledges and agrees, on behalf of itself and its Affiliates and Representatives that neither the Purchaser nor any of its equityholders, Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser or its business or other matters that are not contained in ARTICLE V or in any Ancillary Agreements.

ARTICLE V

Representations and Warranties

of the Purchaser

Except as set forth in the Purchaser Disclosure Schedule, the Purchaser hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers and the Company) this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.2 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.3, the execution, delivery and performance by the Purchaser of this Agreement do not and will not (a) violate, conflict with or result in the breach of any provision of the Amended and Restated Articles of Incorporation, as amended, or Amended and Restated Bylaws, as amended, of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or its respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 5.3 Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement.

Section 5.4 Brokers. Except for Citizens Financial Group, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

Section 5.5 Capital Structure.

(a) The authorized capital stock of the Purchaser consists of 1,200,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of June 29, 2026, (i) 529,838,610 shares of Purchaser Common Stock were issued and outstanding, 56,326,932 shares of Purchaser Common Stock were reserved for issuance upon the payment of outstanding restricted stock units or other awards or pursuant to plans of the Purchaser under which any award, grant or other form of compensation issuable in the form of, or based in whole or in part of the value of, Purchaser Common Stock has been conferred on any Person, and no shares of Purchaser Common Stock are held by the Purchaser in its treasury. All of the outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and nonassessable. When the shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby are issued, all such shares of Purchaser Common Stock will be duly authorized, validly issued, fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of the Purchaser Common Stock, a Prospectus Supplement will be filed concurrently with the issuance thereof in accordance with the Registration Rights and Lock-Up Agreement, and the issuance thereof will not be subject to any preemptive or other similar right or any restriction on transfer (including any restriction against pledging or hedging transactions) other than those imposed under this Agreement, the Registration Rights and Lock-Up Agreement and applicable federal and state securities laws. Assuming the accuracy of the representations made by the Sellers in the Accredited Investor Questionnaires, the offer and issuance by the Purchaser of the Purchaser Common Stock to be issued as part of the transactions contemplated hereby will be exempt from registration under the Securities Act.

(b) Except for this Agreement and agreements entered into and securities and other instruments issued after the date hereof or pursuant to any of the Purchaser’s employee benefit plans or other similar arrangements entered in the ordinary course and except as disclosed on Section 5.5(b) of the Purchaser Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Purchaser is authorized or outstanding, and (ii) there is no commitment by the Purchaser to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Purchaser or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Purchaser Common Stock.

Section 5.6 Listing and Maintenance Requirements. The Purchaser is in compliance with the provisions of the rules and regulations promulgated by Nasdaq and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements. There are no proceedings pending or threatened against the Purchaser relating to the continued listing of the Purchaser Common Stock on Nasdaq, and the Purchaser has not received any notice of, nor is there any reasonable basis for, the delisting of the Purchaser Common Stock from Nasdaq.

Section 5.7 SEC Filings. Since January 1, 2024, the Purchaser has filed and furnished all forms, reports, statements (including registration statements), certifications and other documents required to be filed or furnished by it with or to the SEC including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Purchaser and its Subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Purchaser and its Subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Purchaser SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Purchaser SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff. To the Knowledge of the Purchaser, none of the Purchaser SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. As of the date hereof, none of the Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. The Purchaser is, and shall not take any action that would cause it to cease being, a “well-known seasoned issuer” as defined in the Securities Act.

Section 5.8 Litigation. There are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser before or by any Governmental Authority or that questions or challenges the validity of this Agreement or any Ancillary Agreement, or the Purchaser’s execution, delivery or performance of this Agreement or any Ancillary Agreement. There is no Action pending or, to the Knowledge of the Purchaser, threatened against the Purchaser seeking to enjoin, challenge or prevent the transactions contemplated hereby. There is no Action pending or, to the Knowledge of the Purchaser, threatened against the Purchaser that would be reasonably be expected to (a) have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or (b) otherwise materially prevent, hinder or delay the consummation of the transactions contemplated hereby.

Section 5.9 Foreign Person Status. The Purchaser is not a “foreign person” as defined under the Regulations Pertaining to Certain Investments in the United States by Foreign Persons, 31 C.F.R. 800.224, or the International Traffic in Arms Regulations, 22 C.F.R. 120.63.

Section 5.10 No Other Representations and Warranties of the Sellers; No Reliance.

(a) The Purchaser acknowledges and agrees that none of the Sellers nor any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company and its Subsidiaries or other matters, except for the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement. Without limiting the generality of the foregoing, neither Seller nor any of their respective equityholders, Affiliates or Representatives, nor any other Person, has made a representation or warranty to the Purchaser with respect to (i) any projections, estimates or budgets for the Company and its Subsidiaries or (ii) any materials, documents or information relating to the Company and its Subsidiaries made available to the Purchaser or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations, due diligence discussions or otherwise, in each case, except for any of the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement. In connection with the Purchaser’s investigation of the Company and its Subsidiaries, the Sellers have delivered, or made available to the Purchaser and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of the Company and its Subsidiaries. Without limiting any of the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement, the Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it.

(b) Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of their respective equityholders, Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, beyond those expressly made by the Sellers in ARTICLE III and ARTICLE IV of this Agreement or any Ancillary Agreement, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Company and its Subsidiaries and, except as expressly provided in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement and subject to the terms and conditions of ARTICLE III and ARTICLE IV of this Agreement or any Ancillary Agreement, it is understood that the Purchaser is acquiring the Company and its Subsidiaries and their respective assets as is and where is with any and all faults and defects as of the Closing Date.

(c) In furtherance of the foregoing, the Purchaser acknowledges that it is not relying on any representation or warranty of any Seller or any of its equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by the Sellers in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement. The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Company and its Subsidiaries and the nature and condition of their properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and any Ancillary Agreement.

Section 5.11 No Other Representations and Warranties of Purchaser. Except for the representations and warranties contained in this ARTICLE V or in the Ancillary Agreements, neither the Purchaser nor any of its equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to the Purchaser, its Subsidiaries or any of their respective assets or Liabilities or with respect to any other information provided, or made available, to the Sellers or any of their Affiliates or Representatives in connection with the transactions contemplated hereby and thereby.

ARTICLE VI

Additional Agreements

Section 6.1 Confidentiality. Each Seller acknowledges that it is in possession of Confidential Material concerning the Company and its Subsidiaries and their respective businesses and operations. Each Seller shall, and shall cause its respective Affiliates and Representatives, for a period of five years after the Closing Date, to, treat confidentially and not disclose all or any portion of such Confidential Material; provided that the following shall not constitute Confidential Material: any information (a) pertaining to or of the business or operations of the Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), (b) generally available to, or known by, the public (other than as a result if disclosure in violation of this Section 6.1), (c) that such Seller can establish was independently developed by such Seller or any of its Affiliates (other than by the Company and its Subsidiaries prior to the Closing Date) without use of any Confidential Material, or (d) that was made available to such Seller or any of its Affiliates or Representatives by a third party (other than the Company or any of its Subsidiaries) that was not prohibited from disclosing such information by any obligation to the Purchaser (including after the Closing Date, the Company and its Subsidiaries) or any other Person. If any Seller or any of its respective Affiliates or Representatives are requested or required to disclose (after such Person has used its commercially reasonable efforts to avoid such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Person shall, or shall cause such Affiliate or Representatives, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Each Seller further agrees that, from and after the Closing Date, such Seller shall, and shall cause its Affiliates and Representatives to, upon the request of the Purchaser or the Company, promptly at its option (i) deliver to the Purchaser or the Company all documents, or other tangible embodiments, constituting Confidential Material, without retaining any copy thereof or (ii) destroy all information and documents constituting or containing Confidential Material; provided that nothing in this Section 6.1 shall require the deletion or destruction of any Confidential Material retained in accordance with applicable Law or bona fide internal compliance, recordkeeping or document retention policies, or that is stored on electronic backup systems, archival systems or disaster recovery systems (so long as such retain Confidential Material is not retrieved, and provided that such retained Confidential Information shall be subject to the confidentiality obligations pursuant to this Section 6.1 for so long as it is retained).

Section 6.2 Public Announcements. Subject to each Party’s disclosure obligations imposed by applicable Law or the rules of any stock exchange upon which its securities are listed, each of the Parties will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to the initial announcement of this Agreement and any of the transactions contemplated by this Agreement, and neither the Purchaser nor any Seller will make any such news release or public disclosure (except disclosures made pursuant to applicable Law) without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and each Party shall coordinate with the Party whose consent is required with respect to any such news release or public disclosure. Notwithstanding the foregoing, this Section 6.2 shall not apply to any press release or other public statement made by the Purchaser or the Sellers (a) that is consistent with prior disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made to its Affiliates, auditors, attorneys, accountants or financial advisors, in each case, that are obligated to keep such information confidential.

Section 6.3 Release.

(a) Each Seller, on behalf of itself and its officers, directors, managers and equityholders, hereby unconditionally and irrevocably and forever releases and discharges each of the Purchaser, the Company and its Subsidiaries and their respective Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Purchaser Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Purchaser Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing arising from or relating to event, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating, directly or indirectly, to the Company and its Subsidiaries, direct or indirect equity interests therein, or the assets, properties, liabilities, operations or activities thereof; provided that such release shall not operate to release any Purchaser Released Party from (i) any obligations for Fraud of the Purchaser, (ii) any claims arising under this Agreement or the Ancillary Agreements, (iii) rights to seek coverage under the Tail Policies, (iv) rights to any unpaid compensation for salary and wages owed by the Company or its any of its Subsidiaries to such Person in the Ordinary Course of Business or (v) any vested benefit to which such Person is entitled under any Tax-qualified pension or retirement plan of the Company or any of its Subsidiaries, continuation coverage benefits under Section 4980B of the Code, or any other similar benefits required by applicable Law. Each Seller, on behalf of itself and its officers, directors and equityholders, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims arising from or relating to event, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating, directly or indirectly, to the Company and its Subsidiaries, direct or indirect equity interests therein, or the assets, properties, liabilities, operations or activities thereof. Each Seller, on behalf of itself and its officers, directors and equityholders, understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Seller, on behalf of itself and its officers, directors and equityholders, acknowledges that the Purchaser will be relying on the waiver and release provided in this Section 6.3(a) in connection with entering into this Agreement and that this Section 6.3(a) is intended for the benefit of, and to grant third party rights to the Purchaser and its Affiliates to enforce this Section 6.3(a).

(b) The Company, on behalf of itself and its officers, directors, managers and Subsidiaries, hereby unconditionally and irrevocably and forever releases and discharges each of the Sellers and their respective Affiliates and each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Seller Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such party ever had, now has or ever may have or claim to have against any Seller Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing arising from or relating to event, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating, directly or indirectly, to the Company and its Subsidiaries, direct or indirect equity interests therein, or the assets, properties, liabilities, operations or activities thereof; provided that such release shall not operate to release any Seller Released Party from (i) any obligations for Fraud of the Sellers, (ii) any claims arising under this Agreement or the Ancillary Agreements or (iii) any claims, causes of action or Liabilities arising out of or relating to any act or omission of any present or former director, manager or officer of the Company or any of its Subsidiaries that is a Seller Released Party that constitutes willful misconduct, fraudulent conduct or criminal conduct, in each case in their capacity as such and occurring prior to the Closing Date. The Purchaser, on behalf of itself and its officers, directors and Equityholders (including after the Closing the Company and its Subsidiaries), expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims arising from or relating to event, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating, directly or indirectly, to the Company and its Subsidiaries, direct or indirect equity interests therein, or the assets, properties, liabilities, operations or activities thereof. The Purchaser, on behalf of itself and its officers, directors and Equityholders (including after the Closing the Company and its Subsidiaries), understands the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. The Purchaser, on behalf of itself and its officers, directors and equityholders (including after the Closing the Company and its Subsidiaries), acknowledges that the Sellers will be relying on the waiver and release provided in this Section 6.3(b) in connection with entering into this Agreement and that this Section 6.3(b) is intended for the benefit of, and to grant third party rights to the Sellers and their Affiliates to enforce this Section 6.3(b).

Section 6.4 Further Assurances. Following the Closing, (a) each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions, as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and (b) the Sellers shall provide documentation to which the Purchaser or the Company and its Subsidiaries do not have access solely to the extent such documentation relates to the preparation of the re-audit of the financial of statements of the Company and its Subsidiaries in accordance with U.S. Generally Accepted Auditing Standards.

Section 6.5 Directors and Officers; EPL Insurance; Cyber Insurance. The Company has obtained, as of the Closing, “tail” insurance policies with a claims period of six years from the Closing with at least the same coverage and amounts and containing terms and conditions that are substantially similar in the aggregate to the directors and officers, employment practices liability and cyber liability insurance of the Company and its Subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing (the “Tail Policies”). The sole recourse of any Person who served as a director, manager or officer of the Company or any of its Subsidiaries prior to Closing shall be to the Tail Policies, and such Persons waive any right to indemnification or exoneration (including provisions relating to expense advancement) contained in the Governing Documents of the Company and its Subsidiaries as in effect prior to or after Closing.

Section 6.6 RWI Policy. The RWI Policy has been bound, at Purchaser’s expense, as of the date hereof, which is attached hereto as Exhibit F, and provides that the carrier thereunder waives, and agrees not to pursue, directly or indirectly, any subrogation rights or contribution rights or any other claims under this Agreement and the transactions contemplated herein against the any of the Sellers or any of their respective Affiliates, including any past or present shareholder, member, partner, stockholder, director, manager, officer or employee (or the functional equivalent of such position) of the Sellers, except in the case of Fraud (the “Subrogation Waiver Provision”). Neither the Purchaser nor any of its respective Affiliates shall amend, waive or otherwise modify the Subrogation Waiver Provision in a manner that is adverse to the Sellers or any of their respective Affiliates, including past or present shareholder, member, partner, stockholder, director, manager, officer or employee (or the functional equivalent of any such position). All retention amounts under the RWI Policy shall be borne by and the responsibility of the Purchaser.

Section 6.7 Books and Records. From and after the Closing Date, the Sellers, the Sellers Representative and their respective Representatives shall be entitled at all reasonable times to have access to and to be provided copies of the books and records and other information of the Company and its Subsidiaries, and access to management-level personnel of the Company and its Subsidiaries reasonably requested by such Persons, in each case, in connection with any proceeding related to the conduct of the business of the Company and its Subsidiaries prior to the Closing to the extent necessary in order for the Sellers Representative or the Sellers to prepare any Tax Returns, amended Tax Returns or claim or refund for Taxes or in connection with the preparation and audit of financial statements, in each such case, on reasonable advance notice, during normal business hours of the Company and its Subsidiaries, and in a manner not unreasonably disruptive to the business of the Purchaser or its Affiliates, including the Company and its Subsidiaries and the Company and its Subsidiaries shall preserve all such books, records and other information until the expiration of any applicable statute of limitations with respect to any Flow-Through Tax Return filed by the Sellers, the Company or its Subsidiaries. Subject to the previous sentence, for a period of six years after the Closing Date, (a) neither the Purchaser nor Company or its Subsidiaries shall, and the Purchaser shall not permit its Affiliates to, destroy or otherwise dispose of any of the books, records or other information described in this Section 6.7, and (b) the Sellers shall not, and shall not permit their Affiliates to, destroy or otherwise dispose of any of the books, records or other information described in this Section 6.7; provided, however, at the conclusion of such six-year period, such Party or its Affiliates may destroy or otherwise dispose of such books, records or other information. Further, notwithstanding the provisions of this Section 6.7, while the existence of an adversarial proceeding between the Parties will not abrogate or suspend the provisions of this Section 6.7, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 6.7 but rather, absent agreement, must utilize the applicable rules of discovery. Further, notwithstanding the provisions of this Section 6.7, any Party may restrict the foregoing access to the extent that (i) such restriction is required by applicable Law, (ii) such access would result in a violation of confidentiality obligations to a third party or (iii) disclosure of any such information would result in the loss or waiver of the attorney-client privilege (provided that such Party and/or counsel for such Party shall use their commercially reasonable efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney-client privilege) (the “Access Principles”).

Section 6.8 Employee Matters.

(a) For purposes of eligibility to participate, and vesting under the health and welfare plans of the Purchaser or its Affiliates (including, following the Closing Date, the Company and its Subsidiaries) that provide benefits to employees of the Company and its Subsidiaries who are employed on the Closing Date (the “Continuing Employees”) after the Closing Date (the “New Plans”), to the extent such Continuing Employee is eligible to participate in any such New Plan, the Purchaser shall use commercially reasonable efforts to credit his or her years of service with the Company and its Subsidiaries (and any predecessor employers) before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such services under the corresponding Plans in which such Continuing Employees participated immediately prior to the Closing Date, provided, however, that the foregoing shall not apply with respect to benefit accrual or to the extent that is application would result in a duplication of benefits.

(b) Nothing contained in this Section 6.8 (whether express or implied) shall (i) create or confer any rights, remedies or claims upon any employee or other service provider of the Company or any of its Subsidiaries or any right of employment or engagement for any Continuing Employees or any other Person, (ii) be considered or deemed to establish, amend or modify any Plan, New Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or contract or (iii) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the Parties.

Section 6.9 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, which the Purchaser shall disclose on a Current Report on Form 8-K within two Business Days of the Closing Date, the Purchaser covenants and agrees that neither it, nor any Person acting on its behalf, shall provide any Seller or such Seller’s Representatives, agents or counsel with any information that constitutes, or the Purchaser reasonably believes constitutes, material non-public information with respect to the Purchaser or the securities of the Purchaser, unless prior thereto such Seller shall have consented to the receipt of such information and agreed in writing with the Purchaser to keep such information confidential. The Purchaser understands that each Seller shall be relying on the foregoing covenant in effecting transactions in securities of the Purchaser. If the Purchaser delivers any material, non-public information to a Seller or such Seller’s representatives, agents or counsel (excluding representatives or agents employed by the Purchaser) without such Seller’s consent, then the Purchaser shall promptly file such information with the SEC pursuant to a Current Report on Form 8-K.

Section 6.10 ITAR Registration and Export Authorizations.

(a) After the Closing, the Sellers shall provide reasonable cooperation to the Purchaser’s efforts in the preparation and submission of (i) any required applications, amendments, and notices related to the Company’s Statement of Registration with DDTC in accordance with the ITAR (including the notification required under 22 C.F.R. 122.4(a)); and (ii) any requests to amend, transfer, or novate licenses, agreements, or other authorizations issued by DDTC or the U.S. Department of Commerce’s Bureau of Industry and Security that are required in connection with the transactions contemplated by this Agreement, including by (x) providing all information and documentation reasonably requested by a Party, and (y) executing and delivering any documents reasonably required in connection therewith.

(b) No Party shall take any action or fail to take any action that would reasonably be expected to delay, impede, or adversely affect the preparation, submission, or processing of any filing or request contemplated by this Section 6.10.

Section 6.11 Facility Security Clearance and DCSA Notifications.

(a) The Sellers shall use commercially reasonable efforts to cooperate with the Purchaser’s preparation and submission of (i) any required notifications to the Defense Counterintelligence and Security Agency (“DCSA”) regarding the change of ownership and control of the Company contemplated by this Agreement, including any notification required under 32 C.F.R. Part 117 (the “NISPOM Rule”) relating to a change in conditions that may affect the validity of an existing facility security clearance (“FCL”); (ii) any amendments or updates to the Company’s DD Form 441 (Department of Defense Security Agreement), SF 328 (Certificate Pertaining to Foreign Interests), or other documentation required by DCSA in connection with the transactions contemplated by this Agreement; and (iii) any applications, filings, or submissions necessary to maintain, transfer, or obtain any FCL or personnel security clearances required for the continued performance of classified contracts following the Closing.

(b) The Sellers shall cooperate in good faith with the Purchaser’s interactions with DCSA and any other cognizant security agency to satisfy any requirements imposed in connection with the review and approval of the change of ownership and control, including providing all information and documentation reasonably requested by a Party or by DCSA in connection with government filings.

(c) No Party shall take any action or fail to take any action that would reasonably be expected to (i) delay, impede, or adversely affect the preparation, submission, or processing of any filing, notification, or request contemplated by this Section 6.11; (ii) result in the revocation, suspension, or adverse modification of any existing FCL or personnel security clearance; or (iii) otherwise jeopardize the Company’s eligibility to perform classified contracts.

ARTICLE VII

Tax Matters

Section 7.1 Preparation of Tax Returns.

(a) The Sellers Representative shall prepare or cause to be prepared and file all Flow-Through Tax Returns (including any amendments thereto) relating to the Company and its Subsidiaries for taxable periods ending on or before the Closing Date (each such Tax Return, a “Seller Prepared Tax Return”). The Sellers Representative will cause the Company to make an election under Section 754 of the Code on the Company’s final Form 1065 for the Tax period ending on the Closing Date. The Sellers Representative shall provide the Purchaser with a copy of each completed Seller Prepared Tax Return at least 30 days prior to the due date (including any extension thereof) for filing of such Seller Prepared Tax Return, and the Purchaser shall have the right to review and comment on such Seller Prepared Tax Return prior to the filing of such Seller Prepared Tax Return, which comments the Sellers Representative will reasonably consider in good faith. Seller Prepared Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company and its Subsidiaries or, if past practices are not in accordance with applicable Law, consistent with applicable Law. The Company and its Subsidiaries, as necessary, shall execute and file the Seller Prepared Tax Returns as prepared by Seller.

(b) The Purchaser shall prepare and file (or cause the Company and its Subsidiaries to prepare and file) all Tax Returns that relate to the Company or its Subsidiaries other than the Seller Prepared Tax Returns, including all Tax Returns that relate to the Company or its Subsidiaries for a Straddle Period (each such Tax Return, a “Purchaser Prepared Tax Return”). Purchaser Prepared Tax Returns shall be prepared in a manner consistent with the past practices of the Company and its Subsidiaries or, if past practices are not in accordance with applicable Law, consistent with applicable Law. To the extent Sellers have liability for the Taxes reflected on the Purchaser Prepared Returns, the Purchaser shall provide the Sellers with a copy of each completed Purchaser Prepared Tax Return at least 30 days (in the case of an Income Tax Return and a reasonable amount of time in the case of other Tax Returns) prior to the due date (including any extension thereof) for filing of such Purchaser Prepared Tax Returns, and the Sellers Representative shall have the right to approve each such Purchaser Prepared Tax Return prior to the filing of such Purchaser Prepared Tax Return, which approval shall not be unreasonably withheld, conditioned, nor delayed.

Section 7.2 Tax Cooperation and Exchange of Information. The Sellers Representative and the Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and the Purchaser shall cause the Company and its Subsidiaries to provide such cooperation and information) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Taxing authorities. The Sellers Representative and the Purchaser shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.2. Each of the Sellers Representative and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax Matters of the Company or its Subsidiaries for any taxable period that includes the date of the Closing and for the shorter of (i) six years following the due date (without extension) for such Tax Returns and (ii) the expiration of the statute of limitations relating to the underlying Taxes with respect to such Tax Returns. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.2. Any information obtained under this Section 7.2 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

Section 7.3 Tax Proceedings. If any Governmental Authority issues to the Company or any Subsidiary a written notice of any inquiries, claims, assessments, audits or similar events with respect to a Seller Prepared Tax Return (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), the Company shall promptly notify the Sellers Representative of such communication (in any event, within ten days of receipt). The Purchaser and the Sellers agree that Matter 4 shall not be treated as a Tax Matter for purposes of this Section 7.3, and that the procedures for handling Matter 4 are governed by Section 8.3 of this Agreement. The Company shall control the conduct of any Tax Matter, including any settlement or compromise thereof; provided, however, that (a) the Sellers Representative, at such Sellers Representative’ cost and expense, shall have the right to elect to control or participate in any such Tax Matter to the extent it relates to a Tax period ending on or prior to the Closing Date and such Tax Matter relates in whole or in part to a Flow-Through Tax Return, (b) the Sellers Representative, at such Sellers Representative’ cost and expense, shall have the right to participate in any such Tax Matter to the extent it relates to a Straddle Period, and (c) the Company shall not settle or otherwise resolve any Tax Matter without obtaining the prior written consent of the Sellers Representative and the Purchaser, which consent shall not be unreasonably withheld or delayed. If the Sellers Representative assume control of a Tax Matter, (i) the Purchaser, at its own expense, shall have the right to participate in such Tax Matter, and (ii) the Sellers Representative shall not allow the Company to settle or otherwise resolve any such Tax Matter without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything in the Governing Documents of the Company or any of its Subsidiaries to the contrary, in the event that such Tax Contest results in an “imputed underpayment” within the meaning of Section 6225 of the Code, to the maximum extent permitted by Law, the Company shall make the election under Section 6226 of the Code in accordance with the Partnership Audit Provisions or any similar state, local, or foreign Law and take any other action such as filings, disclosures and notifications necessary to effectuate such election. Sellers Representative and Purchaser shall, and shall cause the Company to, cooperate fully with Representative in connection with making any push-out election under Section 6226 of the Code, including by causing the “partnership representative” and “designated individual” (as those terms are used in Section 6223 of the Code and Treasury Regulation Section 301.6223-1(b)(3) (or any similar provision of law)) of the Company to take all necessary actions to make the push-out election, and the preparation of any statements or other information required to be provided to the IRS or any other Person as required by Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding rules under applicable state and local Law). If the Representative does not provide evidence to Purchaser of a proper push-out election, Purchaser shall have the right to (x) cause the Company to make a push-out election and (y) revoke any prior “partnership representative” (and “designated individual”) and appoint a replacement “partnership representative” (or “designated individual”) for the purposes of timely making such push-out election.

Section 7.4 Conveyance Taxes. The Sellers agree to pay fifty percent (50%) of any and all Conveyance Taxes, and the Purchaser agrees to pay fifty percent (50%) of any and all Conveyance Taxes, in each case that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable the Purchaser to comply with any pre-Closing filing requirements, and the Purchaser and the Sellers shall reimburse each other for their portion of any Conveyance Taxes paid by the other Party.

Section 7.5 Miscellaneous.

(a) For Income Tax purposes, the Parties agree to treat all payments under any other indemnity provisions contained in ARTICLE VIII as adjustments to the Consideration, unless otherwise required by a (i) change in law occurring after the date hereof, (ii) closing agreement with an applicable Taxing authority, or (iii) final non-appealable judgment of a court of competent jurisdiction.

(b) For purposes of this ARTICLE VII, all references to the Purchaser, the Sellers, Affiliates, the Company and its Subsidiaries include successors and assigns.

(c) Notwithstanding any provision in this Agreement to the contrary, the covenants and agreements of the Parties contained in this ARTICLE VII shall survive the Closing and shall remain in full force in accordance with their terms.

(d) The Sellers shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Sellers or any predecessor or Affiliate thereof, on the one hand, and the Company and its Subsidiaries, on the other hand, for all Taxes imposed by any government or Taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 7.6 Miscellaneous. Except as otherwise required under applicable Law, following the Closing, neither the Purchaser nor the Company nor any of its Subsidiaries will (and neither the Purchaser nor the Company will allow any of its Affiliates to), in each case solely to the extent such action would reasonably be expected to reduce the Consideration payable to the Sellers or give rise to any Tax liability to the Sellers: (a) file, amend or revoke any Tax Return or Tax election for the Company or any of its Subsidiaries that has effect in any Pre-Closing Period or Straddle Period, (b) surrender any right to claim a refund of Taxes relating to the Company relating to any Pre-Closing Period or Straddle Period, (c) adopt or change any method of accounting that has effect in a Pre-Closing Period or Straddle Period, (d) take any action on the Closing Date after the Closing other than in the Ordinary Course of Business except as contemplated by this Agreement or the other transaction documents that could give rise to any Tax liability or reduce any Tax attribute of the Sellers or any of their Affiliates, or (e) file a voluntary disclosure with respect to a Pre-Closing Period or Straddle Period prior to the final determination of the Consideration pursuant to Section 2.7, in each case, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned nor delayed.

ARTICLE VIII

Indemnification

Section 8.1 Survival. None of the representations or warranties of the Parties hereto contained in this Agreement will survive the Closing except for the purposes of claims for Fraud, and no Party shall have any liability after the Closing with respect thereto except in the case of Fraud. The Purchaser’s sole recourse for any breaches of the representations and warranties of the Sellers set forth in ARTICLE III and ARTICLE IV shall be the RWI Policy, other than in the case of Fraud. All covenants and agreements contained herein shall survive in accordance with their terms, and if no term is specified, until fully performed.

Section 8.2 Indemnification for Matter 1, Matter 2, Matter 3 and Matter 4. Subject to the other provisions of this ARTICLE VIII including, without limitation, the limitations set forth in Section 8.4, from and after the Closing Date, the Purchaser, the Company, and their respective Subsidiaries, Affiliates and its and their respective Representatives (each, an “Indemnified Party”) shall be indemnified and held harmless by the Sellers (the “Indemnifying Parties”), jointly and severally, for and against any and all direct or indirect Losses arising out of, related to or resulting from the matters described in Section 8.2 of the Seller Disclosure Schedule (the “Indemnified Claims”).

Section 8.3 Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:

(a) Any Indemnified Party claiming indemnification under this Agreement with respect to any Indemnified Claim shall (i) promptly (but no later than 30 days after incurrence) notify the Sellers Representative of any Losses incurred in connection with such Indemnified Claim (provided, that the failure to so notify shall not relieve the Indemnifying Parties of their obligations hereunder, except to the extent that the Indemnifying Parties are actually and materially prejudiced thereby) and (ii) transmit to the Indemnifying Party reasonable documentation evidencing such Losses. At the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Indemnified Claim relates. All such access shall be subject to the Access Principles and shall be granted during normal business hours and shall be granted under the conditions, which shall not unreasonably interfere with the business and operations of such Indemnified Party.

(b) Subject to the limitations set forth in Section 8.4, after Final Resolution of any indemnification obligation of the Sellers to the Indemnified Parties pursuant to this ARTICLE VIII, such indemnification obligation shall first be satisfied by payment from the Indemnity Escrow Funds until the Indemnity Escrow Funds are exhausted or released in the case of indemnification pursuant to Section 8.2 and, in the event the Indemnity Escrow Funds are less than amount of the Losses specified in any Claim Certificate (the “Indemnity Shortfall”), notwithstanding anything to the contrary in this Agreement, at the election of the Sellers Representative, each Seller shall and shall cause its Affiliates to (i) deliver to the Purchaser a cash amount by wire transfer in immediately available funds to an account designated by the Purchaser equal to such Seller’s respective Incremental Pro Rata Portion of the Indemnity Shortfall or (ii) (A) deliver to the Purchaser and forfeit for no consideration that number of Locked-Up Shares or (B) forfeit for no consideration its right to receive that number of Deferred Locked-Up Shares yet to be issued pursuant to Section 2.9, in each case having an aggregate value equal to such Seller’s respective Incremental Pro Rata Portion of the Indemnity Shortfall, with the number of such Locked-Up Shares or Deferred Locked-Up Shares, as applicable, determined by dividing (x) such Seller’s respective Incremental Pro Rata Portion of the Indemnity Shortfall by (y) the price per share of the Purchaser Common Stock on the trading day immediately preceding the date on which such Seller elects to satisfy its obligation in accordance with this Section 8.3(b)(ii). To the extent any indemnification payment pursuant to this ARTICLE VIII is to be satisfied, in whole or in part, from the Indemnity Escrow Funds, each of the Sellers Representative and the Purchaser shall execute and deliver to the Escrow Agent a joint written instruction in accordance with the provisions of the Escrow Agreement authorizing and directing the Escrow Agent to make such payment.

(c) Except as otherwise set forth in this Section 8.3(c), the Sellers Representative shall, at its sole expense, control and conduct the defense (with the reasonable assistance and cooperation of the Company and its Subsidiaries) of each Indemnified Claim from and after Closing; provided, however, that, (i) the Sellers Representative shall keep the Purchaser reasonably informed regarding the status of each Indemnified Claim, (ii) the Sellers Representative shall provide the Purchaser, and the Purchaser shall provide the Sellers Representative, with copies of all material correspondences, written notices and other material written materials received with respect to each Indemnified Claim, (iii) the Purchaser shall be given an opportunity, at its own cost and expense (which cost and expense, for the avoidance of doubt, shall not constitute a Loss suffered by the Purchaser for purposes of this Agreement), to review and comment on any material submissions to a Governmental Authority made in connection with any Indemnified Claim and the Sellers Representative shall consider in good faith any such comments of the Purchaser, and (iv) the Sellers Representative shall not agree to the entry of any judgement or enter into any settlement or compromise with respect to any Indemnified Claim without the prior written consent of the Purchaser (which consent will not be unreasonably withheld, delayed or conditioned) unless, in connection with such settlement or compromise, (A) Indemnifying Party is obligated to indemnify the Indemnified Party for all amounts required by, and all other Losses in connection with, such judgment, settlement or compromise pursuant to this ARTICLE VIII, (ii) such settlement or compromise does not impose any consent order, injunction or decree that would restrict the future operation or conduct of the business of the Indemnified Party or any of its Affiliates or any other material non-monetary condition or obligation on the Indemnified Party or any of its Affiliates and (iii) such settlement or compromise provides for a complete and unconditional release of the claims that are the subject of, and all Liability relating to, the applicable claim in favor of the Indemnified Party with no finding or admission of a violation of Law. The Sellers Representative shall not be required to indemnify any Indemnified Party for any expenses or fees of counsel retained by any Indemnified Party with respect to any defense by such Indemnified Party of any Indemnified Claim, unless such Indemnified Party has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them and, in such event, the applicable Indemnified Party may retain one separate counsel approved in writing by the Purchaser in its reasonable discretion. In the event such a conflict exists and such Indemnified Party retains independent counsel in accordance with the foregoing sentence, the Sellers Representative shall be liable for the reasonable expenses and fees of one separate counsel (in addition to one local counsel) for the Indemnified Party. Without limiting the generality of the foregoing, if the Company or any of its Subsidiaries has engaged counsel, accountants or any other third-party advisors prior to Closing that the Sellers Representative desires to utilize to control any Indemnified Claim, then the Company or its applicable Subsidiary shall, at the Sellers Representative’s direction, continue such engagement for the benefit of the Sellers and the Company or such Subsidiary shall invoice the Sellers Representative for such engagement on a monthly basis (unless otherwise agreed between the Sellers Representative and the Company or applicable Subsidiary).

(d) Notwithstanding the foregoing, if (1) the Indemnifying Party fails at any time to be reasonably diligent in the defense of any Indemnified Claim as determined in good faith by the Indemnified Party after consultation with the Indemnifying Party and providing the Indemnifying Party a reasonable opportunity to cure, (2) the Indemnified Party has been advised in a written opinion by outside counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party due to actual or potential differing interests between them, (3) an Indemnified Claim involves criminal allegations or any attempt to impose any criminal penalty, fine or other sanction on the Indemnified Party, (4) an Indemnified Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (5) an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to an Indemnified Claim would materially injure the Indemnified Party’s reputation or future business prospects, (6) the applicable claimant seeks an injunction or equitable relief against an Indemnified Party as its primary source of recovery, or (7) an Indemnified Claim would likely give rise to Losses which are more than the Cap, then, the Sellers Representative shall, at the request of the Indemnified Party, immediately cease the conduct of the defense of the applicable Indemnified Claim and the Indemnified Party may conduct the defense of any such matter with one counsel reasonably acceptable to the Indemnifying Party; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such matter without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) unless the Indemnified Party waives its right to indemnification hereunder in respect of such matter.

Section 8.4 Calculation of Losses. Notwithstanding anything to the contrary contained in this Agreement:

(a) The Sellers shall not be liable under Section 8.2 for Losses in excess of the Cap, except in the case of Fraud. In the case of Fraud, the Sellers shall not be liable under Section 8.2 for Losses in excess of the aggregate value of the Consideration (as calculated as of the Closing Date and it being understood that, for the purposes of such calculation, the value of the Aggregate Closing Immediate Shares and the Aggregate Deferred Locked-Up Shares shall be calculated using the closing price per share of the Purchaser Common Stock as reported on Bloomberg on the day prior to the Closing).

(b) Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this ARTICLE VIII.

(c) The amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any insurance proceeds actually recovered with respect to such Losses (net of the deductible for such insurance policy and any increase in the premium for such policies arising out of or in connection with such Losses) and (ii) all other amounts recovered from a third party pursuant to contribution or otherwise in respect of such Losses, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party. Without limiting the foregoing, an Indemnified Party shall use commercially reasonable efforts to recover under applicable insurance policies then in place and contribution or other similar agreements then in place for any Losses for which an Indemnifying Party would otherwise be responsible. To the extent that an Indemnifying Party indemnifies an Indemnified Party and the Indemnified Party thereafter receives such insurance proceeds or contribution or other similar payments from a third party as a result of any Losses, the Indemnified Party shall promptly reimburse the Indemnifying Party for the amounts previously paid by the Indemnifying Party to the Indemnified Party in connection with such Losses (net of the deductible for such insurance policy, any increase in the premium for such policies arising out of or in connection with such Losses and any out-of-pocket costs and expenses reasonably incurred by such Indemnified Party).

(d) In the event an Indemnified Party shall recover in respect of a claim of indemnification under this ARTICLE VIII no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification.

(e) Notwithstanding anything to the contrary herein (except to the extent actually paid in connection with any Indemnified Claim), no Indemnifying Party shall be liable for any punitive or exemplary Losses, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other party’s sole, joint or concurrent negligence, strict liability or other fault.

Section 8.5 Tax Treatment of Indemnification Payments. For applicable income Tax purposes, the Indemnified Party and the Indemnifying Party shall treat indemnification payments made pursuant to this ARTICLE VIII as adjustments to the Consideration.

Section 8.6 Exclusive Remedy. Notwithstanding anything in this Agreement to the contrary and except with respect to Fraud, the Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that the sole and exclusive remedy of the Purchaser and their Affiliates for any claim related to, arising under or in connection with a breach of any representation or warranty contained in this Agreement shall be against the RWI Policy. None of the Sellers or any of their Affiliates shall have any direct or indirect liability of any kind or nature in connection with the RWI Policy or to the insurer thereunder, except in the case of Fraud. The provisions of this Section 8.6 shall still apply (a) if the RWI Policy is never issued by the insurer, (b) if the RWI Policy is revoked, cancelled or modified by the insurer. Notwithstanding the forgoing, nothing in this ARTICLE VIII limits, restricts or prevents any claims for injunctive relief, specific performance or equitable remedies permitted by this Agreement.

Section 8.7 Release of Indemnity Escrow Funds.

(a) The Indemnity Escrow Funds will be held by the Escrow Agent in escrow subject to the terms and conditions of this Agreement and the Escrow Agreement until the release of the Indemnity Escrow Funds in accordance with this Agreement or the Escrow Agreement, as applicable.

(b) On the date that is five Business Days after a Final Resolution with respect to Matter 1 (the “Matter 1 Release Date”), the Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, disburse to the Sellers Representative (for further distribution, as applicable, to the Sellers) an amount (not to be less than zero) equal to (i) the Matter 1 Indemnity Escrow Amount less (ii) any amounts disbursed to (or for the account of) an Indemnified Party to satisfy indemnification obligations of the Sellers with respect to Matter 1 pursuant to Section 8.2.

(c) On the date that is five Business Days after a Final Resolution with respect to Matter 2 (the “Matter 2 Release Date”), the Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, disburse to the Sellers Representative (for further distribution, as applicable, to the Sellers) an amount (not to be less than zero) equal to (i) the Matter 2 Indemnity Escrow Amount less (ii) any amounts disbursed to (or for the account of) an Indemnified Party to satisfy indemnification obligations of the Sellers with respect to Matter 2 pursuant to Section 8.2.

(d) On the date that is five Business Days after a Final Resolution with respect to Matter 3 (the “Matter 3 Release Date”), the Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, disburse to the Sellers Representative (for further distribution, as applicable, to the Sellers) an amount (not to be less than zero) equal to (i) the Matter 3 Indemnity Escrow Amount less (ii) any amounts disbursed to (or for the account of) an Indemnified Party to satisfy indemnification obligations of the Sellers with respect to Matter 3 pursuant to Section 8.2.

(e) On the date that is five Business Days after a Final Resolution with respect to Matter 4 (the “Matter 4 Release Date”), the Purchaser and the Sellers Representative shall jointly instruct the Escrow Agent to, and the Escrow Agent shall, disburse to the Sellers Representative (for further distribution, as applicable, to the Sellers) an amount (not to be less than zero) equal to (i) the Matter 4 Indemnity Escrow Amount less (ii) any amounts disbursed to (or for the account of) an Indemnified Party to satisfy indemnification obligations of the Sellers with respect to Matter 4 pursuant to Section 8.2.

Section 8.8 Seller’s Waiver. Notwithstanding anything to the contrary contained herein, no Seller shall exercise or assert, any right of contribution or right to indemnity or any other right or remedy against the Company or any of its Affiliates in connection with any indemnification obligation or any other Liability to which a Seller may become subject under this Agreement or otherwise in connection with any of the transactions contemplated herein.

Section 8.9 Stock Maintenance; Equity Backstop.

(a) From and after the Closing Date until the Sellers’ obligations under Section 2.7(d)(i), Section 8.2 and Section 8.3 have been satisfied in full (the “Equity Backstop Period”), collectively the Sellers and their Affiliates shall, at their option, (i) maintain beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) free and clear of all Encumbrances (other than Encumbrances arising under applicable securities Laws) of Purchaser Common Stock having an aggregate market value equal to the Cap (the “Minimum Equity Threshold”) or (ii) deposit, or cause to be deposited, an amount in cash equal to the Cap in an account controlled by the Sellers Representative (the “Backstop Account”), which Minimum Equity Threshold or Backstop Account shall be held for the benefit of the Indemnified Parties as security for the Sellers’ obligations under Section 2.7(d)(i) and this ARTICLE VIII. For purposes of this Section 8.9(a), the market value of the Purchaser Common Stock supporting the Minimum Equity Threshold shall be determined as of the close of trading on the last trading day of each calendar quarter during the Equity Backstop Period, based on the closing price of Purchaser Common Stock as reported on Bloomberg on such date. The Sellers Representative shall, promptly upon the reasonable request of the Purchaser (but not more frequently than once per calendar quarter), deliver to the Purchaser a written certification setting forth the number of shares of Purchaser Common Stock beneficially owned by the Sellers and their respective Affiliates as of a recent date and/or the amount of cash held in the Backstop Account and such other information as the Purchaser may reasonably request to verify compliance with this Section 8.9.

(b) In the event the Sellers choose to maintain an amount in cash equal to the Cap in the Backstop Account, upon the Final Resolution of all Indemnified Claims, any remaining amounts in the Backstop Account shall be promptly released to the Sellers, free and clear of any further restrictions.

ARTICLE IX

General Provisions

Section 9.1 Expenses.

(a) Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses.

(b) Notwithstanding the foregoing, in any Action arising out of or relating to this Agreement, including any action for declaratory relief, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs, and expenses incurred in connection with such Action, in addition to any other relief to which such party may be entitled. For purposes of this provision, the “prevailing party” means the party that substantially obtains the relief sought, whether by judgment, settlement, or otherwise. In the event that neither party substantially prevails on all issues in dispute, the court or arbitrator, as applicable, shall have the discretion to apportion fees and costs between the parties in a manner that reflects the relative success of each party on the claims and defenses asserted.

Section 9.2 Notices. All notices, requests, claims, demands and other communications required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (i) when delivered by hand, (ii) upon transmission, if sent by electronic mail transmission (in each case with receipt verified by electronic confirmation or if no such confirmation is given as long as there has not been notice of non-delivery) or (iii) one Business Day after being sent by courier or express delivery services; provided, that in each case the notice or other communication is sent to the address or electronic mail address set forth beneath the name of such Party (or to such other address or electronic mail address as such party shall have specified by like notice); provided further that all notices, requests, claims, demands and other communications to the Sellers Representative must be delivered solely by email:

(a) if to any Seller or the Sellers Representative:

c/o Highlander Partners, L.P.

300 Crescent Court, Suite 550

Dallas, TX 75201

Attention: Chris McRorie

Email: [***]

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

1900 N. Pearl St., Suite 1500

Dallas, TX 75201

Attention: John Quattrocchi, Tanner Bodine

Email: [***]

(b) if to the Purchaser or the Company:

Ondas Inc.

222 Lakeview Avenue

Suite 800

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, Patrick Huston, Chief Operating Officer, General Counsel and Secretary and Mark Green, Global Head – Corporate Development and M&A

Attention: [***]

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Suite 1100

Miami, Florida 33131

Attention: Christina Russo; David Birke; Matthew Hendy

Email: [***]

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.4 Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and the Exhibits) and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers, the Company and the Purchaser with respect to the subject matter hereof and thereof.

Section 9.5 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers Representative or the Purchaser), as the case may be; provided, that the Purchaser may, without the consent of any other Party, assign its rights, interests and obligations hereunder (a) to any of its Affiliates, (b) in connection with the transfer by the Purchaser of all or substantially all of the Units and/or assets of the Company to one or more third parties or (c) as collateral to any financial or lending institution providing financing to the Purchaser in connection with the transactions contemplated hereby, in each case provided that (i) the Purchaser provides prompt written notice to the Sellers Representative and (ii) the Purchaser remains ultimately liable for all of the obligations of the Purchaser hereunder.

Section 9.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers Representative and the Purchaser or (b) by a waiver in accordance with Section 9.7.

Section 9.7 Waiver. The Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.8 Rights of Third Parties. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise expressly set forth in this Agreement (including as set forth in Section 6.3, Section 6.6, ARTICLE VIII, Section 9.10 and Section 9.11), nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties (specifically including employees or creditors of the Company and its Subsidiaries).

Section 9.9 Disclosure Schedules.

(a) The Sellers have set forth certain information in the Seller Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Seller Disclosure Schedule need not be set forth in any other section of such Seller Disclosure Schedule so long as its relevance to such other section of the Seller Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in the Seller Disclosure Schedule. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Seller Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(b) Purchaser has set forth certain information in the Purchaser Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Purchaser Disclosure Schedule need not be set forth in any other section of the Purchaser Disclosure Schedule so long as its relevance to such other section of the Purchaser Disclosure Schedule or Section of this Agreement is readily apparent on the face of the information disclosed in the Purchaser Disclosure Schedule. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Purchaser Disclosure Schedule does not and shall not be deemed to create or imply a standard of materiality hereunder.

(c) Nothing in the Seller Disclosure Schedule or Purchaser Disclosure Schedule shall broaden the scope of any representation or warranty contained in this Agreement. The disclosure or inclusion of any matter in the Seller Disclosure Schedule or Purchaser Disclosure Schedule shall not be deemed to constitute an acknowledgment or admission that the matter is required to be disclosed by the terms of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Seller Disclosure Schedule or Purchaser Disclosure Schedule shall not (i) be used as a basis for interpreting the terms “material” or other similar terms in the Agreement or to establish a standard of materiality, (ii) be deemed to expand the scope of any obligation, covenant, condition or agreement contained in this Agreement, (iii) constitute, or deemed to constitute, an admission to any third party (other than the Parties) that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document, or (iv) represent an admission to any third party that the consummation of the transactions contemplated hereby requires the consent of any third party. No disclosure in the Seller Disclosure Schedule or Purchaser Disclosure Schedule relating to any possible breach or violation of any Contract or Law shall be construed as an admission to any third party (other than the Parties) that any such breach or violation exists or has already occurred.

Section 9.10 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) may only be brought against, the entities that are expressly named as parties hereto (or their successors or permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such named party or a third party beneficiary pursuant to Section 9.8. Except to the extent a named party to this Agreement or a third party beneficiary pursuant to Section 9.8 (and then only to the extent of the specific obligations of such party set forth in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto, or Affiliate of any of the foregoing, shall have any Liability (whether in contract, tort, equity or otherwise) with respect to this Agreement, or for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any party hereto under this Agreement (whether for indemnification or otherwise), or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company and its Subsidiaries or the Sellers concerning the Company and its Subsidiaries (including with respect to the operation of their business prior to the Closing or any other transaction, circumstance or state of facts involving the Company and its Subsidiaries prior to the Closing), or of or for any claim based on, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement). Notwithstanding the foregoing, nothing contained in this Section 9.10 shall limit or restrict any claim or remedy based on or arising out of Fraud.

Section 9.11 Legal Representation.

(a) The Purchaser hereby acknowledges that the Company and its Subsidiaries, the Sellers Representative and the Sellers have been represented by Baker & McKenzie LLP in connection with this Agreement and the transactions contemplated herein and that Baker & McKenzie LLP has received Confidential Material in connection with such representation. The Company, on behalf of itself and its Subsidiaries, and the Purchaser hereby (i) acknowledge and agree that, notwithstanding Baker & McKenzie LLP’s prior representation of the Company and its Subsidiaries, the Sellers Representative and the Sellers, and Baker & McKenzie LLP’s receipt of Confidential Material, Baker & McKenzie LLP may continue to represent the Sellers Representative and the Sellers after the Closing in connection with matters arising out of or related to this Agreement or the transactions contemplated herein including in connection with any indemnification claim or other litigation matter arising hereunder which may or may not be adverse to the Company and its Subsidiaries, (ii) waive and consent to the communication and disclosure by Baker & McKenzie LLP to the Sellers Representative and the Sellers in connection with any such representation of any fact known to, or document in the possession of, Baker & McKenzie LLP arising by reason of Baker & McKenzie LLP’s prior representation of the Company and its Subsidiaries, the Sellers Representative and the Sellers, (iii) waive any claim they have or may have that Baker & McKenzie LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (iv) irrevocably assign to the Sellers Representative and the Sellers, effective as of the Closing, all attorney-client privileges with respect to Baker & McKenzie LLP’s prior representation of the Company and its Subsidiaries, the Sellers Representative and the Sellers.

(b) The Purchaser and the Company, on behalf of itself and its Subsidiaries, agree that, as to all communications subject to attorney-client privilege among Baker & McKenzie LLP and the Sellers, the Sellers Representative and/or the Company and its Subsidiaries that relate in any way to the transactions contemplated by this Agreement (the “Protected Seller Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Sellers and the Sellers Representative, and may be controlled by the Sellers and the Sellers Representative, and shall not pass to or be claimed by the Purchaser and the Company and its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises among the Purchaser, the Company and its Subsidiaries and a third party other than a Party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Baker & McKenzie LLP to such third party; provided, however, that neither the Company or its Subsidiaries nor the Purchaser may waive such privilege without the prior written consent of the Sellers Representative except if requested to do so by a Governmental Authority. To the extent the Purchaser or any of its Affiliates (including the Company and its Subsidiaries) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Sellers Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

Section 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in Delaware Chancery Court; provided, however, that if such Chancery Court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state or federal court. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.13.

Section 9.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its terms. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the right of injunction, specific enforcement or other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement and (c) no Party will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at Law.

Section 9.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

HIGH POINT UAS, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and Secretary

SELLERS:

HIGHLANDER PARTNERS DEFENSE, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and Secretary

HIGH FLIGHT CORPORATION

By:	/s/ Matthew McCue
Name:	Matthew McCue
Title:	President

DZYNE MANAGEMENT HOLDINGS, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and Secretary

SELLERS REPRESENTATIVE:

HIGHLANDER PARTNERS DEFENSE, LLC

By:	/s/ Christopher McRorie
Name:	Christopher McRorie
Title:	Vice President, General Counsel and Secretary

PURCHASER:

ONDAS INC.

By:	/s/ Eric A. Brock
Name:	Eric A. Brock
Title:	Chairman and CEO

Exhibit A

INVESTOR QUESTIONNAIRE

ONDAS INC.

Each person or entity subscribing for securities (the “Securities”) of Ondas Inc. (the “Company”) must complete this Investor Questionnaire to determine if such person or entity qualifies as an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Accredited Investor

In order to confirm that the person or entity qualifies as an accredited investor, each individual investor, or each investing entity’s authorized officer or other representative, must check one or more of the boxes below that applies to that person or entity and initial next to such checked box or boxes.

A.	☐ Initial ____ The person is a natural person who (either individually or jointly with spouse) has a net worth in excess of $1,000,000[1];

B.	☐ Initial ____ The person is a natural person who had an individual income (not joint with spouse) in excess of $200,000 in each of the two most recent years, or who had a joint income (with spouse) in excess of $300,000 in each of those years, and in either case who has a reasonable expectation of reaching the same income level in the current year;

C.	☐ Initial ____ The person or entity is a director, executive officer, or general partner of the Company, or any director, executive officer, or general partner of a general partner of the Company;

D.	☐ Initial ____ The person is a natural person who is a “knowledgeable employee” (as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940), of the Company;

E.	☐ Initial ____ The person is a natural person who holds, in good standing, one of the following professional licenses: the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), or the Investment Adviser Representative license (Series 65);

F.	☐ Initial ____The entity is an investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state;

G.	☐ Initial ____ The entity is an investment adviser relying on the exemption from registering with the Securities and Exchange Commission under Section 203(l) or (m) of the Investment Advisers Act of 1940;

H.	☐ Initial ____ The entity is a Rural Business Investment Company (as defined in Section 384A of the Consolidated Farm and Rural Development Act);

I.	☐ Initial ____ The entity is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D (i.e., a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Securities);

[1]	For purposes of calculating net worth: (i) the person’s primary residence shall not be included as an asset, (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability.

J.	☐ Initial ____ The entity is a corporation, Massachusetts or similar business trust, partnership, or limited liability company, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (tax exempt organization), not formed for the specific purpose of acquiring the Securities, having total assets in excess of $5,000,000;

K.	☐ Initial ____ The entity is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974 (ERISA), and either (i) the investment decision is made by a “Plan Fiduciary” (as defined in Section 3(21) of ERISA), which is either a bank, savings and loan association, insurance company or registered investment adviser, or (ii) the employee benefit plan has total assets in excess of $5,000,000;

L.	☐ Initial ____ The entity is a self-directed employee benefit plan within the meaning of ERISA (e.g., an IRA), with investment decisions made solely by persons who are “accredited investors” (as defined in Rule 501(a) of Regulation D);

M.	☐ Initial ____ The entity is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, which plan has total assets in excess of $5,000,000;

N.	☐ Initial ____ The entity is one in which all of the equity owners are “accredited investors”;

O.	☐ Initial ____ The entity is a bank, savings and loan association or other similar institution (as defined in Sections 3(a)(2) and 3(a)(5)(A) of the Securities Act) whether acting in its individual or fiduciary capacity;

P.	☐ Initial ____ The entity is an insurance company (as defined in Section 2(a)(13) of the Securities Act);

Q.	☐ Initial ____ The entity is an investment company registered under the Investment Company Act of 1940 or a business development company (as defined in Section 2(a)(48) of the Investment Company Act of 1940);

R.	☐ Initial ____ The entity is a private business development company (as defined in Section 202(a)(22) of the Investment Advisers Act of 1940);

S.	☐ Initial ____ The person is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

T.	☐ Initial ____ The entity is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

U.	☐ Initial ____ The entity of a type not listed in clauses (F) through (T) above, that is not formed for the specific purpose of acquiring the Securities and owns investments in excess of $5 million. For purposes of this clause, “investments” means investments (as defined in Rule 2a51-1(b) under the Investment Company Act of 1940);

V.	☐ Initial ____ A family office (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940), that (i) has assets under management in excess of $5 million; (ii) is not formed for the specific purpose of acquiring the Securities and (iii) has a person directing the prospective investment who has such knowledge and experience in financial and business matters so that the family office is capable of evaluating the merits and risks of the prospective investment; or

W.	☐ Initial ____ A family client (as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940), of a family office meeting the requirements of clause (P) above and whose prospective investment in the Securities is directed by that family office pursuant to clause (P)(iii) above.

By checking the applicable box or boxes above and initialing next to such checked box or boxes, the undersigned investor is certifying to the Company that the undersigned is an accredited investor for the reason stated above.

Investment Certifications

The undersigned investor herby certifies the following to the Company:

●	Such person will receive the Securities for investment solely for such person’s own account and not with a view to or for sale in connection with any distribution thereof in violation of any applicable law, including without limitation, any federal securities laws, state securities laws or the agreement pursuant to which the Securities are being issued to such person (the “Agreement”).

●	At the time such person was offered the Securities, such person had, and as of the date hereof, has, such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the acquisition of the Securities, and in each case has consulted with counsel and other advisors prior to entering into the Agreement.

●	Such person has had an opportunity to ask questions and receive answers concerning the capitalization of the Company, the terms of the Agreement and the financial condition and operations of the Company and its subsidiaries.

Stock Issuance Information

If Securities are being issued to you pursuant to the Agreement, please provide the below information:

Legal Name of Shareholder: _______________________

Address: ___________________________

SSN/EIN (if any): ____________________

Email: _____________________________

Phone Number: ______________________

[Signatures appear on the next page]

By signing below, the undersigned confirms that the undersigned understands this document and that all of the above information about the undersigned is true, correct and complete.

(Print Name)

(Signature)

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated effective as of July 2, 2026 (“Agreement”), is by and among Ondas Inc., a Nevada corporation (“Buyer”), Highlander Partners Defense, LLC, a Delaware limited liability company (the “Representative”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A. High Point UAS, LLC, a Delaware limited liability company (the “Company”), the Representative, in its capacity as an equityholder of the Company (“Highlander”), Dzyne Management Holdings, LLC, a Delaware limited liability company (“Dzyne Management”), and High Flight Corporation, a Delaware corporation (“High Flight”, and collectively with Highlander and Dzyne Management, the “Sellers”), Buyer and the Representative are entering into that certain Unit Purchase Agreement (the “UPA”), dated as of the date hereof, pursuant to which Buyer is acquiring all the issued and outstanding membership interests of the Company. Pursuant to Section 2.8 of the UPA, Buyer shall deposit on behalf of the Sellers the Indemnity Escrow Amount and the Purchase Price Escrow Amount in segregated escrow accounts to be held by Escrow Agent for the purpose set forth in the UPA. As between Buyer and Representative, capitalized terms used but not defined herein shall have the meaning ascribed to them in the UPA.

B. Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and any earnings thereon in accordance with the terms of this Agreement.

C. Buyer and Representative acknowledge that (i) Escrow Agent is not a party to and has no duties or obligations under the UPA, (ii) all references in this Agreement to the UPA are solely for the convenience of Buyer and Representative, and (iii) Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Definitions. The following terms shall have the following meanings when used herein:

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which Escrow Agent at its location identified in Section 16 is open to the public for general banking purposes.

“Escrow Funds” means collectively the Purchase Price Escrow Funds and the Indemnity Escrow Funds.

“Final Order” means a final and nonappealable order of a court of competent jurisdiction (an “Order”), which Order is delivered to Escrow Agent accompanied by a written instruction from Buyer or Representative given to effectuate such Order and confirming that such Order is final, nonappealable and issued by a court of competent jurisdiction, and Escrow Agent shall be entitled to conclusively rely upon any such confirmation and instruction and shall have no responsibility to review the Order to which such confirmation and instruction refers.

“Indemnified Party” has the meaning set forth in Section 11.

“Indemnity Escrow Amount” means $10,000,000.00.

“Indemnity Escrow Funds” means the funds deposited with Escrow Agent pursuant to Section 3(b) of this Agreement, together with any interest and other income thereon.

“Joint Written Direction” means a written direction executed by Buyer and Representative, delivered to Escrow Agent in accordance with Section 16 and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Purchase Price Escrow Amount” means $2,000,000.00.

“Purchase Price Escrow Funds” means the funds deposited with Escrow Agent pursuant to Section 3(a) of this Agreement, together with any interest and other income thereon.

2. Appointment of and Acceptance by Escrow Agent. Buyer and Representative hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3, shall hold, invest and disburse the Escrow Funds in accordance with this Agreement.

3. Deposit of Escrow Funds. Simultaneously with the execution and delivery of this Agreement, Buyer will transfer:

(a) the Purchase Price Escrow Amount, by wire transfer of immediately available funds, to an account designated by Escrow Agent (the “Purchase Price Escrow Account”), and

(b) the Indemnity Escrow Amount, by wire transfer of immediately available funds, to an account designated by Escrow Agent (the “Indemnity Escrow Account” and together with the Purchase Price Escrow Account, each an “Escrow Account” and collectively the “Escrow Accounts”).

(c) Escrow Funds will remain uninvested except as provided in Section 6.

4. Disbursements of Escrow Funds.

(a) Escrow Agent shall disburse Escrow Funds promptly, but in any event within two (2) Business Days upon receipt of, and in accordance with, a Joint Written Direction substantially in the form of Attachment 1 hereto and received by Escrow Agent as set forth in Section 16 and which Buyer and Representative agree shall be in compliance with the terms of the UPA. Such Joint Written Direction must contain complete payment instructions, including funds transfer instructions or an address to which a check should be sent.

(b) Prior to any disbursement, Escrow Agent must receive reasonable identifying information regarding the recipient so that Escrow Agent is able to comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds will be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12.

(c) Buyer and Representative may each deliver written notice to Escrow Agent in accordance with Section 16 changing their respective funds transfer instructions, which notice will be effective only upon receipt by Escrow Agent and after Escrow Agent has had reasonable time to act upon such notice.

(d) The Escrow Funds shall be held as escrow funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. Escrow Agent shall not distribute or release any Escrow Funds except in accordance with the express terms and conditions of this Agreement.

(e) Notwithstanding any other provision of this Agreement, upon receipt of a Final Order, Escrow Agent is authorized and directed to disburse Escrow Funds pursuant to such Final Order on the fifth (5th) Business Day following receipt thereof. Escrow Agent will act on such Final Order without further inquiry.

5. Suspension of Performance; Disbursement into Court. If, at any time, (a) a dispute exists with respect to any obligation of Escrow Agent under this Agreement, (b) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, Escrow Agent’s proper actions with respect to its obligations hereunder, or (c) Buyer and Representative have not, within 10 days of receipt of a notice of resignation, appointed a successor escrow agent to act under this Agreement, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty is resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent is appointed; or

(ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty and, to the extent required or permitted by law, pay into such court, for holding and disposition by such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent will have no liability to Buyer or Representative for any such suspension of performance or disbursement into court in accordance with the terms of this Agreement, specifically including any liability or claimed liability that may arise due to any delay in any other action required or requested of Escrow Agent.

6. Investment of Funds. Based upon Buyer’s and Representative’s prior review of investment alternatives, in the absence of further specific written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Escrow Funds in the investment identified in Schedule A. If applicable, Buyer and Representative acknowledge receipt from Escrow Agent of a current copy of the prospectus for the investment identified in Schedule A. Buyer and Representative may deliver to Escrow Agent a Joint Written Direction changing the investment of the Escrow Funds, upon which direction Escrow Agent may conclusively rely without inquiry or investigation; provided, however, that Buyer and Representative warrant that no investment or reinvestment direction will be given except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any domestic bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term deposits on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Buyer and Representative recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase or disposition of any investment and Escrow Agent will not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Buyer and Representative waive receipt of such confirmations.

All investments will be made in the name of Escrow Agent. Escrow Agent may, without notice to Buyer and Representative, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder and will not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment, provided that Escrow Agent has made such sale or liquidation in accordance with the terms and subject to the conditions of this Agreement. All investment earnings will become part of the Escrow Funds and investment losses will be charged against the Escrow Funds. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., U.S. Central Time, Escrow Agent will not be required to invest applicable funds until the next Business Day. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4.

7. Statements. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds will be confirmed by Escrow Agent by an account statement. Escrow Agent will deliver monthly account statements to Buyer and Representative in accordance with Section 16. Unless otherwise agreed to in writing by Escrow Agent, account statements will be effectively delivered when made available through Escrow Agent’s online portal system (“Pivot”).

8. Tax Reporting. (a) Other than as specified in this Section 8, Escrow Agent has no responsibility for the tax consequences of this Agreement and Buyer and Representative shall consult with independent counsel concerning any and all tax matters. Buyer and Representative jointly and severally agree to assume all obligations imposed now or hereafter related to this Agreement by any applicable tax law or regulation with respect to payments or performance under this Agreement; provided Buyer and Representative agree solely between themselves that with respect to the foregoing, the party who fails to properly remit and pay applicable taxes and/or comply with applicable tax law or regulation shall be solely responsible for any associated taxes and/or penalties. Unless otherwise specified to Escrow Agent in writing by Buyer and Representative, all interest or other income earned under this Agreement shall be allocated to Buyer and reported, by Escrow Agent to the IRS on IRS Form 1099 or 1042S (or successor form) as income earned from the Escrow Funds by Buyer whether or not said income has been distributed during such year. Except as specifically set forth in this Section 8 or as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except to the Internal Revenue Service with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045 and Form 1099 and Form 1042-S reporting with respect to investment income earned on the Escrow Funds, if any. In the event Buyer or Representative becomes aware of any additional reporting, withholding, or other tax requirements with respect to this Agreement, the parties shall inform Escrow Agent in writing and cooperate in good faith to ensure compliance with such requirements. Escrow Agent shall have no responsibility for Form 1099-MISC reporting with respect to disbursements that Escrow Agent makes in an administrative or ministerial function to vendors or other service providers and shall have no tax reporting or withholding duties with respect to the Foreign Investment in Real Property Tax Act.

(b) To the extent that U.S. federal imputed interest regulations apply, Buyer and Representative shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Buyer and Representative deem appropriate. Escrow Agent will rely solely on such provided calculations and information and will have no responsibility for the accuracy or completeness of any such calculations or information. Buyer and Representative shall provide Escrow Agent a properly completed IRS Form W-9, for each payee. If requested tax documentation is not so provided, Escrow Agent is authorized to withhold taxes as required by the United States Internal Revenue Code and related regulations.

(c) Except as otherwise directed by Buyer and Representative in writing, Escrow Agent will report, on an accrual basis, all interest or income on the Escrow Funds as being owned by Buyer for federal income tax purposes. In connection with a Final Order, the Escrow Agent shall distribute to Buyer an amount equal to twenty-five percent (25%) of the interest or other income treated as earned by Buyer and reported to the IRS as provided for in this Section 8.

9. Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to Buyer and Representative specifying a date when such resignation will take effect. Similarly, Escrow Agent may be removed at any time, with or without cause, by Buyer and Representative giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal will take effect. If Buyer and Representative fail to jointly appoint a successor Escrow Agent prior to the effective date of such resignation or removal, Escrow Agent may petition a court of competent jurisdiction to appoint a successor escrow agent, and all reasonable costs and expenses related to such petition shall be paid jointly and severally by Buyer and Representative provided, Buyer and Representative agree solely between themselves that any such costs and expenses shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Representative, on the other hand. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all reasonable and documented fees and expenses (including court costs and reasonable attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement will inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

10. Duties and Liability of Escrow Agent.

(a) Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no additional duties will be implied. Escrow Agent has no fiduciary or discretionary duties of any kind. Escrow Agent’s permissive rights will not be construed as duties. Escrow Agent has no liability under and no duty to inquire as to the provisions of any document other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such document has been provided to Escrow Agent. Escrow Agent’s sole responsibility is to hold the Escrow Funds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Agreement. Escrow Agent shall not be responsible for or have any duty to make any calculations under this Agreement, or to determine when any calculation required under the provisions of this Agreement should be made, how it should be made or what it should be, or to confirm or verify any such calculation. Escrow Agent will not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or otherwise set forth in a Joint Written Direction or Final Order. This Agreement will terminate upon the distribution of all the Escrow Funds pursuant to any applicable provision of this Agreement, and Escrow Agent will thereafter have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds.

(b) Escrow Agent will not be liable for any action taken or omitted by it in good faith except to the extent that Escrow Agent’s fraud, gross negligence or willful misconduct was the cause of any loss to Buyer or Representative. Escrow Agent may retain and act hereunder through agents, and will not be responsible for or have any liability with respect to the acts of any such agent retained by Escrow Agent in good faith, absent Escrow Agent’s fraud, gross negligence or willful misconduct.

(c) Escrow Agent may conclusively rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent believes in good faith to be genuine and to have been signed or presented by the person purporting to sign it and shall have no responsibility or duty to make inquiry as to or to determine the truth, accuracy or validity thereof (or any signature appearing thereon). In no event will Escrow Agent be liable for (i) incidental, indirect, special, consequential or punitive damages or penalties of any kind (including, but not limited to lost profits), even if Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action or (ii) any amount greater than the value of the Escrow Funds as valued upon deposit with Escrow Agent.

(d) Escrow Agent will not be responsible for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or any other circumstance beyond its control; provided, however, Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances. Escrow Agent will not be obligated to take any legal action in connection with the Escrow Funds, this Agreement or the UPA or to appear in, prosecute or defend any such legal action or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Buyer and Representative are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Escrow Agent will have no liability to Buyer or Representative, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

(e) Escrow Agent may consult, at Buyer’s and Representative’s cost (which any such costs shall be reasonable and documented and Buyer and Representative agree solely between themselves shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Representative, on the other hand), legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of its duties hereunder, or relating to any dispute involving this Agreement. Buyer and Representative agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder. When any action is provided for herein to be done on or by a specified date that falls on a day other than a Business Day, such action may be performed on the following Business Day.

(f) If any portion of the Escrow Funds is at any time attached, garnished or levied upon, or otherwise subject to any writ, order, decree or process of any court, or in case disbursement of Escrow Funds is stayed or enjoined by any court order, Escrow Agent is authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders, decrees or process so entered or issued, including but not limited to those which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction; provided, however, that Escrow Agent shall provide written notice to Buyer and Representative of the course of action that Escrow Agent has taken (or intends to take, to the extent legally permissible and when practicable) in response to any such writ, order, decree or process. If Escrow Agent relies upon or complies with any such writ, order, decree or process, it will not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even if such order is reversed, modified, annulled, set aside or vacated.

(g) Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell and deal in any of the securities of any other party hereto and contract and lend money to any other party hereto and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein will preclude Escrow Agent from acting in any other capacity for any other party hereto or for any other person or entity.

(h) In the event instructions, including funds transfer instructions, address change or change in contact information are given to Escrow Agent (other than in writing at the time of execution of this Agreement), whether in writing, by email or otherwise, Escrow Agent is authorized, but not required, to seek confirmation of such instructions by telephone call-back to any person designated by the instructing party on Schedule C hereto, and Escrow Agent may rely upon the confirmation of anyone purporting to be the person so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and will be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If Escrow Agent is unable to contact any of the designated representatives identified in Schedule C, Escrow Agent is hereby authorized but will be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s (“Executive Officers”), as the case may be, which will include the titles of Chief Executive Officer, President and Vice President, as Escrow Agent may select. Such Executive Officer must deliver to Escrow Agent a fully executed incumbency certificate, and Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Buyer and Representative agree that Escrow Agent may at its option record any telephone calls made pursuant to this Section. Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank, even when its use may result in a transfer of funds to a person other than the intended beneficiary or to a bank other than the intended beneficiary’s bank or intermediary bank. Buyer and Representative acknowledge that these optional security procedures are commercially reasonable.

11. Indemnification of Escrow Agent. Buyer and Representative, jointly and severally, shall indemnify and hold harmless Escrow Agent and each director, officer, employee and affiliate of Escrow Agent (each, an “Indemnified Party”) upon demand against any and all claims, actions and proceedings (whether asserted or commenced by Buyer, Representative or any other person or entity and whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable and documented attorneys’ fees, costs and expenses) (collectively, “Losses”) arising from this Agreement or Escrow Agent’s actions hereunder, except to the extent such Losses are determined by a court of competent jurisdiction to have been caused by the fraud, gross negligence or willful misconduct of such Indemnified Party in connection with Escrow Agent’s material breach of this Agreement. Buyer and Representative further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable and documented attorneys’ fees, incurred by such Indemnified Party in connection with the enforcement of Buyer’s and Representative’s obligations to Escrow Agent under this Agreement. Each Indemnified Party shall, in its sole discretion, have the right to select and employ one separate counsel with respect to any action or claim brought or asserted against it, and the reasonable and documented fees of such counsel shall be paid upon demand by Buyer and Representative jointly and severally. The obligations of Buyer and Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

12. Compensation of Escrow Agent.

(a) Fees and Expenses. Buyer and Representative, jointly and severally, agree to compensate Escrow Agent upon demand for its services hereunder in accordance with Schedule B attached hereto. The obligations of Buyer and Representative under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent. Buyer and Representative agree solely between themselves that the fees and expenses paid under this Section 12(a) shall be paid fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by the Representative, on the other hand.

(b) Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of expenses due and payable hereunder (including any amount to which Escrow Agent or any other Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Buyer and Representative of any such disbursement from the Escrow Funds to itself or any other Indemnified Party and shall furnish Buyer and Representative copies of related invoices and other statements.

13. Representations and Warranties. Buyer and Representative each respectively make the following representations and warranties to Escrow Agent:

(a) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

(b) each of the applicable persons designated on Schedule C attached hereto has been duly appointed to act as its authorized representative hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement and no change in the designation of such authorized representative will be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 16 and Escrow Agent has had reasonable time to act upon it.

(c) the execution, delivery and performance of this Agreement by Escrow Agent does not and will not violate any applicable law or regulation.

(d) it will not claim any immunity from jurisdiction of any court, suit or legal process, whether from service of notice, injunction, attachment, execution or enforcement of any judgment or otherwise.

(e) there is no security interest in the Escrow Funds or any part thereof and no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

14. Identifying Information. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust or other legal entity, Escrow Agent requires documentation to verify its formation and existence as a legal entity. Escrow Agent may require financial statements, licenses or identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Buyer and Representative agree to provide all information requested by Escrow Agent in connection with any legislation or regulation to which Escrow Agent is subject, in a timely manner. Escrow Agent’s appointment and acceptance of its duties under this Agreement is contingent upon verification of all regulatory requirements applicable to Buyer, Representative and any of their permitted assigns, including successful completion of a final background check. These conditions include, without limitation, requirements under the USA PATRIOT Act, the USA FREEDOM Act, the Bank Secrecy Act, and the U.S. Department of the Treasury Office of Foreign Assets Control. If these conditions are not met, Escrow Agent may at its option promptly terminate this Agreement in whole or in part and refuse any otherwise permitted assignment by Buyer or Representative, without any liability or incurring any additional costs.

15. Covenant of Escrow Agent. Escrow Agent hereby agrees and covenants with Buyer and Representative that it shall perform all of its obligations under this Agreement in good faith and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the terms of this Agreement or as otherwise required by applicable law.

16. Notices. All notices, approvals, consents, requests, statements and other communications hereunder (each, a “Notice”) must be in writing, in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by Pivot or (e) by email. Notice will be effective upon receipt except for Notice via email, which will be effective only when the recipient, by return email or Notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Notices may only be sent to the applicable party or parties at the address specified below:

If to Buyer, at:

Ondas Inc.

Suite 800

West Palm Beach, Florida 33401

Attention: Neil Laird, Chief Financial Officer, Patrick Huston, Chief Operating Officer, General Counsel and Secretary and Mark Green, Global Head – Corporate Development and M&A

Attention: [***]

with a copy (which shall not constitute notice) to:

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street

Attention: Christina Russo; David Birke; Matthew Hendy

Email: [***]

If to Representative, at:

c/o Highlander Partners, L.P.

300 Crescent Court, Suite 550

Dallas, TX 75201

Attention: Chris McRorie

Email: [***]

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

1900 N. Pearl St., Suite 1500

Dallas, TX 75201

Attention: John Quattrocchi, Tanner Bodine

Email: [***]

If to Escrow Agent, at:

U.S. Bank National Association, as Escrow Agent

ATTN: Global Corporate Trust Services

Address: 7459 S. Lima St, Englewood CO 80112

Telephone: (720) 665-6453

E-mail: [***]

or to such other address as each party may designate for itself by like Notice and unless otherwise provided herein will be deemed to have been given on the date received. Escrow Agent shall not have any duty to confirm that the person sending any Notice by electronic transmission (including by e-mail, Pivot or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Buyer and Representative agree to assume all risks arising out of the use of electronic signatures and electronic methods to submit Notices to Escrow Agent, including without limitation the risk of Escrow Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

17. Amendment and Assignment. None of the terms or conditions of this Agreement may be changed, waived, modified, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Agreement. No course of conduct will constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. No party may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other parties, provided that if Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another entity, the successor or transferee entity without any further act will be the successor Escrow Agent.

18. Governing Law, Jurisdiction and Venue. This Agreement must be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof that would require the application of any other laws. Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the Delaware Chancery Court, except that if jurisdiction is not proper in such court, any Delaware state or federal court, (b) waives any objection to such jurisdiction or venue, (c) agrees not to commence any legal proceedings related hereto except in such courts, (d) consents to and agrees to accept service of process to vest personal jurisdiction over it in any such courts made as set forth in Section 16 and (e) waives any right to trial by jury in any action in connection with this Agreement.

19. Entire Agreement, No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the signatory parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to Escrow Funds. This Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed will constitute one and the same agreement or direction. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The Section headings have been inserted for convenience only and will be given no substantive meaning or significance whatsoever in construing the terms and conditions of this Agreement. Nothing in this Agreement, express or implied, is intended to or will confer upon any person other than the signatory parties hereto and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[signature page follows]

The parties hereto have caused this Agreement to be executed effective as of the date first above written.

REPRESENTATIVE:

Highlander Partners Defense, LLC

BUYER:

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION
as Escrow Agent

By:
Name:
Title:

SCHEDULE A

MONEY MARKET DEPOSIT ACCOUNT AUTHORIZATION FORM DESCRIPTION AND TERMS

The U.S. Bank Money Market Deposit Account (“MMDA”) is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account. Selection of this investment includes authorization to place funds on deposit and invest with U.S. Bank.

Interest rates are determined at U.S. Bank’s discretion, and U.S. Bank reserves the right to change the applicable interest rate at any time. U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account.

The owner of the account is U.S. Bank, U.S. Bank Trust National Association, or U.S. Bank Trust Company National Association (as applicable) (the “U.S. Bank Entities”) as agent for Global Corporate Trust customers. The U.S. Bank Entities perform all account deposits and withdrawals. Deposit accounts are FDIC-insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits. As part of U.S. Bank’s fees for servicing the escrow account(s), U.S. Bank earns and retains float income to the extent the escrow account(s) holds a balance in the MMDA.

THE U.S. BANK ENTITIES, WHEN ACTING AS AN INDENTURE TRUSTEE OR IN A SIMILAR CAPACITY, ARE NOT REQUIRED TO REGISTER AS A MUNICIPAL ADVISOR WITH THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF COMPLYING WITH THE DODD-FRANK WALL STREET REFORM & CONSUMER PROTECTION ACT. INVESTMENT ADVICE, IF NEEDED, SHOULD BE OBTAINED FROM YOUR INVESTMENT ADVISOR.

Automatic Authorization

In the absence of specific written direction to the contrary as may be authorized under the governing agreement, the applicable U.S. Bank Entity is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Deposit Account. Customer confirms that the U.S. Bank Money Market Deposit Account is a permitted investment under the governing agreement and this authorization is the permanent direction for investment of the moneys until the applicable U.S. Bank Entity is notified in writing of alternate instructions.

SCHEDULE B

Schedule of Fees for Services as Escrow Agent

01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the Depositor. If appropriate and upon request by the Depositor, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

Waived

04480	Agent, One-Time fee for the standard agent services associated with the administration of the account. Administration fees are payable in advance.	$2,500

Direct Out of Pocket Expenses

Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event the transaction contemplated in the Underlying Agreement is not finalized, any related out-of-pocket expenses will be billed to Depositor directly. Absent Recipient’s written instructions otherwise, all cash sums in the Escrow Account will remain invested and accrued interest and other compensation thereon will be credited to the Escrow Account with respect to such cash sums. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE C

The following person(s) is a representative of Buyer authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on behalf of Buyer (only one representative required). Check box to indicate Pivot access (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

Name	Specimen signature	Email	Telephone No.

Name	Specimen signature	Email	Telephone No.

The following person(s) are a representative of Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on behalf of Representative (only one representative required). Check box to indicate Pivot access (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

Name	Specimen signature	Email	Telephone No.

Name	Specimen signature	Email	Telephone No.

*	Full access includes debt details, documents, reports, statements, cash and holdings.

SCHEDULE C-1

In addition to any applicable authorized persons on Schedule C, Pivot access may be granted to other parties (e.g. attorneys, financial advisors, accountants, etc.).

Buyer hereby grants the following person(s) access to Pivot on its behalf (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

Name	Email	Telephone No.

Name	Email	Telephone No.

Name	Email	Telephone No.

Representative hereby grants the following person(s) access to Pivot on its behalf (unless otherwise agreed to in writing by Escrow Agent, full access* will be granted).

Name	Email	Telephone No.

Name	Email	Telephone No.

*	Full access includes debt details, documents, reports, statements, cash and holdings.

ATTACHMENT 1

FORM OF JOINT WRITTEN DIRECTION

U.S. Bank National Association, as Escrow Agent

ATTN: Global Corporate Trust Services

Address: [***]

Date: ___________________

RE: ESCROW AGREEMENT made and entered into as of [ ], 2026 by and among Ondas Inc., a Nevada corporation (“Buyer”), Highlander Partners Defense, LLC, a Delaware limited liability company (the “Representative”) and U.S. Bank National Association, in its capacity as escrow agent (the “Escrow Agent”).

Pursuant to Section 4 of the above-referenced Escrow Agreement, Buyer and Representative hereby instruct Escrow Agent to disburse the amount of [$_____] from the [Purchase Price/Indemnity] Escrow Account to [Buyer] [Representative], as provided below:

Buyer	Representative

Bank Name: ____________________	Bank Name: __________________________
Bank Address: ____________________	Bank Address: ________________________
ABA No.: ____________________	ABA No. ____________________________
Account Name: ___________________	Account Name: _______________________
Account No.: ____________________	Account No.: _________________________

[Signatures on following page]

Buyer:

Ondas Inc.

By:
Name:
Title:

Representative:

By:

Highlander Partners Defense, LLC

Exhibit C

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK- UP AGREEMENT (this “Agreement”), dated as of July 2, 2026, is made and entered into by and among (i) Ondas Inc., a Nevada corporation (the “Company”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own Registrable Securities and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing clauses (ii) and (iii), a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company has entered into a Unit Purchase Agreement, dated as of July 2, 2026 (the “Purchase Agreement”), by and among the Company, High Point UAS, LLC, a Delaware limited liability company, Highlander Partners Defense, LLC, a Delaware limited liability company, Dzyne Management Holdings, LLC, a Delaware limited liability company, and High Flight Corporation, a Delaware corporation, and Highlander Partners Defense, LLC, a Delaware limited liability company, in its capacity as the Representative; and

WHEREAS, in connection with the Purchase Agreement, the Company may issue Common Stock as consideration pursuant to the terms of the Purchase Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Resale Shelf Registration Rights.

(a) Registration Statement Covering Resale of Registrable Securities. In accordance with Section 2, by the later of (i) one (1) Business Day following the issuance of shares of Common Stock pursuant to the Purchase Agreement and (ii) the Business Day in which the Company publicly announces the Purchase Agreement, the Company shall prepare and file, or cause to be prepared and filed, with the Commission a prospectus supplement pursuant to Rule 424(b)(7) promulgated under the Securities Act (each, a “Prosupp”) to its Current Resale Shelf Registration Statement, providing for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and each such Prosupp shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Company shall use its best efforts to maintain the Current Resale Shelf Registration Statement in accordance with the terms hereof and keep the Current Resale Shelf Registration Statement continuously effective and shall cause the Current Resale Shelf Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times until the first date on which there are no longer any Registrable Securities outstanding (the “Effectiveness Period”).

(b) Notification; Replacement Registration Statement on Form S-3; and Distribution of Materials. The Company shall notify the Holders in writing of the filing of each Prosupp immediately following the filing thereof with the Commission, and the Company shall notify the Holders in writing immediately following the Current Resale Shelf Registration Statement no longer being current or otherwise available to the Holders as provided by Section 1(a). If the Current Resale Shelf Registration Statement becomes unavailable for the use by the Holders because the Company is no longer eligible to use an Automatic Shelf Registration Statement, then the Company shall promptly (and in any event within one (1) Business Day following the unavailability of such Registration Statement) file with the Commission a replacement Registration Statement on such form as it is then currently able to use (which shall be Form S-3 if the Company is then able to use such form), and the Company shall use its best efforts to have such replacement Registration Statement declared effective by the Commission by the earlier of (A) ten (10) days following receipt of notice from the Commission that it will not review such Registration Statement or (B) sixty (60) days following the unavailability of the Current Resale Shelf Registration Statement if the Commission reviews such Registration Statement, which replacement Registration Statement shall provide for the resale from time to time by the Holders of any and all Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect), and the Prospectus contained therein shall further provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to the Holders, including in customary market and brokerage trades through any national exchange or over the counter market. The Company shall notify the Holders of the effectiveness of such replacement Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of such Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in such Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in such Registration Statement. The Company shall use its best efforts to maintain such replacement Registration Statement in accordance with the terms hereof and keep such Registration Statement continuously effective and shall cause such Registration Statement to be supplemented and amended (including post-effective amendments) to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available and effective under the Securities Act at all times during the Effectiveness Period.

(c) Amendments and Supplements. Subject to the provisions of Section 1(a) above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Current Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Current Resale Shelf Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Registration Statement filed pursuant to Section 1(b) is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, then the Company shall promptly notify the Holders of such ineligibility and shall file with the Commission a shelf registration on Form S-1 or other appropriate form as promptly as practicable (but in all events no later than fifteen (15) days thereafter) to replace the shelf registration statement on Form S-3 and use its best efforts to have such replacement Registration Statement declared effective as promptly as practicable and to cause such replacement Registration Statement to remain effective, and shall cause the Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is continuously available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders during the Effectiveness Period; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall, as promptly as practicable, cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Registration Statement, such that the Registration Statement is once again on Form S-3.

(d) Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the applicable Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations and successor guidance. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities in accordance with the preceding sentence), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders’ amount of Registrable Securities must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the applicable Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the applicable Registration Statement, as amended, or the New Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement without such Holder’s written consent.

2. Registration Procedures. In connection with the Registration to be effected pursuant to Section 1, the Company shall expeditiously as reasonably possible:

(a) without derogating from the Company’s obligations contained in Section 1, prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a Registration Statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use best efforts to cause such Registration Statement to become effective immediately upon filing with the Commission, or if not on Form S-3ASR to become effective as promptly as practicable upon filing of a Form S-3 (provided that at least two (2) Business Days before filing a Registration Statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel selected by the Applicable Approving Party draft copies of all such documents proposed to be filed);

(b) immediately notify each Holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (B) the receipt by the Company or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each Registration Statement filed hereunder;

(c) prepare and file with the Commission such amendments and supplements to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective during the Effectiveness Period and comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders as set forth in such Registration Statement;

(d) furnish to each Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), each Prosupp, each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(e) during any period in which a prospectus is required to be delivered under the Securities Act, promptly and timely file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act;

(f) use its commercially reasonable efforts to register, qualify or secure an exemption from registration with respect to such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Holders (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g) promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such Registration Statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, the Company promptly (and in any event within one (1) Business Day) shall prepare, file with the Commission and furnish to each Holder (upon request) a reasonable number of copies of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j) make available for inspection by any Holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(k) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission;

(l) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its best efforts promptly to obtain the withdrawal of such order;

(m) use its commercially reasonable efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(n) cooperate with the Holders of Registrable Securities covered by the Registration Statement to facilitate the timely preparation and delivery of certificates or book-entry statements representing securities to be sold under the Registration Statement;

(o) cooperate with each Holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(p) provide a legal opinion of the Company’s outside counsel, dated as of the date of each Prosupp, or, in the event that Registration of the Registrable Securities is not effected pursuant to Section 1(a) and is instead effected pursuant to Section 1(b) or Section 1(c), dated as of the effective date of such Registration Statement (substantially in the form attached hereto as Exhibit A, the “Form of Opinion”), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;

(q) if the Company files an Automatic Shelf Registration Statement covering any Registrable Securities, use its commercially reasonable efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the Effectiveness Period;

(r) if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, prior to the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, use its commercially reasonable efforts to refile the registration statement on Form S-3 and keep such Registration Statement effective (including by filing a new Resale Shelf Registration Statement or replacement Resale Shelf Registration Statement, if necessary) at all times during the Effectiveness Period; and

(s) if reasonably requested by a Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective amendment with the Commission after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

3. Trade Limitations.

(a) In connection with resales by the Holders, each Holder severally, and not jointly with any other Holder, agrees to comply with the Trading Limitations and, if applicable to such Holder, the Company Insider Trading Policy (by virtue of becoming Company personnel).

(b) In connection with resales by the Holders, each Holder severally, and not jointly with any other Holder, agrees to make a representation regarding such Holder’s compliance with the Trading Limitations and further agrees to provide a completed and executed representation letter in the form attached as Exhibit A to the Form of Opinion.

4. Registration Expenses. All fees and expenses incident to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, all expenses in preparing or assisting in preparing, word processing, duplicating, printing, delivering and distributing any Registration Statement, any Prospectus, any Prosupp, any amendments or supplements thereto, messenger and delivery expenses, certificates, opinions (including pursuant to Section 2(b)) and any other documents relating to the performance under and compliance with this Agreement, fees and disbursements of custodians, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), shall be borne by the Company and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the Registrable Securities on each securities exchange on which similar securities issued by the Company are then listed.

5. Indemnification.

(a) The Company agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and such Holder’s officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses related to or arising out of (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus, any amendment thereof or supplement thereto or any Free-Writing Prospectus or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by the Company of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and such Holder’s officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, all legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holders expressly for inclusion therein; provided, however, that the indemnity agreement contained in this Section 5 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the Registration Statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, in reliance upon and in conformity with written information furnished by such Holder expressly for inclusion in such Registration Statement. In connection with an underwritten offering, the Company shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, (1) each such Holder shall furnish to the Company in writing such information as the Company reasonably requests for inclusion in any such Registration Statement or Prospectus and, (2) to the extent permitted by law, shall indemnify the Company, its officers, directors, employees, agents and representatives and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information expressly furnished in writing by such Holder to the Company for inclusion in such Registration Statement; provided that the foregoing obligation to indemnify shall be individual to such Holder, and not joint and several among the Holders, and shall be limited to the net amount of proceeds actually received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder except to the extent such failure has materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 5(a) or 5(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 5(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 5(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e) The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

6. Other Agreements; Certain Limitations on Registration Rights. The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder, shall make and keep adequate current public information available, as that term is understood and defined in Rule 144, and shall take such further action as the Holders may reasonably request and provide the necessary information, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 following the required holding period of Rule 144, subject to the Trading Limitations and the applicable Lock-Up Period, or (b) a Registration Statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, the Company shall promptly deliver to the Holders a written statement as to whether it has complied with such requirements. The Company shall at all times use its commercially reasonable efforts to cause the securities registered or to be registered pursuant hereto to be listed, or continue to be listed, on one or more of the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE American.

7. Lock-Up Provisions.

(a) Each Lock-Up Holder agrees that he, she or it shall not transfer any Lock-Up Shares without the prior written consent of the Company, other than a transfer of Lock-Up Shares to its Permitted Transferees in accordance with this Agreement, for a period of no less than six (6) months following the Closing Date (as defined in the Purchase Agreement) (the “Initial Lock-Up Period”), provided that if the average of the thirty (30) Daily VWAPs per share of the Common Stock occurring on the thirty (30) consecutive Trading Day period immediately preceding the final day of the Initial Lock-Up Period exceeds $20.00 per share (subject to adjustment for any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction), the Initial Lock-Up Period for fifty percent (50%) of the Lock-Up Shares shall be extended for an additional six (6) months (the “Extended Lock-Up Period,” together with the Initial Lock-Up Period, the “Lock-Up Period”).

(b) If any Transfer not permitted under this Section 7 is made or attempted contrary to the provisions of this Agreement, such purported prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee as one of its equity holders for any purpose. In order to enforce this Section 7(b), the Company may impose stop-transfer instructions with respect to the Lock-Up Shares of a Holder (and Permitted Transferees and assigns thereof) until the end of the applicable Lock-Up Period.

8. Definitions.

(a) “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. As used in this definition, “control,” (including, with its correlative meanings, “controlling,” “controlled by” and “under common control”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

(b) “Applicable Approving Party” means the Holders of a majority of the Registrable Securities participating in the applicable offering.

(c) “Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 (or any successor rule then in effect) promulgated under the Securities Act.

(d) “Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

(e) “Commission” means the U.S. Securities and Exchange Commission.

(f) “Common Stock” means the Common Stock of the Company, par value $0.0001 per share.

(g) “Current Resale Shelf Registration Statement” means Company’s automatic shelf registration statement on Form S-3ASR filed by Company with the Commission on September 9, 2025 (File No. 333-290121), including the prospectus, amendments and supplements (including each Prosupp) to such registration statement or prospectus (including post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement), or any replacement thereof (including, for the elimination of doubt, any replacement Registration Statement filed in accordance with Section 1(b)).

(h) “Daily Trading Volume” means, with respect to the Common Stock, the daily trading volume of such stock as reported on the principal Trading Market on which the Common Stock is listed, on the Trading Day immediately preceding the relevant date of determination.

(i) “Daily VWAP” means, for any Trading Day, the per share volume-weighted average price of the Common Stock on the principal Trading Market on which the Common Stock is listed as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ONDS <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(k) “FINRA” means the Financial Industry Regulatory Authority, Inc.

(l) “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405.

(m) “Form S-3” means a Form S-3 registration statement under the Securities Act.

(n) “Form S-3ASR” means a Form S-3ASR registration statement under the Securities Act.

(o) “Lock-Up Holders” means those Holders set forth on Schedule B hereto.

(p) “Lock-Up Shares” means those shares of Common Stock to be issued under the Purchase Agreement after the Closing Date (as defined in the Purchase Agreement), as set forth on Schedule B hereto. For the avoidance of doubt, no shares of Common Stock that are issued under the Purchase Agreement on the Closing Date shall be considered Lock-Up Shares.

(q) “Market Disruption Event” means the occurrence or existence on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading of the Common Stock (by reason of movements in price exceeding limits permitted by the principal Trading Market on which the Common Stock is listed or otherwise) in the Common Stock, and such suspension or limitation occurs or exists throughout the 30 minutes prior to the closing time of such principal Trading Market on such day.

(r) “Permitted Transferee” means a Person who receives any Registrable Securities from a Holder pursuant to: (a) in the case of an individual, any gift or bequest or through inheritance, or transfer pursuant to a domestic relations order, to, or for the benefit of, any member or members of such Holder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such Holder’s immediate family; (b) in the case of an individual, any transfer to a trust in respect of which such Holder serves as a trustee; or (c) in the case of an entity, any transfer by distribution to such entity’s members, partners, stockholders or equity holders (any transfer described in the immediately preceding clauses (a), (b) and (c), a “Permitted Transfer”); provided, that with respect to any Permitted Transfer, it shall be a condition precedent to such Permitted Transfer that the Permitted Transferee executes a counterpart signature page to this Agreement, pursuant to which such Permitted Transferee agrees to be bound hereby as a “Holder”.

(s) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(t) “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(u) “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(v) “Registrable Securities” means, with respect to any Holder, (i) any shares of Common Stock issued or issuable to such Holder pursuant to the Purchase Agreement, and (ii) any shares of Common Stock or other equity securities of the Company issued or issuable with respect to the securities referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective by the Commission and such Registrable Securities has been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities have been resold to the public pursuant to Rule 144, (iii) with respect to a Holder, all such Registrable Securities held by such Holder may be sold without manner of sale, volume, current public information or other restrictions pursuant to Rule 144 in any three-month period, or (iv) such Registrable Securities cease to be outstanding.

(w) “Registration Statement” means any registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a sale of Common Stock or Registrable Securities, including but not limited to any registration statement filed on Form S-1, S-3, S-3ASR, or similar registration form hereafter adopted by the Commission, and including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(x) “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(y) “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(z) “Scheduled Trading Day” means a day that is a regularly scheduled trading day of a Trading Market.

(aa) “Trading Limitations” means that a Holder shall be subject to daily trading volume limitations, whereby such Holder may not sell, in the aggregate, any shares of Common Stock issued to such Holder pursuant to the Purchase Agreement on any Trading Market in any single Scheduled Trading Day to the extent such sales would exceed such Holder’s Incremental Pro Rata Portion (as defined in the Purchase Agreement) of ten percent (10%) of the Daily Trading Volume of the Common Stock with respect to such Scheduled Trading Day, provided, however, that, if any Holder is an Affiliate of another Holder, such affiliated Holders may aggregate their respective Incremental Pro Rata Portions of the Trading Limitations, such that the aggregate sales by such affiliated Holders on a given Trading Day may not exceed the aggregate of such Incremental Pro Rata Portions.

(bb) “Trading Day” means a day on which (i) there is no Market Disruption Event on the principal Trading Market on which the Common Stock is listed and (ii) trading in the Common Stock generally occurs on such principal Trading Market.

(cc) “Trading Market” means the Nasdaq Stock Market and/or any other trading market or exchange upon which the Common Stock is traded or listed or quoted for trading on the date in question (or any successors to any of the foregoing).

(dd) “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

(ee) Capitalized terms used and not specifically defined hereunder shall have the respective meanings ascribed to such terms under the Purchase Agreement.

9. Miscellaneous.

(a) Effectiveness. This Agreement shall become effective upon the Closing Date.

(b) No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(c) Company Charter. The Company hereby covenants and agrees to take all necessary action to ensure that the Company’s charter and bylaws contain all provisions necessary and sufficient to give effect to the provisions of this Agreement.

(d) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof.

(e) Remedies.

(i) Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(ii) The failure of the Company to file any Prosupp or maintain the Current Resale Shelf Registration Statement in accordance with the Agreement, or to file any other Registration Statement or amendment to a Registration Statement, have such Registration Statement or amendment become or be declared effective or maintain such Registration Statement in accordance with this Agreement, in order to permit the Holders to resell the shares of Common Stock issued pursuant to the Purchase Agreement (except if such failure is caused by action or inaction of the Holders) shall result in liquidated damages imposed on the Company equal to one percent (1.0%) of the value of the unregistered and unsold shares of Common Stock issued pursuant to the Purchase Agreement, per month, until such Prosupp is filed or such Registration Statement or amendment becomes or is declared effective, as applicable, up to a maximum of three percent (3.0%), unless, with respect to a Holder, all the unregistered and unsold shares of Common Stock issued pursuant to the Purchase Agreement and held by such Holder may be sold pursuant Rule 144, without restriction on volume or manner of sale in any three-month period and without the requirement for the Company to be in compliance with the public information required under Rule 144.

(f) Amendments and Waivers. Compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified, with the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time of such waiver, amendment or modification; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 9(f) shall be binding upon each Holder and the Company. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

(g) Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder or (b) any Person with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in Section 5. Any transfer or assignment made other than as provided in this Section 9(g) shall be null and void.

(h) All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Any such counterpart delivered by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(k) Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(l) Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court within the District of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court within the District of Delaware, (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each party agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties in express reliance upon 6 Del. C. § 2708. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any judgment from any such court described above may, however, be enforced by any party in any other court in any other jurisdiction.

(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to the Company at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(m)):

if to the Company:

Ondas Inc.

222 Lakeview Avenue, Suite 800

West Palm Beach, FL 33401

Attention: Eric Brock

Email: [***]

with a copy to (which shall not constitute notice):

Akerman LLP

Three Brickell City Centre

98 Southeast Seventh Street, Suite 1100

Miami, FL 33131

Attention: Christina Russo

Email: [***]

(n) Mutual Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(o).

(o) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(p) Obligations of Holders. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holder as, and the Company acknowledges that the Holders do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated herein.

[signature pages follow]

ONDAS INC.

By:
	Name:	Eric Brock
	Title:	Chief Executive Officer

[Signature Page to Registration Rights and Lock-Up Agreement]

[                             ]

By:
Name:
Title:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Schedule of Holders

Highlander Partners Defense, LLC

High Flight Corporation

DZYNE Management Holdings, LLC

Schedule B

Schedule of Lock-Up Holders and Lock-Up Shares

Name	Number of Lock-Up Shares
Highlander Partners Defense, LLC	35,491,069
High Flight Corporation	8,028,098
DZYNE Management Holdings, LLC	1,480,831

Exhibit A

Form of Opinion

[***]

Exhibit D

Restrictive Covenant Agreements

[***]

Exhibit E

HP Restrictive Covenant Agreement

[***]

Exhibit F

RWI Policy

[***]